 As filed with the Securities and Exchange Commission on October 27, 2015

Registration No. 333-205759

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT

(PRE-EFFECTIVE AMENDMENT NO. 1)

UNDER
THE SECURITIES ACT OF 1933

MyDx, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3829	99-0384160
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6335 Ferris Square, Suite B, San Diego, California 92121

(800) 814-4550

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel R. Yazbeck

Chief Executive Officer

6335 Ferris Square, Suite B, San Diego, California 92121

(800) 814-4550

 Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant is not a “blank check company” as defined under Rule 419 of Regulation C under the Securities Act of 1933, as amended, and the Company has no plans or intentions to engage in a business combination following this offering.

CALCULATION OF REGISTRATION FEE
		Proposed	Proposed
		Maximum	Maximum	Amount of
	Amount to be	Offering Price	Aggregate	Registration
Title of Each Class of Securities to be Registered	Registered (1)	Per Share (2)	Offering Price	Fee
Common stock, $0.001 par value per share	10,837,419	$1.10	$11,921,161	$1,385.24
Common stock underlying Warrants	7,571,395	$1.10	$8,328,535	$967.78
Total	18,408,814	$1.10	$20,249,695	$2,353.01

(1)	All shares registered pursuant to this registration statement are to be offered by the selling stockholders. Pursuant to Rule 416, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) using the average of the bid and asked price as reported on the OTCQB on October 23, 2015.
(3)	Previously paid with the initial filing of this registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED October 27, 2015

18,408,814 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, by the selling stockholders named in this prospectus of up to 18,408,814 shares of our common stock, including 10,837,419 shares of our common stock and 7,571,395 shares of our common stock issuable upon the exercise of warrants to purchase shares of our common stock.

The selling stockholders may resell or dispose of the shares of our common stock at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under the section entitled “Plan of Distribution” beginning on page 43 of this prospectus.

The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares.

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

Our common stock is listed on the OTCQB under the symbol “MYDX”. The closing price per share of our common stock, as reported by the OTCQB on October 23, 2015 was $1.10.

We are an “emerging growth company” under applicable U.S. federal securities laws and may elect to comply with reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. You should read carefully the “Risk Factors” beginning on page 5 of this prospectus before investing in the shares of our common stock that are the subject of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is: October 27, 2015.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this prospectus, the selling stockholders may from time to time, in one or more offerings, sell the common stock described in this prospectus. You should rely only on the information that we have provided in this prospectus. We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since the date on the front of this prospectus. We urge you to read carefully this prospectus before deciding whether to invest in any of the common stock being offered.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements that appear elsewhere in this prospectus. As used in this prospectus, the terms “we”, “us”, “our”, and the “Company” means MyDx, Inc. a Nevada corporation and its subsidiaries.

Our Business

We are an early-stage science and technology company and plan to develop nanotechnology to measure chemicals of interest in many solid, liquid, or gas samples.

The Company’s first product, MyDx, is an analyzer in the palm of one’s hands. Using one device with interchangeable sensors, MyDx is intended to allow consumers to test for pesticides in food, fruits, herbs, plants and vegetables; chemicals in water; and, toxins in the air. Acting as an electronic nose, MyDx is engineered to detect molecules in vapor. The analyzer itself has a user friendly interface designed to communicate with any iOS or Android smartphone. Once the app is downloaded and the device is synced, a sample can be placed in the sample chamber, which can be stimulated to release the chemicals of interest into the vapor phase for detection. Over the course of the next 24 months, the MyDx team plans to develop different sensors, the first of which is programmed to test for the presence of specific analytes and chemical constituents in fruits, herbs, plants and vegetables. Using the associated app, MyDx is intended to allow consumers to determine the concentrations of specific analytes and chemical constituents in their samples with a reasonable degree of accuracy.

The Company’s first product which is being sold commercially contains the CannaDx sensor. The Company’s CannaDx Sensor measures the levels of key chemicals of interest in Cannabis, including Cannabinoids and Terpenes and the “Total Canna Profile” (TCP) of the plant. This is intended to allow individual consumers to test the broader chemical profile of their cannabis samples and correlate it to how it makes them feel so they can more consistently find a strain that works for them. The Cannabis samples “sniffed” by the sensor are sent via Bluetooth to the MyDx App, giving users a chemical profile of a sample and asking them, “How did this make you feel?” or “What did it help you relieve?”. The Company shipped beta units in February 2015 and shipped the first revenue generating units in July 2015. The Company’s foundational proprietary technology derives from research developed at the California Institute of Technology, Pasadena, California, for the Jet Propulsion Laboratory, used by NASA as well as an additional project funded by the Bill & Melinda Gates Foundation for other exploratory research and medical applications. The Company has a portfolio of intellectual property rights covering principles and enabling instrumentation of chemical sensing technology across solid, liquid, and gas samples, including certain patented and patent pending technologies from Next Dimension Technologies, Inc. pursuant to a joint development agreement discussed below.

The Company incurred research and development expenses of approximately $1.5 million in 2014 related to the development of the MyDx Analyzer and the sensors.

 Agreements with Next Dimension Technologies, Inc.

On November 1, 2013, the Company’s wholly-owned subsidiary, CDx, Inc. (“CDx”) entered into a two year Joint Development Agreement with Next Dimension Technologies, Inc. (“NDT”) for the development of the sensor and sensor assembly which is integrated into the Company’s hand-held analyzer. NDT develops detection solutions for chemical sensing applications using novel sensor and sensor array technologies. NDT’s sensor-array technology allows a single, leveraged platform to address a wide variety of vapor detection markers and applications. NDT holds rights to a broad portfolio of patents covering many aspects of its unique sensor array technology. The Company believes NDT’s intellectual property gives it significant advantages over traditional sensor technologies and provides significant competitive advantages.

On April 24, 2015, CDx entered into a five year Supply Agreement with NDT pursuant to which NDT will produce, supply and sell to CDx the sensor and sensor assembly which is integrated into the Company’s hand-held analyzer.

On May 19, 2015, CDx entered into an Exclusive Patent Sublicense Agreement (the “License Agreement”) with NDT pursuant to which NDT grants to CDx a worldwide right to the patents licensed by NDT from the California Institute of Technology. The License Agreement grants both exclusive and non-exclusive patent rights. The license granted in the License Agreement permits CDx to make, have made, use, sell and offer for sale sublicensed products in the field of use. The License Agreement continues until the expiration, revocation, invalidation or enforceability of the rights licensed. The License Agreement provides for the payment of a license fee and royalty payments by CDx to NDT. The License Agreement also contains minimum royalty payments and milestone payments by CDx to NDT. NDT has a right to terminate the License Agreement in the event of an uncured breach by CDx; the insolvency or bankruptcy of CDx; or if CDx does not meet certain productivity milestones. The License Agreement also contains representations, warranties and indemnity obligations for each of CDx and NDT.

1

Sensor Development

The full development of a sensor application takes approximately 18 months and costs approximately $325,000. Within this time frame, the first 37.5 weeks is spent developing the sensor and the second 35.5 weeks is spent integrating the sensor and testing it in the field. In parallel, the production system for sensors to be manufactured at scale can be produced and optimized in 22.5 weeks. NDT is responsible for the development of the CannaDX sensor with the involvement and oversight of Company personnel. The OrganaDx, AquaDx and AeroDx sensor development may involve other third parties. The development timeline for our current target sensors is as follows:

CannaDx: The fully developed product has been released and is being sold to the general market.

OrganaDx: The first 37.5 weeks of development has been completed and the Company is currently in the second phase. The estimated cost to complete development is not known and depends on the complexity and scope of final application but is expected to be within the costs outlined above.

AquaDx and AeroDx: The Company has not commenced development as of the date of this prospectus. The Company has preliminary estimated costs to develop to be greater than $500,000.

Intellectual Property

On July 2, 2014, the Company filed assignments of all right, title and interest for four United States provisional patent applications that were recorded with the United States Patent and Trademark Office on July 3, 2014. The United States provisional patent applications assigned to the Company were acquired for consideration that included cash and stock. The Company filed an international patent application with an international filing date of July 14, 2014 that cites priority to the four United States provisional patent applications. The international patent application is currently pending. The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a Patent Cooperation Treaty (PCT) application or a non-provisional patent application, subject to any disclaimers or extensions. The term of a patent in the United States can be adjusted and extended due to the failure of the United States Patent and Trademark Office following certain statutory and regulation deadlines for issuing a patent.

We believe that our portfolio of intellectual property rights provides us with a strong and defensible market position from which to commercialize our portable electronic nose and analyzing technology and to build our business by expanding our core technology across a variety of applications. We strive to protect the proprietary technologies that we believe are important to our business, including seeking and maintaining patent protection intended to cover the device products, their methods of use, related technology and other inventions that are important to our business. We also rely on trade secrets and monitoring of our proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

Our principal executive offices are located at 6335 Ferris Square, Suite B, San Diego, California 92121. Our telephone number is (800) 814-4550. We maintain a website at www.cdxlife.com. Information found on our website is not part of this prospectus.

Organization

MyDx, Inc. (the “Company”, “we”, “us” or “our”) (formally known as Brista Corp. ) was incorporated under the laws of the State of Nevada on December 20, 2012 (date of inception) with a business plan to produce crumb rubber tile from recycled truck and automotive tires.

Effective October 30, 2014 Mr. Andrejs Levaskovics resigned as our sole director and officer, and Mr. Joseph Abrams was appointed as President, Treasurer, Secretary and sole director of the Company. Following this change of management, the Company indicated that it intends to abandon its previous business plan to produce crumb rubber tile from recycled truck and automotive tires and intends to commence operations as a developer of mobile device applications.

On April 9, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CDx Merger Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”), and CDx, Inc. (“CDx”), a Delaware corporation. Pursuant to the Merger Agreement, Merger Sub merged with and into CDx with CDx surviving the merger as the Company’s wholly owned subsidiary (the “Merger”).

Pursuant to the Merger Agreement, upon consummation of the Merger, each share of CDx’s capital stock issued and outstanding immediately prior to the Merger was converted into the right to receive one (1) share of Company common stock, par value $0.001 per share (the “Common Stock”). Additionally, pursuant to the Merger Agreement, upon consummation of the Merger, the Company assumed all of CDx’s options and warrants issued and outstanding immediately prior to the Merger, 6,191,000 and 7,571,395 shares of Common Stock, respectively. Prior to and as a condition to the closing of the Merger, each then-current Company stockholder agreed to sell certain shares of common stock held by such holder to the Company and the then-current Company stockholders retained an aggregate of 1,990,637 shares of common stock. Therefore, following the Merger, CDx’s former stockholders now hold 19,855,295 shares of Company common stock which is approximately 91% of the Company Common Stock outstanding.

2

Pursuant to the Merger Agreement, each party has made certain customary representations and warranties to the other parties thereto. The Merger was conditioned upon approval by CDx’s stockholders and certain other customary closing conditions.

On April 24, 2015, in anticipation of closing the Merger, the Company changed its name to MyDx, Inc. On April 30, 2015, the Merger was consummated. Upon consummation of the Merger, the Company expanded its board of directors (the “Board”) from one to seven directors, each of whom will be directors designated by CDx.

The Merger is being treated as a reverse acquisition of the Company, a public shell company, for financial accounting and reporting purposes. As such, CDx is treated as the acquirer for accounting and financial reporting purposes while the Company is treated as the acquired entity for accounting and financial reporting purposes. Further, as a result, the historical financial statements that will be reflected in the Company’s future financial statements filed with the United States Securities and Exchange Commission (“SEC”) will be those of CDx, and the Company’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of CDx.

Shares Included in this Prospectus

The shares that the selling stockholders named in this prospectus may offer and sell, from time to time, include 10,837,419 shares of common stock issued or issuable to shareholders of CDx and 6,739,100 warrants for the right to purchase shares of our common stock issued to or issuable to shareholders of CDx whom we collectively refer to as the “CDX selling stockholders” in this prospectus and whom we refer to collectively as “CDx” in this prospectus; 894,625 shares of common stock issued to an officer and major shareholder; 832,295 warrants for the right to purchase shares of our common stock issued to or issuable to a placement agent; and, 495,007 shares of our common stock we issued to nine of our employees and five vendors as partial payment of earned and unpaid compensation and/or for goods or services provided, whom we refer to as the “Employees and Vendors selling stockholders.”

CDx Selling Stockholders

Of the 18,408,814 shares that are being registered for offer and sale by the CDx selling stockholders, 599,833 of such shares represent shares from CDx common stockholders exchanged for our common stock effected by the Merger on April 30, 2015; 1,620,000 of such shares represent shares of common stock issued to CDx Series A preferred stockholders, including shares issued to an officer and major shareholder, exchanged for our common stock effected by the Merger on April 30, 2015; 6,284,559 of such shares represent shares of common stock we issued to CDx Series B preferred stockholders exchanged for our common stock effected by the Merge on April 30, 2015; 1,858,407 of such shares represent shares of our common stock to be issued to nine employees, ten consultants and five vendors for services and/or goods provided as assumed in accordance with the Merger on April 30, 2015; 6,739,100 warrants for the right to purchase shares of our common stock issued to or issuable to Series B shareholders of CDx; 832,295 warrants issued to a placement agent to purchase shares of our common stock represent warrants originally issued to purchase shares of CDx common stock based on our assumption of the warrants effected by the Merger on April 30, 2015; and, 474,620 shares of common stock issued to an officer and major shareholder. See “The accompanying notes to the CDx March 31, 2015 and December 31, 2014 Financial Statements—Recent Financings—Debt and Stockholders’ Equity” for more information regarding the conversion of the preferred stock into shares of our common stock.

Employees and Vendors Selling Stockholders

We executed stock grants to employees and vendors who had earned compensation or provided goods and services that had yet to be paid. The stock grants were entered into to eliminate all accrued and unpaid compensation or accounts payable to those employees and/or vendors.

3

The Offering

Shares of our common stock offered for re-sale by the selling stockholders pursuant to this prospectus	18,408,814 shares (1)

Percent of our outstanding common stock represented by the shares being offered for re-sale by the selling stockholders as of June 30, 2015	63% (2)

Common stock to be outstanding after the offering	29,417,327 shares (3)

Proceeds to the Company	All of the net proceeds from the sale of our common stock covered by this prospectus will be received by the selling stockholders who offer and sell shares of our common stock. We will not receive any proceeds from the sale of our common stock offered by the selling stockholders.

The total dollar value of the shares of our common stock being registered for resale	$20,249,695 (4)

OTC QB Symbol	MYDX

(1)	Consists of shares issued or issuable to the MyDx selling stockholders and employees and vendors selling stockholders and one of our officers named as selling stockholders in this prospectus. See “—Shares Included in this Prospectus,” above.
(2)	Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 21,845,932 shares of our common stock outstanding as of June 30, 2015. Unless the context indicates otherwise, all share and per-share information in this prospectus assumes no exercise of options, warrants or other rights to acquire our common stock outstanding as of June 30, 2015.
(3)	Shares of common stock to be outstanding after the offering assumes the issuance of an additional 7,571,395 shares resulting from the exercise of warrants.
(4)	Determined by multiplying the number of shares of common stock being registered by the closing price per share of our common stock, as reported by the OTCQB on October 23, 2015, which was $1.10.

4

RISK FACTORS

Investing in our common stock involves risk. Before making an investment in our common stock, you should carefully consider the risks described below, together with the other information included in this prospectus, and the risks we have highlighted in other sections of this prospectus. The risks described below are those which we believe are the material risks we face. Any of the risks described below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you may lose part or all of your investment. Additional risks and uncertainties not presently known to us or not currently believed by us to be immaterial may also impact us. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to our Business

We have a limited operating history and a history of operating losses, and we may not be able to achieve or sustain profitability. In addition, we may be unable to continue as a going concern.

MyDx was incorporated in December 2012 and have only a limited operating history. We had not generated any revenues until July 2015. We are not profitable and have incurred losses since our inception. We continue to incur research and development and general and administrative expenses related to our operations.

We have experienced significant losses to date and may require additional capital to fund our operations. The current financial climate may make it more difficult to secure financing, if we need it. If our business model is not successful, or if we are unable to generate sufficient revenue to offset our expenditures, we may not become profitable, and the value of your investment may decline.

We incurred a net loss of approximately $3,528,000 for the year ended December 31, 2014 and a cumulative net loss of $7,897,947 from September 16, 2013 (date of inception) to June 30, 2015.

We expect to continue to incur losses for the foreseeable future, and these losses will likely increase as we continue to commercialize our products. The amount of future losses and when, if ever, we will achieve profitability are uncertain. If our products do not achieve market acceptance, we may never become profitable. The initial cost of completing development of our products and penetrating our anticipated markets will be substantial, and there is no assurance that we will be successful in doing so. Although we shipped our first revenue units in the third quarter of 2015, if we are not successful in growing revenues and controlling costs, we will not achieve profitable operations or positive cash flow, and even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Absent a significant increase in revenue or additional equity or debt financing, we may not be able to sustain our ability to continue as a going concern.

Furthermore, we are experiencing the costs and uncertainties of a young operating company, including unforeseen costs and difficulties. We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful.

Negative Operating Cash Flow

We reported negative cash flow from operations for the year ended December 31, 2014 and for the six months ended June 30, 2015. It is anticipated that we will continue to report negative operating cash flow in future periods, likely until one or more of our products are placed into production and released to our customers. If any of the warrants are exercised, all net proceeds of the warrant exercise will be used for working capital to fund negative operating cash flow.

We believe our cash balance, together with anticipated cash flows from operations, is insufficient to fund our operations for at least the next 12 months. We project that additional funding in the amount of $2,000,000 will be required to fund our operations for the next 12 months. Additionally, if we are unable to generate sufficient revenues to pay our expenses, we will need to raise additional funds to continue our operations. We have historically financed our operations through private equity and debt financings. The delays in our ability to ship products and generate revenues may have adversely affected our capital raising opportunities. We do not have any commitments for financing at this time, and financing may not be available to us on favorable terms, if at all. If we are unable to obtain debt or equity financing in amounts sufficient to fund our operations, if necessary, we will be forced to suspend or curtail our operations.

5

Changes in accounting guidance could have an adverse effect on our results of operations, as reported in our financial statements.

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, which is periodically revised and/or expanded.  Accordingly, from time to time we are required to adopt new or revised accounting guidance and related interpretations issued by recognized authoritative bodies, including the Financial Accounting Standards Board and the SEC. Market conditions have prompted these organizations to issue new guidance that further interprets or seeks to revise accounting pronouncements related to various transactions as well as to issue new guidance expanding disclosures.  The impact of accounting pronouncements that have been issued but not yet implemented is disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q.  An assessment of proposed standards is not provided, as such proposals are subject to change through the exposure process and, therefore, their effects on our financial statements cannot be meaningfully assessed.  It is possible that future accounting guidance we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have an adverse effect on our results of operations, as reported in our consolidated financial statements.

We are an early-stage company, and as such, we have no meaningful operating or financial history, we have a limited amount of products in the marketplace.

CDx commenced operations in January 2014. Therefore, there is limited historical financial information upon which to base an evaluation of our performance and future prospects. Due to our lack of operating history, our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in the early-stage of operations, including, without limitation, the following:

●	absence of an operating history;
●	a limited amount of products in the marketplace;
●	insufficient capital;
●	expected continual losses for the foreseeable future;
●	no history on which to evaluate our ability to anticipate and adapt to a developing market;
●	uncertainty as to market acceptance of our initial and future products;
●	limited marketing experience and lack of sales organization; and
●	competitive and highly regulated environment.

Because we are subject to these risks, potential investors may have a difficult time evaluating our business and their investment in our Company. We may be unable to successfully overcome these risks, any of which could irreparably harm our business.

The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a new enterprise, the commercial launch of a new product which still requires testing, and the operation in a competitive industry. We expect to sustain losses in the future as we implement our business plan. There can be no assurance that we will ever operate profitably.

6

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

Our cash balance as of June 30, 2015 was approximately $1,160,000. We do not have adequate funds to fully develop our business, and we need other capital investment to fully implement our business plans. Our current estimate of additional funds required is $2,000,000. We do not have any contracts or commitments for additional funding, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans. In that event, current stockholders would likely experience a loss of most or all of their investment. Additional funding that we do obtain may be dilutive to the interests of existing stockholders.

We are dependent on our current management team. If we fail to attract and retain key management personnel, we may be unable to successfully develop or commercialize our products.

In the early stages of development, our business will be significantly dependent on our management team. Our success will be particularly dependent upon our executive officers. The loss of any of their services could have a material adverse effect on us. We have not obtained key-man insurance on the lives of any members of our management team. Moreover, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified sales and marketing and management personnel. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel to join the Company on acceptable terms.

We may not be able to attract or retain qualified management and research personnel in the future due to the intense competition for qualified personnel in our industry. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our research and development objectives, our ability to raise additional capital and our ability to implement our business strategy. In particular, if we lose any members of our senior management team, we may not be able to find suitable replacements in a timely fashion or at all, and our business may be harmed as a result.

We have experienced recent management and director changes.

On July 10, 2015, at the request of the Company’s Board of Directors and as part of management reorganization, Daniel Yazbeck resigned his position as Chief Executive Officer of the Company and the Company’s subsidiary, CDx, Inc. As part of the reorganization, Thomas Gruber was appointed as the Chief Executive Officer of the Company and CDx, Inc. On August 4, 2015, the Company terminated its President, Chief Technology Officer and Chief Marketing Officer. On August 6, 2015, Thomas Gruber resigned as the Chief Executive Officer, Chief Operating Officer and a director of the Company and CDx. Mr. Gruber continued as the Chief Financial Officer and Secretary of the Company and CDx. On August 6, 2015, Daniel Yazbeck was appointed as the Interim Chief Executive Officer of the Company and CDx. On September 1, 2015, Mr. Gruber resigned as Chief Financial Officer and Secretary of the Company and CDx. On September 9, 2015, Daniel Yazbeck resigned as the Interim Chief Executive Officer of the Company and CDx and Albert Hugo-Martinez was appointed as the Chief Executive Officer and Interim Chief Financial Officer of the Company and CDx. On September 23, 2015, Mr. Hugo-Martinez resigned as the Chief Executive Officer and Interim Chief Financial Officer of the Company and CDx. On September 24, 2015 Michael Harris resigned from the Board of Directors of the Company, and on September 29, 2015 Edward Roffman resigned from the Board of Directors of the Company. On September 29, 2015, Daniel Yazbeck was appointed as the Chief Executive Officer and Chief Financial Officer of the Company and CDx.

These changes have been disruptive to the management and operations of the Company and could have a material adverse effect on our business, operating results, and financial condition.

Initially we will be dependent on one product.

Our Aero, Aqua and Organa Sensors will not be commercialized in the near future. Therefore, the Canna Sensors will account for a substantial portion of our revenues for the foreseeable future. As a result, our future operating results are dependent upon market acceptance of those products, neither of which has been commercially launched as of the date hereof. Factors adversely affecting the pricing of, demand for, or market acceptance of the sensors, such as regulatory complications, competition, or technological change, could have a material adverse effect on our business, operating results, and financial condition.

One of our initial product the Canna Sensor, relates to cannabis, which is a controlled substance under Federal law.

Despite the development of a legal medical or recreational cannabis industry under certain state laws, cannabis use and possession remains illegal under Federal law, and such state laws are in conflict with the Federal Controlled Substances Act. Since our initial product, the Canna Sensor, relates to the use of cannabis, it may generate public controversy and be the subject of federal regulation or other action. Political and social pressures and negative publicity could limit or restrict the introduction and marketing of our initial or future product candidates. Adverse publicity from cannabis misuse, adverse side effects from cannabis or other cannabinoid products may harm the commercial success or market penetration achievable by our Canna Sensor. The nature of our Canna Sensor product attracts a high level of public and media interest, and in the event of any resultant negative publicity, our reputation may be harmed.

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Laws and regulations affecting the cannabis industry are constantly changing, which could detrimentally affect our business, and we cannot predict the impact that future legislation or changes in enforcement practices may have on our company.

There is a substantial amount of change occurring in the United States regarding both the medical and recreational use of cannabis, and a number of individual states have enacted state laws to enable distribution, possession, and use of cannabis for medical, and in some cases, recreational purposes. The Obama Administration has effectively stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute individuals lawfully abiding by state-designated laws allowing for use and distribution of medical and recreational cannabis. However, there is no guarantee that the Obama Administration will not change its stated policy regarding enforcement of federal laws in states where cannabis has been legalized. Further, the change in administration after the 2016 presidential election cycle could introduce a less favorable policy with respect to enforcement of federal laws concerning cannabis.

Future active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the willingness of customers to invest in or buy our Canna Sensor, which is used in connection with cannabis. In addition, federal or state legislation could be enacted in the future that could prohibit customers of our Canna Sensor from distributing, possessing, or using cannabis. If such legislation were enacted, customers may discontinue use of our Canna Sensor, our potential source of customers would be reduced, and our revenues may decline. Violation of any federal or state law, or allegations of such violations, could disrupt our business and result in a material adverse effect on our revenues, profitability, and financial condition.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services that we provide to users, and as such may be subject to enforcement actions which could materially and adversely affect our business

The possession, use, cultivation, or transfer of cannabis remains illegal under the Federal Controlled Substances Act. Our Canna Sensor may be sold to customers that are engaged in the business of possession, use, cultivation, or transfer of cannabis. As a result, law enforcement authorities regulating the illegal use of cannabis may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another’s criminal activities. The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

Due to the use of our first product, the Canna Sensor, in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is generally readily available, such as workers compensation, general liability, and directors and officers insurance, may be more difficult for us to find, and more expensive, because our Canna Sensor provides a service to companies and customers in the cannabis industry. There are no guarantees that we will be able to secure such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, we may be prevented from entering into certain business sectors, our growth may be inhibited, and we may be exposed to additional risks and financial liabilities.

We expect to derive revenue from sales of our MyDx units and other products we may develop. If we fail to generate revenue from these sources, our results of operations and the value of our business will be materially and adversely affected.

We expect our revenue to be generated from our MyDx units and other products we may develop. Future sales of these products, if any, will be subject to, among other things, possible receipt of governmental approvals and commercial and market uncertainties that may be outside of our control. If we fail to generate our intended revenues from these products, our results of operations and the value of our business and securities would be materially affected.

We may not be able to compete effectively against products introduced into our market space.

The industry surrounding handheld consumer analyzers is rapidly evolving, and the market landscape is currently uncertain. However, we expect that as consumers begin to learn and adapt to having handheld analyzer capability, products that will compete with our offerings will rapidly proliferate. These competitive products could have similar applications, perhaps using superior technology, and may provide additional benefits that our sensors do not. We expect that the market could be occupied by larger competitors with greater financial and other resources, which could hinder our market share. We may be forced to modify or alter our business and regulatory strategy, as well as our sales and marketing plans, in response to, among other things, changes in the market, competition, and technological limitations. Such modifications may pose additional delays in achieving our goals.

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We rely on third parties to manufacture and supply all of our initial products.

Our initial products are manufactured by third parties. If these manufacturing partners are unable to produce our products or component parts in the amounts or on the timeline that we require, the development and initial commercialization of our products may be delayed, depriving us of potential product revenue and resulting in other losses. Our ability to replace any then-existing manufacturer may be difficult because the number of potential manufacturers is limited. It may be difficult or impossible for us to identify and engage a replacement manufacturer on acceptable terms in a timely manner, or at all. If we need to engage a replacement manufacturer but are unable to do so, our business and results of operations could be severely impacted.

We depend on third-party suppliers for materials and components for our products.

We depend on a limited number of third-party suppliers for the materials and components required to manufacture our products. A delay or interruption by our suppliers may harm our business, results of operations, and financial condition, and could also adversely affect our future profit margins. In addition, the lead time needed to establish a relationship with a new supplier can be lengthy, and we may experience delays in meeting demand in the event we must change or add new suppliers. Our dependence on our suppliers exposes us to numerous risks, including but not limited to the following: our suppliers may cease or reduce production or deliveries, raise prices, or renegotiate terms; we may be unable to locate a suitable replacement supplier on acceptable terms or on a timely basis, or at all; and delays caused by supply issues may harm our reputation, frustrate our customers, and cause them to turn to our competitors for future needs.

We may be subject to product liability claims, and may not have sufficient product liability insurance to cover any such claims, which may expose us to substantial liabilities.

We may be exposed to product liability claims from consumers of our products. It is possible that any product liability insurance coverage we obtain will be insufficient to protect us from future claims. Further, we may not be able to obtain or maintain insurance on acceptable terms or such insurance may be insufficient to cover any potential product liability claim or recall. Failure to obtain or maintain sufficient insurance coverage could have a material adverse effect on our business, prospects, and results of operations if claims are made that exceed our coverage.

We have incurred costs and expect to incur additional costs related to the Merger.

We have incurred, and expect to continue to incur, various non-recurring costs associated with the Merger, including, but not limited to, legal, accounting, and financial advisory fees. The substantial majority of our non-recurring expenses have been composed of these costs and expenses related to the execution of the acquisition

From time to time we may need to license patents, intellectual property, and proprietary technologies from third parties, which may be difficult or expensive to obtain.

We may need to obtain licenses to patents and other proprietary rights held by third parties to successfully develop, manufacture and market our products. As an example, it may be necessary to use a third party’s proprietary technology to reformulate a product in order to create a new type of sensor in response to market demand, or to improve the abilities of our current sensors. If we are unable to timely obtain these licenses on reasonable terms, our ability to commercially exploit our products may be inhibited or prevented.

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If we are unable to adequately protect our technology or enforce our intellectual property rights, our business could suffer.

Our success with the products we will develop will depend, in part, on our ability to obtain and maintain patent protection for these products. The coverage claimed in a patent application can be significantly reduced before the patent is issued, and the patent’s scope can be modified after issuance. Furthermore, if patent applications that we file or license are not approved or, if approved, are not upheld in a court of law, our ability to competitively exploit our products would be substantially harmed. Additionally, such patents may or may not provide competitive advantages for their respective products or they may be challenged or circumvented by our competitors, in which case our ability to commercially exploit any related products may be diminished.

We also will rely on trade secret and contractual protections for our unpatented, confidential, and proprietary technology. Trade secrets are difficult to protect. While we will enter into proprietary information agreements with certain of our employees, consultants, and others, these agreements may not successfully protect our trade secrets or other confidential and proprietary information. It is possible that these agreements will be breached, or that they will not be enforceable in every instance, and that we will not have adequate remedies in the case of any such breach. It is also possible that our trade secrets will become known or independently developed by our competitors. If we are unable to adequately protect our technology, trade secrets, or proprietary know-how, or enforce our patents, our business, financial condition, and prospects could suffer.

Intellectual property litigation is increasingly common and increasingly expensive, and may result in restrictions on our business and substantial costs, even if we prevail.

Patent and other intellectual property litigation is becoming more common, and such litigation may be necessary to defend against or assert claims of infringement, to protect trade secrets, to determine the scope and validity of proprietary rights of third parties, or to enforce our patent rights, including those we may license from others. Currently, no third party is asserting that we are infringing upon their patent or other intellectual property rights, nor are we aware or believe that we are infringing or will infringe upon any third party’s patent or other intellectual property rights. We may, however, currently be infringing or infringe in the future upon a third party’s patent or other intellectual property rights. In that event, litigation asserting such claims might be initiated in which we may not prevail, or may not be able to obtain the necessary licenses on reasonable terms, if at all. All such litigation, whether meritorious or not, as well as litigation initiated by us against third parties, is time-consuming and very expensive to defend or prosecute and to resolve. In addition, if we infringe the intellectual property rights of others, we could lose our right to develop, manufacture, or sell our products or could be required to pay monetary damages or royalties to license proprietary rights from third parties. An adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing or selling our products, which could harm our business, financial condition, and prospects.

If our competitors prepare and file patent applications in the United States that claim technology we also claim, we may have to participate in interference or derivation proceedings required by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial costs, even if we ultimately prevail. Results of these proceedings are highly unpredictable and may result in us having to try to obtain licenses in order to continue to develop or market our product candidate.

If our competitors file administrative challenges of our patent applications after grant, we may have to participate in post-grant challenge proceedings, such as oppositions, inter-partes review, post grant review or a derivation proceeding, that challenge our entitlement to an invention or the patentability of one or more claims in our patent applications or issued patents. Such proceedings could result in substantial costs, even if we ultimately prevail. Results of these proceedings are highly unpredictable and may result in us losing proprietary intellectual property rights as claimed in the challenged patents.

We may encounter unanticipated obstacles to execution of our business plan which may cause us to change or abandon our current business plan.

Our business plan may change significantly based on our encountering unanticipated obstacles. Many of our potential business endeavors are capital intensive, and may be subject to statutory or regulatory requirements and other factors that we cannot control, and which could be detrimental to our business plan. We believe that our chosen undertakings and strategies make our plans achievable in light of current economic and legal conditions and with the skills, background, and knowledge of our management team and advisors. We reserve the right to make significant modifications to our stated strategies depending on future events.

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We depend on contract manufacturers to manufacture substantially all of our products, and any delay or interruption in manufacturing by these contract manufacturers would result in delayed or reduced shipments to our customers and may harm our business.

We have various manufacturers for the components of our products, including Next Dimension Technologies, Inc. We do not have long-term purchase agreements with our contract manufacturers and we depend on a concentrated group of contract manufacturers for a substantial portion of manufacturing our products. There can be no assurance that our contract manufacturers will be able or willing to reliably manufacture our products, in volumes, on a cost-effective basis or in a timely manner. If we cannot compete effectively for the business of these contract manufacturers, or if any of the contract manufacturers experience financial or other difficulties in their businesses, our revenue and our business could be adversely affected. In particular, if one of our contract manufacturers decides to cease doing business with us or becomes subject to bankruptcy proceedings, we may not be able to obtain any of our products made by the contract manufacturer, which could be detrimental to our business.

Risks Related to Our Common Stock

There is currently a limited public trading market for our common stock and one may never develop.

There currently is a limited public trading market for our securities, and it is not assured that any such public market will develop in the foreseeable future. While this is true of any small cap company, the fact that one of our initial products is a device that will be associated with the use of cannabis, the legal status of which has not been completely resolved at the state level in many states or on the federal level, may make the path to a listing on an exchange or actively traded in the over-the-counter market more problematic. Moreover, there can be no assurance that even if our common stock is approved for listing on an exchange or is quoted in the over-the-counter market in the future, that an active trading market will develop or be sustained. Therefore, we cannot predict the prices at which our common stock will trade in the future, if at all. As a result, our investors may have limited or no ability to liquidate their investments.

Trading in our common stock is conducted on the OTCQB Markets, as we currently do not meet the initial listing criteria for any registered securities exchange.  The OTCQB Markets are less recognized markets than the registered securities exchanges and is often characterized by low trading volume and significant price fluctuations.  These and other factors may further impair our stockholders’ ability to sell their shares when they want to and/or could depress our stock price. As a result, stockholders could find it difficult to dispose of, or obtain accurate quotations of the price of our securities because smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our Company may be limited.  If a public market for our common stock does develop, these factors could result in lower prices and larger spreads in the bid and ask prices for our shares of common stock.

The market price of our common stock may be highly volatile and such volatility could cause you to lose some or all of your investment.

The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

●	the announcement of new products or product enhancements by us or our competitors;
●	developments concerning intellectual property rights;

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●	changes in legal, regulatory, and enforcement frameworks impacting our products;
●	variations in our and our competitors’ results of operations;
●	fluctuations in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;
●	the results of product liability or intellectual property lawsuits;
●	future issuances of common stock or other securities;
●	the addition or departure of key personnel;
●	announcements by us or our competitors of acquisitions, investments or strategic alliances; and
●	general market conditions and other factors, including factors unrelated to our operating performance.

Further, the stock market has recently experienced extreme price and volume fluctuations. The volatility of our common stock could be further exacerbated due to low trading volume. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock and the loss of some or all of our investors’ investment.

Some or all of the “restricted” shares of our common stock held by our stockholders, may be offered from time to time in the open market pursuant to an effective registration statement under the Securities Act, or without registration pursuant to Rule 144 promulgated thereunder, and these sales may have a depressive effect on the market price of our common stock.

A significant numbers of shares of our common stock held by our officers, directors and employees may become tradable in the near future based on meeting the restrictions pursuant to Rule 144. Such future transactions may have an adverse effect on the market price of our common stock.

Because our common stock is a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

Our common stock is a “penny stock” because, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange, and the Company has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This risk-disclosure document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get their money back.

The penny stock rules may make it difficult for stockholders to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, stockholders may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our common shares.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a client, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that client. Prior to recommending speculative low priced securities to their non-institutional clients, broker-dealers must make reasonable efforts to obtain information about the client’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some clients. FINRA requirements make it more difficult for broker-dealers to recommend that their clients buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

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We may be the subject of securities class action litigation due to future stock price volatility.

In the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

We have never paid dividends on our common stock, and we do not anticipate paying any dividends in the foreseeable future.

We have paid no cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility, if any, may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of gain for the foreseeable future.

Our common stock is quoted on the OTCQB, which may be detrimental to investors.

Our common stock is currently quoted on the OTCQB. Stocks quoted on the OTCQB generally have limited trading volume and exhibit a wide spread between the bid/ask quotation. Accordingly, you may not be able to sell your shares quickly or at the market price if trading in our stock is not active.

Because we became public by means of a reverse merger, we may not be able to attract the attention of brokerage firms.

Additional risks may exist because we became public through a “reverse merger.” Securities analysts of brokerage firms may not provide coverage of our Company since there is little incentive for brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct secondary offerings on our behalf in the future.

Compliance with the reporting requirements of federal securities laws can be expensive.

We are a public reporting company in the United States, and accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002.  The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders are substantial. If we do not provide current information about our Company to market makers, they will not be able to trade our stock. Failure to comply with the applicable securities laws could result in private or governmental legal action against us or our officers and directors, which could have a detrimental impact on our business and financials, the value of our stock, and the ability of stockholders to resell their stock.

There are limitations in connection with the availability of quotes and order information on the OTC Markets.

Trades and quotations on the OTC Markets involve a manual process and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly.  Consequently, one may not be able to sell shares of our Common Stock at the optimum trading prices.

There are delays in order communication on the OTC Markets.

Electronic processing of orders is not available for securities traded on the OTC Marketplace and high order volume and communication risks may prevent or delay the execution of one’s OTC Marketplace trading orders.  This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our Common Stock.  Heavy market volume may lead to a delay in the processing of OTC Marketplace security orders for shares of our Common Stock, due to the manual nature of the market.  Consequently, one may not able to sell shares of our Common Stock at the optimum trading prices.

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There is a risk of market fraud on the OTC Marketplace.

OTC Marketplace securities are frequent targets of fraud or market manipulation.  Not only because of their generally low price, but also because the OTC Marketplace reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed.  Dealers may dominate the market and set prices that are not based on competitive forces.  Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our Common Stock.

There is a limitation in connection with the editing and canceling of orders on the OTC Markets.

Orders for OTC Marketplace securities may be canceled or edited like orders for other securities.  All requests to change or cancel an order must be submitted to, received and processed by the OTC Markets.  Due to the manual order processing involved in handling OTC Markets trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one’s order.  Consequently, one may not be able to sell its shares of our Common Stock at the optimum trading prices.

Increased dealer compensation could adversely affect our stock price.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our Common Stock on the OTC Markets if the stock must be sold immediately.  Further, purchasers of shares of our Common Stock may incur an immediate “paper” loss due to the price spread.  Moreover, dealers trading on the OTC Markets may not have a bid price for shares of our Common Stock on the OTC Markets.  Due to the foregoing, demand for shares of our Common Stock on the OTC Markets may be decreased or eliminated.

Our board of directors has the right to issue additional shares of common stock or preferred stock, without stockholder consent, which could have the effect of creating substantial dilution or impeding or discouraging a takeover transaction.

Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock or the issuance of preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, thereby protecting the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, our board of directors was to determine that a takeover proposal was not in the best interest of the Company or our stockholders, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

●	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;
●	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or
●	effecting an acquisition that might complicate or preclude the takeover

Our investors’ ownership in the Company may be diluted in the future.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of ownership interests of our present stockholders. We expect to need to issue a substantial number of shares of common stock or other securities convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, raising additional capital in the future to fund our operations, and other business purposes. We expect to authorize an additional three million shares of common stock for issuance under the 2014 Equity Incentive Plan in connection with the Merger, and plan to issue equity awards to management and employees under the 2014 Equity Incentive Plan. Additional shares of common stock issued by us in the future will dilute an investor’s investment in the Company.

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Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that our stockholders do not consider to be in their best interests.

As of the date of this Prospectus, our directors, executive officers, principal stockholders and affiliated entities beneficially own, in the aggregate, approximately 47.3% of our outstanding voting securities as of the date hereof. Daniel Yazbeck, the Chairman of the Board of the Company, is the beneficial owner of approximately 45.41% of our outstanding voting securities as of the date hereof. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our Company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices. This concentration of ownership and influence in management and board decision-making could also harm the price of our capital stock by, among other things, discouraging a potential acquirer from seeking to acquire shares of our capital stock (whether by making a tender offer or otherwise) or otherwise attempting to obtain control of our Company.

The warrant holders may pay less than the then-prevailing market price for our common stock, which may depress the market price for our common stock and your ownership interest may be diluted and the value of our common stock may decline by exercise of the warrants.

The common stock to be issued to the warrant holders may be purchased at $1.10 per share. This price is less than the market price for our common stock as of the date of this Prospectus. This lower purchase price may provide an incentive to the warrant holders to exercise and sell the shares of our common stock. The sale of these shares into the public market by the warrant holders could depress the market price of our common stock. These sales may have an impact on our stock price. Also, because the exercise price may be lower than the prevailing market price of our common stock, to the extent that the warrants are exercised, your ownership interest may be diluted.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and to detect and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as would be possible with an effective control system in place. We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

We have been assessing our internal controls to identify areas that need improvement. We are in the process of implementing changes to internal controls, but have not yet completed implementing these changes. Failure to implement these changes to our internal controls or any others that it identifies as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our common stock.

For the year ended December 31, 2014, we and our auditors identified a material weakness in our internal control over financial reporting due to the Company not maintaining a sufficient complement of personnel with an appropriate level of accounting knowledge and experience in the application of accounting for warrants to purchase common and preferred stock issued in connection with convertible notes payable and convertible preferred stock and accounting for non-employee stock options. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. If the Company does not address the material weaknesses, we may not be able to manage our business as effectively as would be possible with an effective control system in place.

Our future operating results may vary substantially from period to period and may be difficult to predict.

On an annual and a quarterly basis, there are a number of factors that may affect our operating results, many of which are outside our control. These include, but are not limited to:

●	changes in market demand;

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●	customer cancellations;
●	competitive market conditions;
●	new product introductions by us or our competitors;
●	market acceptance of new or existing products;
●	cost and availability of components;
●	timing and level of expenditures associated with new product development activities;
●	mix of our customer base and sales channels;
●	mix of products sold;
●	continued compliance with industry standards and regulatory requirements; and
general economic conditions.

These factors are difficult to forecast and may contribute to substantial fluctuations in our quarterly revenues and substantial variation from our projections. Any failure to meet investor expectations regarding our operating results may cause our stock price to decline.

We may experience delays in introducing products or services to the market and our products or services may contain defects which could seriously harm our results of operations.

We may experience delays in introducing new or enhanced products or services to the market. Such delays, whether caused by factors such as unforeseen technology issues or otherwise, could negatively impact our sales revenue in the relevant period. In addition, we may terminate new product, service or enhancement development efforts prior to any introduction of a new product, service or enhancement. Any delays for new offerings currently under development or any product defect issues or product recalls could adversely affect the market acceptance of our products or services, our ability to compete effectively in the market, and our reputation, and therefore, could lead to decreased sales and could seriously harm our results of operations.

Our success also depends on third parties in our distribution channels.

Our plan is to sell our products both directly to customers and through distribution channels. We may not be successful in developing additional distribution In addition, distributors and resellers may not dedicate sufficient resources or give sufficient priority to selling our products. Our failure to develop new distribution channels, the loss of a distribution relationship or a decline in the efforts of a reseller or distributor could adversely affect our business.

Risks Related To Our Financial Condition

The impact of the current economic climate and tight financing markets may impact consumer demand for our products and services.

Our customers often have limited discretionary funds, which they may choose to spend on items other than our products and services. If our customers experience economic hardship, it could negatively affect the overall demand for our products and services, could cause delay and lengthen sales cycles and could cause our revenue to decline.

Although we maintain allowances for returns and doubtful accounts for estimated losses resulting from product returns and the inability of our customers to make required payments, and such losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same return and bad debt rates that we have in the past, especially given the current economic conditions. Additionally, challenging economic conditions could have a negative impact on the results of our operations.

We have experienced significant losses to date and may require additional capital to fund our operations. The current financial climate may make it more difficult to secure financing, if we need it. If our business model is not successful, or if we are unable to generate sufficient revenue to offset our expenditures, we may not become profitable, and the value of your investment may decline.

We incurred a net loss of approximately $3,528,000 for the year ended December 31, 2014, a net loss of $4,367,680 for the six months ended June 30, 2015 and a cumulative net loss of $7,897,947 from September 16, 2013 (date of inception) to June 30, 2015.

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We expect to continue to incur losses for the foreseeable future, and these losses will likely increase as we continue to commercialize our products. The amount of future losses and when, if ever, we will achieve profitability are uncertain. If our products do not achieve market acceptance, we may never become profitable. The initial cost of completing development of our products and penetrating our anticipated markets will be substantial, and there is no assurance that we will be successful in doing so. Although we shipped our first revenue units in the third quarter of 2015, if we are not successful in growing revenues and controlling costs, we will not achieve profitable operations or positive cash flow, and even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Absent a significant increase in revenue or additional equity or debt financing, we may not be able to sustain our ability to continue as a going concern.

Furthermore, we are experiencing the costs and uncertainties of a young operating company, including unforeseen costs and difficulties. We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful.

Negative Operating Cash Flow

We reported negative cash flow from operations for the year ended December 31, 2014 and for the six months ended June 30, 2015. It is anticipated that we will continue to report negative operating cash flow in future periods, although we shipped our first revenue units in the third quarter of 2015. Additionally, if we are not successful in growing revenues and controlling costs, we will not achieve profitable operations or positive cash flow, and even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. If any of the warrants are exercised, all net proceeds of the warrant exercise will be used for working capital to fund negative operating cash flow.

We believe our cash balance, together with anticipated cash flows from operations, is not sufficient to fund our operations for at least the next 12 months. And we estimate that an additional $2,000,000 in funding is required to fund our operations for the next 12 months. Additionally, if we are unable to generate sufficient revenues to pay our expenses, we will need to raise additional funds to continue our operations. We have historically financed our operations through private equity and debt financings. The delays in our ability to ship products and generate revenues may have adversely affected our capital raising opportunities. We do not have any commitments for financing at this time, and financing may not be available to us on favorable terms, if at all. If we are unable to obtain debt or equity financing in amounts sufficient to fund our operations, if necessary, we will be forced to suspend or curtail our operations.

Our failure to secure registration of the common stock and to maintain such registration could result in monetary damages.

If we fail to maintain the effectiveness of the registration statement of which this prospectus is a part or any other registration statement we are required to file or until the shares of our common stock that are unregistered are sold or can be sold under Rule 144 without restriction or limitation (including volume restrictions) and without the requirement that our company be in compliance with Rule 144(c)(1) then there is no assurance that you could sell any of your securities.

Our ability to use our net operating loss carryforwards may be limited.

As of December 31, 2014, we had net operating loss carryforwards of approximately $1.4 million, some of which, if not utilized, will begin expiring in 2034. Our ability to utilize the net operating loss carryforwards is dependent upon generating taxable income. We have recorded a corresponding valuation allowance to offset the deferred tax assets as it is more likely than not that the deferred tax assets will not be realized. Section 382 of the U.S. Internal Revenue Code of 1986, as amended, generally imposes an annual limitation on the amount of net operating loss carry forwards that may be used to offset taxable income when a corporation has undergone significant changes in stock ownership. For tax purposes, we cannot foresee if any future financing activities or sales of shares of our common stock will result in any limitations on our ability to use our net operating loss carryforwards. In addition, it is possible that this offering, either on a standalone basis or when combined with future transactions (including, but not limited to, significant increases during the applicable testing period in the percentage of our stock owned directly or constructively by (i) any stockholder who owns 5% or more of our stock or (ii) some or all of the group of stockholders who individually own less than 5% of our stock), will cause us to undergo one or more ownership changes. In that event, our ability to use our net operating loss carry forwards could be adversely affected. To the extent our use of net operating loss carry forwards is significantly limited under the rules of Section 382 (as a result of this offering or otherwise), our income could be subject to U.S. corporate income tax earlier than it would if we were able to use net operating loss carry forwards, which could result in lower profits.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of financial resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our financial position, results of operations and our liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our ability to deploy our solutions and develop new products;
●	our ability to grow revenue, and in amounts greater than our operating and capital expenditures;
●	our ability to evaluate our current and future prospects;
●	access by us and our customers to financing;
●	our ability to keep pace with changes in technology;
●	our ability to protect our intellectual property;
●	competition and competitive factors;
●	the amount of capital expenditures required to grow our business;
●	our ability to comply with government regulation affecting our business;
●	the impact of worldwide economic conditions; and
●	the other factors discussed under the heading “Risk Factors.”

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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USE OF PROCEEDS

This prospectus covers 18,408,814 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of the 10,837,419 shares of common stock by the selling stockholders. We will receive proceeds from the cash exercise of the 7,571,395 warrants by the selling stockholders. The Company intends to use these proceeds for general corporate purposes.

DETERMINATION OF OFFERING PRICE

The selling stockholders may offer and sell the shares of common stock covered by this prospectus at prevailing market prices or privately negotiated prices.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock trades publicly on the OTCQB under the symbol “MYDX”. The closing price of our common stock on the OTCQB Board on October 23, 2015, was $1.10 per share.

Our common stock commenced trading on April 16, 2015 under the symbol of MYDX. The following table sets forth the high and low bid prices per share of our common stock by the OTCQB for the periods indicated as reported on the OTCQB.

	Low	High
For the period commencing April 9, 2015 and ending June 30, 2015	$1.06	$2.99

The trading volume of our securities fluctuates and may be limited during certain periods.  As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.

Holders of Record

As of June 30, 2015, 21,845,932 shares of our common stock were issued and outstanding, and held by approximately 153 stockholders of record.

Dividends

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, any contractual restrictions, future prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and such other factors as our board of directors may deem appropriate.

DESCRIPTION OF PROPERTIES

The Company owns no properties and leases several properties. On April 1, 2015, the Company signed a 31 month lease for approximately 6,200 square feet of office and laboratory space at 6335 Ferris Square, Suite B, San Diego, California. The facility includes approximately 1,500 square feet of laboratory space. Commencement date of the lease is May 1, 2015. Total net rent under this lease is $247,000 and expires on November 30, 2017.

The Company also leases three sales offices located in San Mateo, California. The offices are approximately 150 square feet; 200 square feet and 350 square feet. The leases are all on a month-to-month basis. The aggregate monthly rent for these offices is approximately $2,650.

The Company believes its leased office and warehouse facilities are adequate for its current needs.

LEGAL PROCEEDINGS

In the ordinary course of business, we are subject to claims and litigation, including claims that we infringe third party patents, trademarks and other intellectual property rights. Although we believe it is unlikely that any current claims or actions will have a material adverse impact on our operating results or our financial position, given the uncertainty of litigation, we cannot be certain of this. Moreover, the defense of claims or actions against us, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Our involvement in any patent dispute, other intellectual property dispute or action to protect trade secrets and know-how could result in a material adverse effect on our business. Adverse determinations in current litigation or any other litigation in which we may become involved and regulatory non-compliance, including with respect to export regulations, could subject us to significant liabilities to third parties or government agencies, require us to grant licenses to or seek licenses from third parties and prevent us from manufacturing and selling our products. Any of these situations could have a material adverse effect on our business.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, MyDx’s audited annual financial statements and the related notes thereto and MyDx Inc.’s unaudited interim financial statements and the related notes thereto, on file with the Securities and Exchange Commission (“SEC”). This discussion contains certain forward-looking statements that involve risks and uncertainties, as described under the heading “Forward-Looking Statements” in this Prospectus. Actual results could differ materially from those projected in the forward-looking statements. For additional information regarding these risks and uncertainties, please see the disclosure under the heading “Risk Factors” elsewhere in this Prospectus.

The Management Discussion and Analysis of Financial Condition and Results of Operations below is based upon only the financial performance of MyDx. MyDx’s financial statements for the three and six months ended June 30, 2015, and the audited results of operations of MyDx for the period ending December 31, 2014.

We believe that our assumptions are based upon reasonable data derived from and known about our business and operations and the business and operations of the Company. No assurances are made that actual results of operations or the results of our future activities will not differ materially from its assumptions. Factors that could cause differences include, but are not limited to, expected market demand for the Company’s products and services and competition .

The Merger between MyDx, Inc. and CDx, Inc. (“CDx”), consummated on April 30, 2015, was treated as a reverse acquisition for financial accounting and reporting purposes.  As such, CDx is treated as the acquirer for accounting and financial reporting purposes while MyDx, Inc. was treated as the acquired entity for accounting and financial reporting purposes.  Further, as a result, the historical financial statements that will be reflected in the Company’s future financial statements filed with the SEC will be those of CDx, and the Company’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of CDx.  Accordingly, for clarity and continuity, we are presenting the historical financial statements for CDx, Inc. for the periods presented.

For the Period Ended June 30, 2015

Overview

The Company’s first product, MyDx, is a hand-held analyzer. Using one device with interchangeable sensors, MyDx is intended to allow consumers to test for selected pesticides in food, fruits, herbs, plants and vegetables; chemicals in water; and, toxins in the air. As of the date of this filing, the Company is offering only a sensor to be used for analyzing cannabis. Acting as an electronic nose, MyDx is engineered to detect molecules in vapor. The analyzer itself has an interface designed to communicate with any iOS or Android smartphone. Once the app is downloaded and the device is synced, a sample can be placed in the sample chamber, which can be stimulated to release the chemicals of interest into the vapor phase for detection. Over the course of the next 24 months, the MyDx team plans to develop different sensors, the first of which is intended to test for the presence of specific analytes and chemical constituents in fruits, herbs, plants and vegetables. Using the associated app, MyDx is intended to allow consumers to determine the concentrations of specific analytes and chemical constituents in their samples with a reasonable degree of accuracy.

Plan of Operations

As shown in the accompanying unaudited condensed consolidated financial statements, the Company incurred net losses of $2,101,899 and $4,367,680, respectively, for the three and six month periods ended June 30, 2015 and has an accumulated deficit of $7,897,947 as of June 30, 2015.

During the remainder of calendar year 2015, the Company plans to continue to develop and broaden its sales and distribution channels, and to refine the accuracy of the test results produced by its hand-held analyzer. The Company estimates that it will require an additional $2,000,000 in financing to execute its business plan over the 12 month period following the date of this prospectus.

Liquidity and Capital Resources

Our principal sources of cash have been proceeds from private placements of common and preferred stock, incurrence of debt and the sale of equity securities held as investments.

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As of June 30, 2015, the Company had working capital of $691,070 with cash of $1,160,150. Our cash increased by approximately $415,000 during the six months ended June 30, 2015.

Negative Operating Cash Flow

We reported negative cash flow from operations for the year ended December 31, 2014 and for the six months ended June 30, 2015. It is anticipated that we will continue to report negative operating cash flow in future periods, likely until one or more of our products are placed into production and released to our customers. If any of the warrants are exercised, all net proceeds of the warrant exercise will be used for working capital to fund negative operating cash flow.

Our cash balance of approximately $1,160,000 will not be sufficient to fund our operations for at least the next 12 months. We do not have adequate funds to fully develop our business, and we will need other capital investment to fully implement our business plans. Our current estimate of additional funds required is $2,000,000. Additionally, if we are unable to generate sufficient revenues to pay our expenses, we will need to raise additional funds to continue our operations. We have historically financed our operations through private equity and debt financings. Recent economic turmoil and severe lack of liquidity in the debt capital markets together with volatility and rapidly falling prices in the equity capital markets have severely and adversely affected capital raising opportunities. We do not have any commitments for financing at this time, and financing may not be available to us on favorable terms, if at all. If we are unable to obtain debt or equity financing in amounts sufficient to fund our operations, if necessary, we will be forced to suspend or curtail our operations. In that event, current stockholders would likely experience a loss of most or all of their investment. Additional funding that we do obtain may be dilutive to the interests of existing stockholders.

Results of Operations

Comparison of Three Months Ended June 30, 2015 and 2014

Revenue

For the three months ended June 30, 2015, the Company had no revenues. The Company shipped its first revenue products in July 2015.

Operating Expenses

For the three months ended June 30, 2015, the Company incurred operating expenses in the amount of $2,101,157 compared to $247,261 for the three months ended June 30, 2014. These operating expenses were composed of research and development costs, sales and marketing and general and administrative expenses.

Research and development expenses primarily consist of engineering and product development, incurred in the design, development, testing and enhancement of our products. For the three months ended June 30, 2015, the Company expended approximately $585,000 for various research and development projects for hardware, database, software and sensor development as compared to $132,000 for the three months ended June 30, 2014. The increase of approximately $453,000 resulted primarily from increases of approximately $154,000 in database development costs, $107,000 in hardware development costs, $104,000 in software development costs and $103,000 in general research management expenses. These increases were partially offset by a decrease of $15,000 in sensor license fees.

Sales and marketing expenses consist primarily of salaries, wages and benefits, consulting fees for third-party services and general marketing expenses. For the three months ended June 30, 2015, the Company expended approximately $278,000 as compared to approximately $12,000 for the three months ended June 30, 2014. The increase of $266,000 resulted primarily from increases of approximately $143,000 in salaries, wages and benefits, $45,000 in stock compensation, $18,000 in independent contractors, $16,000 tradeshows, $16,000 in travel and entertainment, $13,000 in website maintenance, $6,000 rent, $4,000 in telephone and communications expense, $3,000 in miscellaneous expenses and $2,000 in website amortization.

General and administrative expenses consist primarily of salaries, wages and benefits, consulting fees, legal fees, accounting fees and general administrative expenses. For the three months ended June 30, 2015, the Company expended approximately $1,238,000 as compared to $103,000 for the three months ended June 30, 2014. The increase of approximately $1,135,000 resulted primarily from increases of $441,000 in independent contractors, $188,000 in salaries, wages and benefits, $177,000 in legal fees, $99,000 in stock based compensation, $43,000 in public filing fees, $41,000 in accounting fees, $36,000 in insurance premiums, $34,000 in rent and facilities costs, $15,000 in travel and entertainment expenses, $14,000 in ERP system costs, $10,000 in directors fees, $7,000 in payroll processing fees, $7,000 in communications expenses, $5,000 in depreciation expenses, $4,000 in hardware and software purchases, $3,000 in licenses and permits, $3,000 in tradeshow expenses, $3,000 in miscellaneous supplies, $2,000 in postage expense, $2,000 in professional fees, $1,000 in charitable contributions, and $1,000 in bank charges and fees. These increases were partially offset by a $1,000 decrease in website maintenance.

Interest Expense

Interest expense total approximately $1,000 and zero for the three months ended June 30, 2015 and June 30, 2014.

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Comparison of Six Months Ended June 30, 2015 and 2014

Revenue

For the six months ended June 30, 2015 and 2014, the Company had no revenues. At June 30, 2015, the Company was still in the research and development stage, but shipped its first MyDx revenue units in July 2015.

Operating Expenses

For the six months ended June 30, 2015, the Company incurred operating expenses in the amount of $3,925,120 compared to $573,006 for the six months ended June 30, 2014. These operating expenses were composed of research and development costs, sales and marketing and general and administrative expenses.

Research and development expenses primarily consist of engineering and product development, incurred in the design, development, testing and enhancement of our products. For the six months ended June 30, 2015, the Company expended approximately $1,353,000 for various research and development projects for hardware, database, software and sensor development as compared to $305,000 for the six months ended June 30, 2014. The increase of approximately $1,048,000 resulted primarily from increases of approximately $391,000 in hardware development costs, $246,000 in software development costs, $228,000 in database development costs and $216,000 in general research management expenses. These increases were partially offset by a decrease of $33,000 in sensor license fees.

Sales and marketing expenses consist primarily of salaries, wages and benefits, consulting fees for third-party services and general marketing expenses. For the six months ended June 30, 2015, the Company expended approximately $673,000 as compared to approximately $71,000 for the six months ended June 30, 2014. The increase of $602,000 resulted primarily from increases of approximately $255,000 in salaries, wages and benefits, $246,000 in stock compensation, $24,000 in travel and entertainment, $18,000 in supplies, $16,000 tradeshows, $15,000 in website maintenance, $9,000 rent, $7,000 in telephone and communications expense, $5,000 in independent contractors, $5,000 in amortization and $2,000 in miscellaneous expenses.

General and administrative expenses consist primarily of salaries, wages and benefits, consulting fees, legal fees, accounting fees, and, general administrative expenses. For the six months ended June 30, 2015, the Company expended approximately $1,899,000 as compared to $196,000 for the six months ended June 30, 2014. The increase of approximately $1,703,000 resulted primarily from increases of $441,000 in independent contractors, $386,000 in salaries, wages and benefits, $258,000 in stock based compensation, $213,000 in legal fees, $73,000 in merger related costs, $61,000 in accounting fees, $56,000 in rent and facilities costs, $52,000 in travel and entertainment expenses, $47,000 in insurance premiums, $43,000 in public filing fees, $15,000 in payroll processing fees, $14,000 in ERP system costs, $11,000 in communications expenses, $10,000 in directors fees, $7,000 in depreciation expenses, $5,000 in hardware and software purchases, $3,000 in miscellaneous supplies, $3,000 in licenses and permits, $3,000 in professional expenses, $3,000 in tradeshow expenses, $2,000 in postage expense, $1,000 in charitable contributions, $1,000 in dues and subscriptions, $1,000 in taxes and $1,000 in miscellaneous advertising expenses. These increases were partially offset by a decrease of $8,000 in website maintenance.

Interest Expense

Interest expense totaled approximately $442,000 for the six months ended June 30, 2015 compared to zero for the six months ended June 30, 2014. The increase of approximately $442,000 is primarily related to interest expense related to amortization of debt issuance costs as well as interest payable of the convertible notes.

Operating Activities

During the six months ended June 30, 2015, cash used in operations was $3,045,000 which was primarily the result of a net loss of $4,368,000 increases of $501,000 in inventory purchases and an increase of $152,000 in prepaid expenses, a decrease of $85,000 in accounts payable and accrued liabilities all of which were partially offset by an increase of $12,000 in customer deposits and non-cash adjustments to net loss of $1,339,000 in compensation expense related to the issuance of common stock, $419,000 in interest expense related to amortization of debt issuance costs, $271,000 in stock-based compensation, and $19,000 in depreciation expense. During the six months ended June 30, 2014, cash used in operations was $233,000 which was primarily the result of a net loss of $573,000 increases of $7,000 in other receivables, $11,000 in prepaid expenses and other assets all of which were partially offset by increases of $60,000 in accounts payable, $56,000 in customer deposits and non-cash adjustments to net loss of $191,000 in stock-based compensation, $50,000 in stock issued in exchange for services and $1,000 in depreciation and amortization.

Investing Activities

For the six months ended June 30, 2015 and 2014 cash used in investing activities totaled $176,000 and $3,000, respectively, which resulted from purchases of equipment.

Financing Activities

For the six months ended June 30, 2015, financing activities provided cash of approximately $3,636,000 which resulted from $3,633,000 net proceeds received from the issuance of preferred stock and $3,000 from net proceeds received from the issuance of common stock from the exercise of stock options compared to cash provided from financing activities of $569,000 net proceeds from the issuance of convertible preferred stock for the six months ended June 30, 2014.

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Sources of Liquidity and Capital

During the six months ended June 30, 2015, our wholly owned subsidiary, CDx received net proceeds from the sale of preferred stock in the amount of $3,633,000. The capital raised was used primarily for continuation of the Company’s research and development efforts and to support its operations. As of June 30, 2015, the Company had remaining cash of approximately $1,160,000 with net working capital of approximately $691,000. As of December 31, 2014, based on the cash position of CDx, the anticipated completion of the financing, and the expected shipment of revenue generating products in the first quarter of 2015, we did not anticipate any liquidity deficiencies during 2015. However, as a result of the Company’s significant operating expenditures and the lack of any significant product sales revenue caused by unexpected delays in completing the sensor development, we incurred significant losses during the first and second quarters of 2015 and expect to incur losses from operations for the near future.

Based upon the Company’s current cash position, we anticipate that the Company will not be able to fund its liquidity needs for the next year without raising additional capital. The Company estimates that it will require an additional $2,000,000 to fund its operations over the 12 month period following the date of this prospectus.

To date, CDx has funded its operations primarily with proceeds from the private placement of common and preferred stock and the incurrence of debt. To the extent we raise additional capital by issuing equity securities or obtaining borrowings convertible into equity, ownership dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. The incurrence of indebtedness or debt financing would result in increased fixed obligations and could also result in covenants that would restrict our operations. Our ability to obtain additional capital may depend on prevailing economic conditions and financial, business and other factors beyond our control. Economic crisis and disruptions in the U.S. and global financial markets may adversely impact the availability and cost of credit, as well as our ability to raise money in the capital markets. Instability in these market conditions may limit our ability to access the capital necessary to fund and grow our business. The Company cannot provide any assurances that it will be able to raise the additional capital needed to fund its operations, or if the Company is able to raise such additional capital, that any such financing will be on terms which are beneficial to the existing shareholders.

We reported negative cash flow from operations for the year ended December 31, 2014 and for the six months ended June 30, 2015. It is anticipated that we will continue to report negative operating cash flow in future periods, likely until one or more of our products are placed into production and released to our customers. If any of the warrants are exercised, all net proceeds of the warrant exercise will be used for working capital to fund negative operating cash flow.

Our cash balance of $1,160,150 will not be sufficient to fund our operations for at least the next 12 months. We do not have adequate funds to fully develop our business, and we will need other capital investment to fully implement our business plans. Our current estimate of additional funds required is $2,000,000. Additionally, if we are unable to generate sufficient revenues to pay our expenses, we will need to raise additional funds to continue our operations. We have historically financed our operations through private equity and debt financings. Recent economic turmoil and severe lack of liquidity in the debt capital markets together with volatility and rapidly falling prices in the equity capital markets have severely and adversely affected capital raising opportunities. We do not have any commitments for financing at this time, and financing may not be available to us on favorable terms, if at all. If we are unable to obtain debt or equity financing in amounts sufficient to fund our operations, if necessary, we will be forced to suspend or curtail our operations. In that event, current stockholders would likely experience a loss of most or all of their investment. Additional funding that we do obtain may be dilutive to the interests of existing stockholders.

To the extent we raise additional capital by issuing equity securities or obtaining borrowings convertible into equity, ownership dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. The incurrence of indebtedness or debt financing would result in increased fixed obligations and could also result in covenants that would restrict our operations. Our ability to obtain additional capital may depend on prevailing economic conditions and financial, business and other factors beyond our control. Economic crisis and disruptions in the U.S. and global financial markets may adversely impact the availability and cost of credit, as well as our ability to raise money in the capital markets. Instability in these market conditions may limit our ability to access the capital necessary to fund and grow our business. The Company cannot provide any assurances that it will be able to raise the additional capital needed to fund its operations, or if the Company is able to raise such additional capital, that any such financing will be on terms which are beneficial to the existing shareholders.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

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For the Periods Ended December 31, 2014 and December 31, 2013

Plan of Operations

As shown in the accompanying financial statements, the Company incurred a net loss of $3,528,388 during the year ended December 31, 2014 and has an accumulated deficit of $3,530,267 as of December 31, 2014.

As of December 31, 2014, the Company had a working capital deficit of $2,053,844. While management of the Company believes that it has a plan to fund on-going operations, there is no assurance that its plan will be successfully implemented.

The Company plans to implement operations and reach its goals and objectives by hiring talented people to play key roles throughout the organization. The Company strives to hire employees with long term successful track records. It seeks to identify and hire the best talent for each open position. The Company will initiate a strong branding and marketing campaign for its first commercialized product, branded MyDx. While a portion of the funds that the Company raised through sale of the Company’s securities to finance its operations will be put into marketing, branding, and sales activities along with operational support activities, the majority of funds will be used for advancing research and development and launching customer sales in 2015.

Results of Operations

Year Ended December 31, 2014

Revenue

From September 16, 2013 through December 31, 2014, the Company has not had any revenues.

Operating Expenses

Research and development (“R&D”) expenses primarily consist of engineering and product development, incurred in the design, development, testing and enhancement of our products. For the year ended December 31, 2014, the Company expended approximately $1,539,000 for various research and development projects for hardware, database, software and sensor development.

Sales and marketing expenses include costs for sales and marketing personnel, travel, demonstration product, market development, tradeshows, marketing and consulting expenses. For the year ended December 31, 2014, the Company expended approximately $750,000 for sales and marketing activities.

General and administrative expenses (“G&A”) include costs for administrative personnel, facility-related costs, insurance, legal and accounting services, amortization of intellectual property, and depreciation expense. G&A costs and expenses were approximately $1,010,000 for the year ended December 31, 2014.

Non-Operating Expenses

Interest expense was approximately $228,000 for the year ended December 31, 2014

Provision for Income Taxes

Provision for income taxes was $1,150 for the year ended December 31, 2014.

Net Loss

We incurred a loss of $3,528,388 for the year ended December 31, 2014, and had an accumulated deficit of $3,530,267 as of December 31, 2014 for the reasons cited above.

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For the Period Ended December 31, 2013

Revenue

From September 16, 2013 through December 31, 2013, the Company had no revenues. The Company is in the research and development stage, but projects its MyDx product will be released in 2015.

Operating Expenses

General and administrative costs and expenses were $1,879 for the period ended December 31, 2013.

Net Loss

The Company incurred a loss of $1,879 for the period ended December 31, 2013 for the reasons cited above.

Liquidity and Capital Resources

Our principal sources of cash have been proceeds from private placements of common and preferred stock, incurrence of debt and the sale of equity securities held as investments.

For the Year Ended December 31, 2014

As of December 31, 2014, we had cash and cash equivalents of approximately $745,000. Our cash and cash equivalents increased by approximately $745,000 during the year ended December 31, 2014. As of December 31, 2013, we had no cash and cash equivalents.

Operating Activities

For the year ended December 31, 2014, our operating activities used cash in the amount of $1,824,000 which is was caused primarily by our net loss of $3,528,000. As part of our operating activities, cash was provided by increases of approximately $987,000 in accounts payable and accrued liabilities, $241,000 in notes and common stock issued in exchange for services rendered, $188,000 in stock based compensation, $176,000 in interest expense related to amortization of debt issuance costs and debt discount, $130,000 in customer deposits, $20,000 in depreciation and amortization and $16,000 in impairment of fixed assets, all of which were partially offset by an increase in prepaid expenses of approximately $54,000.

Investing Activities

For the year ended December 31, 2014 our investing activities totaled $120,928 which resulted from purchases of equipment and website development costs.

Financing Activities

For the year ended December 31, 2014, financing activities provided $2,690,000 in cash primarily from the issuance of $1,613,000 in of convertible notes payable and $1,077,000 in convertible preferred stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

Security ownership of certain beneficial owners and management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2015 for:

●	each of our directors and nominees for director;

25

●	each of our named executive officers;
●	all of our current directors and executive officers as a group; and
●	each person, entity or group, who beneficially owned more than 5% of each of our classes of securities.

We have based our calculations of the percentage of beneficial ownership on 21,845,932 shares of our common stock. We have deemed shares of our common stock subject to stock options that are currently exercisable within 60 days of September 9, 2015 to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock unit for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the mailing address of each beneficial owner is c/o MyDx, Inc., 6335 Ferris Square, Suite B, San Diego, California 92121. The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Name	Position	Number of Shares Beneficially Owned	Percentage of Common Stock Shares Beneficially Owned
Daniel Yazbeck (1)	Chairman of the Board, Chief Executive Officer, Principal	9,919,583	45.41%
	Accounting Officer

Stephen Katz (2)	Director	128,125	*
George Jackoboice (3)	Director	208,333	*

Federico Pier (4)	Director	83,333	*

All Executives as a Group 4 persons) (5)		10,339,374	47.33%

5% Stockholders
Daniel Yazbeck			45.41%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Consists of 9,492,500 shares held by Mr. Yazbeck and YCIG, Inc. and 427,083 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days of September 30, 2015.
(2)	Consists of 128,125 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days September 30, 2015.
(3)	Consists of 125,000 shares of common stock and 83.333 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days September 30, 2015.
(4)	Consists of 83,333 shares issuable upon the exercise of outstanding equity awards exercisable within 60 days September 30, 2015.
(5)	Consists of (i) 10,100,000 shares beneficially owned by the Company’s directors and officers; and (ii) 721,874 shares issuable upon the exercise of outstanding options exercisable within 60 days of September 30, 2015.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The table below sets certain information concerning our executive officers and directors, including their names, ages, anticipated positions with us. Our executive officers are chosen by our Board and hold their respective offices until their resignation or earlier removal by the Board.

In accordance with our certificate of incorporation, incumbent directors are elected to serve until our next annual meeting and until each director’s successor is duly elected and qualified.

Name	Age	Position
Daniel Yazbeck	37	Director (Chairman of the Board)

Stephen M. Katz	61	Director

Federico Pier	47	Director

George A. Jackoboice, Jr	47	Director

Directors

The following information pertains to the members of our Board effective as of the closing of the Merger, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills:

Daniel Yazbeck –Director (Chairman of the Board)

Mr. Yazbeck became the Chief Executive Officer and a director of CDx in September 2013. Mr. Yazbeck has substantial experience in new market and business development, strategic partnering and negotiations from his tenure in top 50 Fortune 500 companies. Mr. Yazbeck also has an extensive scientific and technical engineering background, having invented, patented, secured resources for, managed, developed, and commercialized several successful pharmaceutical and healthcare related market products from conception to implementation.

Mr. Yazbeck joined Pfizer, Inc. in January 2002 as a scientist in their pharmaceuticals group where he specialized in chemical research and development technologies, including analytics. While at Pfizer, Mr. Yazbeck participated in creating a global center of technology for Pfizer in the field of biocatalysis, developing multiple patents issued in his name and authored a variety of research papers. After leaving Pfizer, Mr. Yazbeck joined Panasonic Corporation of North America in March 2005, spearheading their new market, business and strategic product development activities in the consumer electronics healthcare field. Mr. Yazbeck worked on many advanced Panasonic projects in the biotechnology and healthcare space, again creating multiple patents in his name.

Mr. Yazbeck founded the Yazbeck Consulting & Investment Group (YCIG, Inc.) in October of 2008. YCIG, Inc. seeded the capital, R&D, market development, legal and human resource investments required to create CDx in September 2013.

Mr. Yazbeck graduated with honors from McGill University in Canada in 2001, holds a Master’s Degree in Medicinal Chemistry, with a minor in Marketing Management, and served as a research/teaching assistant for 4 years prior to graduating and joining Pfizer.

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Stephen M. Katz – Director

Dr. Stephen M. Katz became a director of CDx in July 2014. Dr. Katz is the founder and owner of the Bronx Veterinary Center, the largest full service veterinary hospital in the Bronx, NY, which he founded in 1994. Dr. Katz is currently serving in his second term as New York State Assemblyman, 94th District. Dr. Katz founded Enceladus Enterprises, LLC in 2012. As an elected official, Dr. Katz has been instrumental in writing and passing the New York State medical cannabis bill into law.

Dr. Katz obtained his Bachelors of Science degree from Cornell University and his Doctor of Veterinary Medicine from the University of Pennsylvania.

Federico Pier - Director

Mr. Pier has more than 20 years of experience in the commercial and private banking sectors.

Since May 2014, Mr. Pier has served as the Managing Director of Abacus Asset Management, Inc.. Abacus provides investment management advice to financial institutions. From November 2007 to May 2014, Mr. Pier was a senior director at Oppenheimer and Company Inc., providing institutional fixed income sales and coverage of middle-market fixed income accounts. Prior to joining Oppenheimer and Company, Fred held positions with Bear Stearns, Prudential Securities, and Sharp Capital.

Mr. Pier received a Bachelor’s degree from the University of North Texas and a Master’s of Business Administration from the Graduate School of Management at the University of Dallas.

George A. Jackoboice, Jr. - Director

Mr. Jackoboice has more than 20 years of senior management and portfolio company investment experience. Since 1998, Mr. Jackoboice has managed a portfolio of manufacturing, medical device, real estate and technology investments. From 1998 to 2007 Mr. Jackoboice was Chief Financial officer for Monarch Holdings, Inc. and President of Monarch Hydraulics business operations in China, Canada and the United Kingdom. Since 1992, Mr. Jackoboice worked for the Wing Group, a private power development company and established the Wing Group’s Beijing office in 1994. In 2004, Mr. Jackoboice cofounded and serves on the investment committee of Bridge Street Capital Partners, a private equity fund.

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Mr. Jackoboice serves a Board Member for Cardiatis SA (Belgium), Artic Equipment Manufacturing (Canada), Courtyard Investments, Ltd. (China) Monarch Holdings, Inc. (USA) Toad Medical Corporation (USA) Clikthrough, Inc. (USA) and Health Leads (USA). George earned a Bachelor’s of Art degree from Dennison University and a Master’s of Business Administration from Harvard business school.

●	Mr. Yazbeck is the founder of CDx has substantial experience in new market and business development, strategic partnering and negotiations from his tenure in top 50 Fortune 500 companies;

●	Dr. Katz is currently serving in his second term as New York State Assemblyman, 94th District, and as an elected official, Dr. Katz has been instrumental in writing and passing the New York State medical cannabis bill into law;

●	Mr. Pier has more than 20 years of experience in the commercial and private banking sectors.

●	Mr. Jackoboice has more than 20 years of senior management and portfolio company investment experience and serves on several boards of directors; and

Executive Officers

The following information pertains to our executive officers effective as of the Closing Date:

Mr. Yazbeck has substantial experience in new market and business development, strategic partnering and negotiations from his tenure in top 50 Fortune 500 companies. Mr. Yazbeck also has an extensive scientific and technical engineering background, having invented, patented, secured resources for, managed, developed, and commercialized several successful pharmaceutical and healthcare related market products from conception to implementation.

Mr. Yazbeck joined Pfizer, Inc. in January 2002 as a scientist in their pharmaceuticals group where he specialized in chemical research and development technologies, including analytics. While at Pfizer, Mr. Yazbeck participated in creating a global center of technology for Pfizer in the field of biocatalysis, developing multiple patents issued in his name and authored a variety of research papers. After leaving Pfizer, Mr. Yazbeck joined Panasonic Corporation of North America in March 2005, spearheading their new market, business and strategic product development activities in the consumer electronics healthcare field. Mr. Yazbeck worked on many advanced Panasonic projects in the biotechnology and healthcare space, again creating multiple patents in his name.

Mr. Yazbeck founded the Yazbeck Consulting & Investment Group (YCIG, Inc.) in October of 2008. YCIG, Inc. seeded the capital, R&D, market development, legal and human resource investments required to create CDx in September 2013.

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Mr. Yazbeck graduated with honors from McGill University in Canada in 2001, holds a Master’s Degree in Medicinal Chemistry, with a minor in Marketing Management, and served as a research/teaching assistant for 4 years prior to graduating and joining Pfizer.

Non-Executive Officers

David Bortolin – Chief Revenue Officer

Dave Bortolin joined the Company in April, 2014 as Chief Revenue Officer. Mr. Bortolin has over 22 years of enterprise software, SaaS direct sales, channel partner and marketing experience with companies ranging from start-ups to established organizations.

Mr. Bortolin served as Vice President of Worldwide Sales, Marketing, and Strategic Partnerships for AppCentral from March 2010 to August 2013. From May 2008 to January 2010, Mr. Bortolin served as Vice President Sales, Marketing and Strategic Partners for Exalead. From December 2005 to April 2008, Mr. Bortolin served as Vice President Sales and Marketing at Remedy Interactive. From January 2004 to January 2006, Mr. .Bortolin served as Vice President Sales and Marketing for the Milestone Group, and prior to that, he served in various management capacities at Ziff Davis Publishing.

Mr. Bortolin received a Bachelor’s degree in Business Administration from Saint Mary’s College.

30

Involvement in Legal Proceedings

To the Company’s knowledge, none of our officers or our directors has, during the last ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section3(a)(26) of the Exchange Act), any registered entity (as defined in Section1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

To the Company’s knowledge, there are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Arrangements for Appointment of Directors and Officers

Pursuant to the Merger Agreement, as of the Closing Date, CDx had the right to appoint each of the seven (7) directors of the Company and has the right to designate all of the executive officers of the Company.

Family Relationships

There are no family relationships among the members of our Board or our executive officers.

Composition of the Board

In accordance with our certificate of incorporation, our Board is elected annually as a single class.

Communications with our Board of Directors

Our stockholders may send correspondence to our board of directors c/o the Corporate Secretary at MyDx, Inc., 6335 Ferris Square, Suite B, San Diego, California 92121. Our corporate secretary will forward stockholder communications to our board of directors prior to the board’s next regularly scheduled meeting following the receipt of the communication.

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Code of Business Conduct and Ethics

Effective as of April 30, 2015, the Company adopted a Code of Business Conduct and Ethics that applies to, among other persons, our president or chief executive officer as well as the individuals performing the functions of our chief financial officer, corporate secretary and controller. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to regulatory agencies, including the Securities and Exchange Commission;
●	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and
●	accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our personnel be afforded full access to our president or chief executive officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our personnel are to be afforded full access to our board of directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our president or chief executive officer.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our president or chief executive officer. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by our president or chief executive officer, the incident must be reported to any member of our board of directors or use of a confidential and anonymous hotline phone number. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Code of Business Conduct and Ethics by another. Our Code of Business Conduct and Ethics is available, free of charge, to any stockholder upon written request to our Corporate Secretary at MyDx, Inc.,6335 Ferris Square, San Diego, California 92121. A copy of our Code of Business Conduct and Ethics is also attached as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2015.

CORPORATE GOVERNANCE

Board Committees

Our board of directors has established an Audit Committee, a Nominating and Governance Committee, an Ethics Committee and a Compensation Committee. The Audit Committee reviews the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The Compensation Committee manages any stock option plan we may establish and review and recommend compensation arrangements for the officers. The Nominating and Governance committee assists our board of directors in fulfilling its oversight responsibilities and identify, select and evaluate our board of directors and committees. The Ethics Committee is responsible for overseeing compliance with the Company’s Code of Ethics.

All four of our directors serve on each of the Board committees.

Leadership Structure

The chairman of our board of directors and chief executive officer positions are currently held by the same person. Our bylaws provide our board of directors with the flexibility to determine whether the two roles should be combined or separated based upon the Company’s needs. Our board of directors believes that having the same individual in the role of the chairman and the chief executive officer is the appropriate structure for the company at this time. Our board of directors believes the current leadership structure serves as an aid in the board of directors’ oversight of management and it provides the Company with an efficient governance structure.

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Risk Management

The board of directors discharges its responsibilities, and assesses the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, and management is responsible for conducting business in an ethical and risk mitigating manner where decisions are undertaken with a culture of ownership. Our board of directors oversees management in their duty to manage the risk of our company and each of our subsidiaries. Our board of directors regularly reviews information provided by management as management works to manage risks in the business. Our board of directors has also established board committees to assist the full board of directors’ oversight by focusing on risks related to the particular area of concentration of the relevant committee. For example, the compensation committee oversees risks related to our executive compensation plans and arrangements, the audit committee oversees the financial reporting and control risks and the nominating and governance committee oversees risks associated with the independence of our board of directors and potential conflicts of interest. If a risk is of sufficient magnitude, a committee reports on the discussions of the applicable relevant risk to the full board of directors during the committee reports portion of the board of directors meetings. The full board of directors incorporates the insight provided by these reports into its overall risk management analysis.

Meetings

No director who served as a director during the past year of CDx attended fewer than 75% of the aggregate of the total number of meetings of the CDx board of directors.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 18,408,814 shares of our common stock, held by the stockholders named in the table below, which amount includes 7,571,395 common shares issuable upon the exercise of warrants held by the selling stockholders. The selling stockholders may exercise their warrants at any time in their sole discretion. All of the selling stockholders named below acquired their shares of our common stock and warrants directly from us pursuant to the terms of the Merger.

Except as indicated below, none of the selling stockholders has held a position as an officer or director of the company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. Except as otherwise indicated in the footnotes to the table, the selling stockholders possess sole voting and investment power with respect to the shares shown, and no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.

The following table sets forth certain information known to us as of the date of this prospectus and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of our common stock by the selling stockholders who participated in the private placement mentioned above. The share amounts under the columns “Shares Beneficially Owned Before the Offering” and “Maximum Number of Shares Offered” consist of the shares of our common stock sold by us in the private placement described above, including shares issuable to the selling shareholder upon the exercise of outstanding warrants. The share amounts under the columns “Shares Beneficially Owned after the Offering” assume all of the offered shares are sold pursuant to this prospectus.

33

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Included in Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering
Daniel Yazbeck TTEE Adriana Tomazelli Trust dtd 2/3/15 (2)	1,000,000	50,000	950,000	8.61%
Alexava Holdings Inc. (3)	150,000	150,000	-	-
Allen Gabriel (4)	45,454	45,454	-	-
Andrej Schon (5)	45,454	45,454	-	-
Andy Hyde (6)	545,454	545,454	-	-
Anup Dadhania (7)	52,671	52,671	-	-
AQS (8)	22,727	22,727	-	-
Daniel Yazbeck TTEE Ary Investment Trust dtd 2/3/15 (9)	1,000,000	50,000	950,000	8.61%
Barbara Lile-Duzsik (10)	45,454	45,454	-	-
Barry Seibel (11)	60,000	60,000	-	-
Binij J Shah (12)	205,620	205,620	-	-
Blue Earth Fund LP (13)	526,706	526,706	-	-
Brasel Family Partners Ltd (14)	275,000	275,000	-	-
Brenna Tanzosh (15)	45,460	45,460	-	-
Brian Harris (16)	54,544	54,544	-	-
Bumpsy Enterprises Inc (17)	50,000	50,000	-	-
C Joseph Vanhaverbeke TTEE C Joseph Vanhaverbeke Trust 1 dtd 2/15/95 (18)	136,362	136,362	-	-
C. Stephen Chapman (19)	45,454	45,454	-	-
Chad Krull (20)	260,378	260,378	-	-
Charles D. Krull (21)	181,818	181,818	-	-
Charles H. Dyson Trust #2 dtd 4/15/76 (22)	100,000	100,000	-	-
Charles H. Dyson Trust #2 dtd 8/2/68 (23)	100,000	100,000	-	-
Charles Krull (24)	52,810	52,810	-	-
Christopher Morrow (25)	50,000	50,000	-	-
Christopher R Hermann (26)	196,528	196,528	-	-
Clayton A. Struve (27)	115,568	115,568	-	-
Conor Edmiston (28)	146,278	131,000	15,278	0.14%
Damon Thomas (29)	45,454	45,454	-	-
Daniel E. Egeland (30)	52,670	52,670	-	-
Daniel Sauder (31)	52,670	52,670	-	-
Daniel Yazbeck (32)	426,667	500	426,167	3.86%
David Bortolin (33)	221,027	24,500	196,527	1.78%
David Gregarek (34)	355,919	355,919	-	-
David I Wolsk (35)	4,000	4,000	-	-
Deborah J. Wilson & William M. Hoadley JTWROS (36)	80,000	80,000	-	-
Debra Hanson (37)	27,272	27,272	-	-
Denise Simpson & Tracy Simpson JTWROS (38)	27,272	27,272	-	-
Donald Ossey (39)	52,670	52,670	-	-
Doug Francis (40)	209,845	209,845	-	-
Dr. Kent Hartley Revocable Trust (41)	100,000	100,000	-	-
Daniel Yazbeck TTEE Dr O Shaddad Trust dtd 2/3/15 (42)	946,667	47,333	899,334	8.16%
ECT LP (43)	1,363,636	1,363,636	-	-
Elden Roy Gosney (44)	45,454	45,454	-	-
Emerson Thomas Springer Jr. (45)	45,454	45,454	-	-
George E Conniff TTEE Esther M Harpe Trust (46)	60,000	60,000	-	-
Fourdice Ventures LLC (47)	36,000	36,000	-	-
Francis Russo (48)	50,000	50,000	-	-
Fusion Design Inc. (49)	39,550	39,550	-	-
G Value Fund LLC (50)	45,454	45,454	-	-
Gary W Levine (51)	45,454	45,454	-	-
George Jackoboice (52)	177,083	125,000	52,083	0.47%
GKG Investments LLC (53)	587,292	587,292	-	-
Gordon Holmes (54)	27,272	27,272	-	-
Gregorio E Salivio (55)	1,000	1,000	-	-
Gregory H Blaine (56)	20,000	20,000	-	-
Harsh Sutaria (57)	46,000	46,000	-	-

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Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Included in Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering
Howard Katkov (58)	105,341	105,341	-	-
Hugh L Fagan (59)	200,000	200,000	-	-
James Jordan (60)	8,400	8,400	-	-
Jeffrey Landstrom (61)	40,000	40,000	-	-
Jerome W Dewald (62)	300,000	300,000	-	-
Joseph Gagliardo (63)	100,000	100,000	-	-
J J Peirce (64)	52,810	52,810	-	-
John Stuart & Jo Ellen Stuart JTWROS (65)	115,876	115,876	-	-
John Elliott (66)	50,000	50,000	-	-
John Saefke (67)	18,180	18,180	-	-
Jon Stagnitti & Melanie Stagnitti JTWROS (68)	46,000	46,000	-	-
Joseph Gagliardo (69)	52,960	52,960	-	-
Justin Hartfield (70)	209,845	209,845	-	-
Kadi Family Trust (71)	52,670	52,670	-	-
Keith Gelles (72)	100,000	100,000	-	-
Kevin Vance Pitts (73)	52,810	52,810	-	-
Kircher Family Foundation Inc (74)	90,908	90,908	-	-
Stephen C Kircher TTEE Kircher Irrevocable Trust FBO (75)	90,908	90,908	-	-
Kody Krien (76)	100,000	100,000	-	-
Lawrence E Cerf TTEE Lawrence E Cerf Revocable Trust (77)	52,531	52,531	-	-
Webb & Bordson, APC (78)	50,000	50,000	-	-
Leonard H. Hoffman (79)	45,454	45,454	-	-
Lester Petracca (80)	90,234	90,234	-	-
Louis J Schaufele (81)	45,454	45,454	-	-
Daniel Yazbeck TTEE Marcel Investment Trust dtd 2/3/15 (82)	733,333	36,667	696,666	6.32%
Margaret M. Dyson Trust #2 dtd 3/26/68 (83)	100,000	100,000	-	-
Mark Razdolsky (84)	45,454	45,454	-	-
Martin Siegel (85)	45,454	45,454	-	-
Matthew Gregarek (86)	327,103	327,103	-	-
Mehrdad Mark Mofid (87)	52,670	52,670	-	-
Michael J Dugas (88)	45,454	45,454	-	-
Michael Kennedy (89)	18,180	18,180	-	-
Michael Klein (90)	45,454	45,454	-	-
Michael Trent Hartley (91)	100,000	100,000	-	-
MIJO Enterprises, Inc. (92)	100,000	100,000	-	-
Micthell Tracy (93)	45,454	45,454	-	-
MJIC Inc (94)	45,454	45,454	-	-
Monte D Anglin & Janet S Anglin JTWROS (95)	20,000	20,000	-	-
Natalie Gregarek (96)	52,960	52,960	-	-
Nathanial Spoelman (97)	33,333	33,333	-	-
Nicholas Hadler (98)	108,639	101,000	7,639	0.07%
Nina Eliason (99)	7,770	1,000	6,770	0.06%
Nirav S Parikh & Kavita G Parikh JTWROS (100)	60,000	60,000	-	-
Daniel Yazbeck TTEE One World Trust dtd 2/3/15 (101)	927,500	46,375	881,125	7.99%
Parag Doshi (102)	20,000	20,000	-	-
Pat Welch (103)	52,531	52,531	-	-
Paul Dragul (104)	105,620	105,620	-	-
Paul Hamerton-Kelly (105)	18,200	18,200	-	-
Paul Ropner (106)	40,000	40,000	-	-
Paulson Company Investment Company LLC (107)	832,295	832,295	-	-
Paul Wyrsch (108)	166,182	166,182	-	-
Prashant Patel (109)	45,600	45,600	-	-
Rajnikant N Patel (110)	151,373	151,373	-	-

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Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Included in Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering
Ralph Olson (111)	100,000	100,000	-	-
Rebecca Gregarek (112)	52,960	52,960	-	-
Remsen Holdings LLC (113)	100,000	100,000	-	-
Rex R Smith & Lisa A Smith JTWROS (114)	10,000	10,000	-	-
Richard Cowan (115)	400,000	400,000	-	-
Richard Rouse (116)	233,333	50,000	183,333	1.66%
Rob Lewis (117)	88,477	4,450	84,027	0.76%
Robert Vigil (118)	53,195	2,500	50,695	0.46%
Robert L. Burch (119)	454,544	454,544	-	-
Robert R. Dyson (120)	100,000	100,000	-	-
Robin White (121)	5,000	5,000	-	-
Ropner Investments, LLC (122)	100,000	100,000	-	-
Ryan Hildenbrand (123)	18,180	18,180	-	-
Ryan W. Shay (124)	45,454	45,454	-	-
Samuel Sanzeri (125)	617,601	14,100	603,501	5.47%
Scott R Schroeder & Mary K Schroeder JTWROS (126)	105,620	105,620	-	-
Shaun Arora TTEE Shaun Dhingra Arora Living Trust dtd 11/25/98 (127)	210,683	210,683	-	-
Silverado Ins PCC (128)	105,341	105,341	-	-
Steve Strasser (129)	80,000	80,000	-	-
Steven J Davis (130)	120,680	120,680	-	-
Sunit V Dadhania (131)	54,546	54,546	-	-
Susan Hilliard (132)	909,090	909,090	-	-
SY Kim (133)	17,778	2,500	15,278	0.14%
Alvin Perry & Rauna Perry Trust (134)	60,000	60,000	-	-
The Rosebud Group LLC (135)	200,000	200,000	-	-
Theodore C. Yoon (136)	50,000	50,000	-	-
Thomas A. Szabo (137)	250,000	250,000	-	-
Thomas Prasil (138)	499,575	499,575	-	-
Thomas Gruber (139)	387,781	10,004	377,777	3.43%
Trevor A Allen (140)	45,454	45,454	-	-
Veronica Murano & Thomas Volckening JTWROS (141)	161,796	161,796	-	-
Village Partners LLC (142)	52,810	52,810	-	-
Vinod Dadhania (143)	45,500	45,500	-	-
John L Wallace TTEE Wallace Family Trust (144)	90,908	90,908	-	-
Webb & Bordson, APC (145)	112,500	112,500	-	-
William Bolt (146)	45,454	45,454	-	-
William Esson (147)	30,000	30,000	-	-
William Paul Sterling (148)	18,180	18,180	-	-
WPE Kids Partners, LP (149)	400,000	400,000	-	-
WS Investment Company LLC (150)	50,000	50,000	-	-
Daniel Yazbeck TTEE Yazbeck Living Trust (151)	3,875,000	193,750	3,681,250	33.38%
YCIG Inc (152)	420,000	420,000	-
YP Holdings LLC (153)	540,908	540,908	-
Daniel Yazbeck TTEE Zoe Enterprises Trust dtd 2/3/15 (154)	1,000,000	50,000	950,000	8.61%

36

(1)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold, including shares issuable upon exercise of warrants and options; and (b) that no other shares of our Common Stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.
(2)	The selling stockholder indicated to us that Daniel Yazbeck, Trustee of Adriana Tomazelli Trust has voting and investment power over the shares it is offering for resale. The 1,000,000 share beneficially owned consist of 1,000,000 shares of Common Stock of which 50,000 shares are being offer for resale.
(3)	The selling stockholder indicated to us that Lori Ferrara, President of Alexava Holdings, Inc., has voting and investment power over the shares it is offering for resale. The 150,000 shares beneficially owned consist of 150,000 shares of Common Stock.
(4)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(5)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(6)	The 545,454 shares beneficially owned consist of 272,727 shares of Common Stock and 272,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(7)	The 52,671 shares beneficially owned consist of 23,494 shares of Common Stock and 29,177 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(8)	The selling stockholder indicated to us that John Park, CEO of All Quality Services, Inc., has voting and investment power over the shares it is offering for resale. The 22,727 shares beneficially owned consist of 22,727 shares of Common Stock.
(9)	The selling stockholder indicated to us that Daniel Yazbeck, Trustee of ARY Investment Trust has voting and investment power over the shares it is offering for resale. The 1,000,000 shares beneficially owned consist of 1,000,000 shares of Common stock of which 50,000 shares are being offer for resale.
(10)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(11)	The 60,000 shares beneficially owned consist of 30,000 shares of Common Stock and 30,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(12)	The 205,620 shares beneficially owned consist of 97,128 shares of Common Stock and 108,492 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(13)	The selling stockholder indicated to us that Brett Conrad, Managing Member and General Partner of Blue Earth Fund, LP has voting and investment power over the shares it is offering for resale. The 526,706 shares beneficially owned consist of 234,944 shares of Common Stock and 291,762 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(14)	The selling stockholder indicated to us that Tim Brasel, General Partner of Brasel Family Partners Ltd has voting and investment power over the shares it is offering for resale. The 275,000 shares beneficially owned consist of 275,000 shares of Common Stock.
(15)	The 45,460 shares beneficially owned consist of 22,730 shares of Common Stock and 22,730 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(16)	The 54,544 shares beneficially owned consist of 22,272 shares of Common Stock and 22,272 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(17)	The selling stockholder indicated to us that Eric T. Wiseman, President of Bumpsy Enterprises, Inc., has voting and investment power over the shares it is offering for resale. The 66,284 shares beneficially owned consist of 50,000 shares of Common Stock and 16,284 shares of Common Stock issuable upon exercise of options to purchase Common Stock.
(18)	The 136,362 shares beneficially owned consist of 68,181 shares of Common Stock and 68,181 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(19)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(20)	The 260,738 shares beneficially owned consist of 121,098 shares of Common Stock and 139,280 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(21)	The 181,818 shares beneficially owned consist of 90,909 shares of Common Stock and 90,909 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(22)	The selling stockholder indicated to us that Robert R. Dyson, Trustee of Charles H. Dyson Trust #2 dtd 4/15/76 has voting and investment power over the shares it is offering for resale. The 100,000 shares beneficially owned consist of 100,000 shares of Common Stock.

37

(23)	The selling stockholder indicated to us that Robert R. Dyson, Trustee of Charles H. Dyson Trust #2 dtd 8/2/68 has voting and investment power over the shares it is offering for resale. The 100,000 shares beneficially owned consist of 100,000 shares of Common Stock.
(24)	The 52,810 shares beneficially owned consist of 23,564 shares of Common Stock and 29,246 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(25)	The 50,000 shares beneficially owned consist of 50,000 shares of Common Stock.
(26)	The 196,528 shares beneficially owned consist of 92,582 shares of Common Stock and 103,946 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(27)	The 115,568 shares beneficially owned consist of 51,534shares of Common Stock and 64,034 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(28)	The 146,278 shares beneficially owned consist of 131,000 shares of Common Stock and 15,278 shares of Common Stock issuable upon exercise of stock options to purchase Common Stock.
(29)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(30)	The 52,670 shares beneficially owned consist of 23,494 shares of Common Stock and 29,176 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(31)	The 52,670 shares beneficially owned consist of 23,494 shares of Common Stock and 29,176 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(32)	The 426,667 shares beneficially owned consist of 10,000 shares of Common Stock and 416,667 shares of Common Stock issuable upon exercise of options to purchase Common Stock.
(33)	The 221,027 shares beneficially owned consist of 24,500 shares of Common Stock and 196,527 shares of Common Stock issuable upon exercise of options to purchase Common Stock.
(34)	The 355,919 shares beneficially owned consist of 297,278 shares of Common Stock and 58,641 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(35)	The 4,000 shares beneficially owned consist of 4,000 shares of Common Stock.
(36)	The selling stockholder indicated to us that Deborah J. Wilson & William M. Hoadley of Deborah J. Wilson & William M. Hoadley JTWROS has voting and investment power over the shares it is offering for resale. The 80,000 shares beneficially owned consist of 40,000 shares of Common Stock and 40,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(37)	The 22,272 shares beneficially owned consist of 13,636 shares of Common Stock and 13,636 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(38)	The 22,272 shares beneficially owned consist of 13,636 shares of Common Stock and 13,636 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(39)	The 52,670 shares beneficially owned consist of 23,494 shares of Common Stock and 29,176 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(40)	The 209,845 shares beneficially owned consist of 93,559 shares of Common Stock and 116,286 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(41)	The selling stockholder indicated to us that Kent Hartley, Trustee of Dr. Kent Hartley Revocable Trust has voting and investment power over the shares it is offering for resale. The 100,000 shares beneficially owned consist of 100,000 shares of Common Stock.
(42)	The selling stockholder indicated to us that Daniel Yazbeck, Trustee of Dr. O. Shaddad Trust has voting and investment power over the shares it is offering for resale. The 946,667 shares beneficially owned consist of 946,667 shares of Common Stock of which 47,333 are being offered for resale.
(43)	The selling stockholder indicated to us that Jack Sweigart of ECT, LP has voting and investment power over the shares it is offering for resale. The 1,363,636 shares beneficially owned consist of 681,818 shares of Common Stock and 681,818 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(44)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(45)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.

38

(46)	The selling stockholder indicated to us that George E. Conniff, Trustee of Esther M. Harpe Trust has voting and investment power over the shares it is offering for resale. The 60,000 shares beneficially owned consist of 30,000 shares of Common Stock and 30,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(47)	The selling stockholder indicated to us that Charles Noh & Jean-Jaques Dandrieux, of Fourdice Ventures LLC has voting and investment power over the shares it is offering for resale. The 36,000 shares beneficially owned consist of 18,000 shares of Common Stock and 18,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(48)	The 50,000 shares beneficially owned consist of 25,000 shares of Common Stock and 25,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(49)	The selling stockholder indicated to us that Mark Brinkerhoff and Douglas R. Grundstrom, Treasurer of Fusion Design, Inc., has voting and investment power over the shares it is offering for resale. The 39,550 shares beneficially owned consist of 39,550 shares of Common Stock.
(50)	The selling stockholder indicated to us that Michael Glickstein, Secretary and Treasurer of G Value Fund, LLC has voting and investment power over the shares it is offering for resale. The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(51)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(52)	The 177,083 shares beneficially owned consist of 125,000 shares of Common Stock and 52,083 shares of Common Stock issuable upon exercise of options to purchase Common Stock.
(53)	The selling stockholder indicated to us that Matthew Gregarek, Managing Partner of GKG Investments, LLC has voting and investment power over the shares it is offering for resale. The 587,292 shares beneficially owned consist of 447,282 shares of Common Stock and 140,010 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(54)	The 27,272 shares beneficially owned consist of 13,636 shares of Common Stock and 13,636 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(55)	The 1,000 shares beneficially owned consist of 1,000 shares of Common Stock.
(56)	The 20,000 shares beneficially owned consist of 10,000 shares of Common Stock and 10,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(57)	The 46,000 shares beneficially owned consist of 23,000 shares of Common Stock and 23,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(58)	The 105,341 shares beneficially owned consist of 46,989 shares of Common Stock and 58,352 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(59)	The 200,000 shares beneficially owned consist of 100,000 shares of Common Stock and 100,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(60)	The 8,400 shares beneficially owned consist of 8,400 shares of Common Stock.
(61)	The 40,000 shares beneficially owned consist of 40,000 shares of Common Stock.
(62)	The 300,000 shares beneficially owned consist of 150,000 shares of Common Stock and 150,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(63)	The selling stockholder indicated to us that Joe Gagliardo, President of Joe Gagliardo and Associates has voting and investment power over the shares it is offering for resale. The 100,000 shares beneficially owned consist of 100,000 shares of Common Stock.
(64)	The 52,810 shares beneficially owned consist of 23,564 shares of Common Stock and 29,246 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(65)	The 115,876 shares beneficially owned consist of 51,688 shares of Common Stock and 64,188 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(66)	The 50,000 shares beneficially owned consist of 25,000 shares of Common Stock and 25,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(67)	The 18,180 shares beneficially owned consist of 9,090 shares of Common Stock and 9,090 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(68)	The 46,000 shares beneficially owned consist of 23,000 shares of Common Stock and 23,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.

39

(69)	The 52,960 shares beneficially owned consist of 23,639 shares of Common Stock and 29,321 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(70)	The 209,845 shares beneficially owned consist of 93,559 shares of Common Stock and 116,286 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(71)	The selling stockholder indicated to us that William J. Kadi and Sandra M. Kadi, Trustee of Kadi Family Trust has voting and investment power over the shares it is offering for resale. The 52,670 shares beneficially owned consist of 23,494 shares of Common Stock and 29,176 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(72)	The 100,000 shares beneficially owned consist of 50,000 shares of Common Stock and 50,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(73)	The 52,810 shares beneficially owned consist of 23,564 shares of Common Stock and 29,246 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(74)	The selling stockholder indicated to us that Stephen and Lari Kircher of Kircher Family Foundation, Inc. has voting and investment power over the shares it is offering for resale. The 90,908 shares beneficially owned consist of 45,454 shares of Common Stock and 45,454 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(75)	The selling stockholder indicated to us that Stephen and Lari Kircher of Kircher Family Irrevocable Trust FBO Douglas S. Kircher U/A dtd 12/29/2004 has voting and investment power over the shares it is offering for resale. The 90,908 shares beneficially owned consist of 45,454 shares of Common Stock and 45,454 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(76)	The 100,000 shares beneficially owned consist of 50,000 shares of Common Stock and 50,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(77)	The selling stockholder indicated to us that Susan M. Cerf, President and CEO of Lawrence E. Cerf Revocable Trust has voting and investment power over the shares it is offering for resale. The 52,531 shares beneficially owned consist of 23,425 shares of Common Stock and 29,106 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(78)	The selling stockholder indicated to us that Lenden F. Webb has voting and investment power over the shares it is offering for resale. The 50,000 shares beneficially owned consist of 50,000 shares of Common Stock.
(79)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(80)	The 90,234 shares beneficially owned consist of 40,230 shares of Common Stock and 50,004 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(81)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(82)	The selling stockholder indicated to us that Daniel Yazbeck, Trustee of Marcel Investment Trust has voting and investment power over the shares it is offering for resale. The shares beneficially owned consist of 733,333 shares of Common Stock of which 36,667 are being offered for resale.
(83)	The selling stockholder indicated to us that Robert R. Dyson, Trustee of Margaret M. Dyson Trust #2 dtd 3/26/68 has voting and investment power over the shares it is offering for resale. The 100,000 shares beneficially owned consist of 100,000 shares of Common Stock.
(84)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(85)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(86)	The 327,103 shares beneficially owned consist of 256,733 shares of Common Stock and 70,370 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(87)	The 52,670 shares beneficially owned consist of 23,494 shares of Common Stock and 29,176 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(88)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(89)	The 18,180 shares beneficially owned consist of 9,090 shares of Common Stock and 9,090 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(90)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(91)	The 100,000 shares beneficially owned consist of 100,000 shares of Common Stock.
(92)	The selling stockholder indicated to us that Michael J. Harris, President of MIJO Enterprises, Inc., has voting and investment power over the shares it is offering for resale. The 100,000 shares beneficially owned consist of 100,000 shares of Common Stock.

40

(93)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(94)	The selling stockholder indicated to us that Frank Marino, CEO of MJIC, Inc. has voting and investment power over the shares it is offering for resale. The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(95)	The selling stockholder indicated to us that Monte D. Anglin & Janet S. Anglin of Monte D. & Janet S. Anglin JTWROS has voting and investment power over the shares it is offering for resale. The 20,000 shares beneficially owned consist of 10,000 shares of Common Stock and 10,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(96)	The 52,960 shares beneficially owned consist of 23,639 shares of Common Stock and 29,321 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(97)	The 33,333 shares beneficially owned consist of 33,333 shares of Common Stock.
(98)	The 108,639 shares beneficially owned consist of 101,000 shares of Common Stock and 7,639 shares of Common Stock issuable upon exercise of options to purchase Common Stock.
(99)	The 7,770 shares beneficially owned consist of 1,000 shares of Common Stock and 6,770 shares of Common Stock issuable upon exercise of options to purchase Common Stock.
(100)	The 60,000 shares beneficially owned consist of 30,000 shares of Common Stock and 30,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(101)	The selling stockholder indicated to us that Daniel Yazbeck, Trustee of One World Trust has voting and investment power over the shares it is offering for resale. The shares beneficially owned consist of 927,500 shares of Common Stock of which 46,375 are being offered for resale.
(102)	The 20,000 shares beneficially owned consist of 10,000 shares of Common Stock and 10,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(103)	The 52,531 shares beneficially owned consist of 23,425 shares of Common Stock and 29,106 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(104)	The 105,620 shares beneficially owned consist of 47,128 shares of Common Stock and 58,492 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(105)	The 18,200 shares beneficially owned consist of 9,100 shares of Common Stock and 9,100 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(106)	The 40,000 shares beneficially owned consist of 20,000 shares of Common Stock and 20,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(107)	The 832,295 shares beneficially owned consist of 832,295 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock. The selling stockholder indicated to us that the following individuals and entities has voting and investment power over the shares it is offering for resale: River Integrity Investments LLC (of which Guy Hansen Young has voting and investment power) and DTA Investments LLC (of which Dale George Ragan, Tanya Ann Ragan, Adolfo Mathias Carmona and Donna Hardacre Carmona have voting and investment power).
(108)	The 116,182 shares beneficially owned consist of 51,841 shares of Common Stock and 64,341 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(109)	The 45,600 shares beneficially owned consist of 22,800 shares of Common Stock and 22,800 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(110)	The 151,573 shares beneficially owned consist of 70,005 shares of Common Stock and 81,368 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(111)	The 100,000 shares beneficially owned consist of 100,000 shares of Common Stock.
(112)	The 52,960 shares beneficially owned consist of 23,639 shares of Common Stock and 29,321 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(113)	The selling stockholder indicated to us that Edward Feldman, Managing Member of Remsen Holdings LLC has voting and investment power over the shares it is offering for resale. The 100,000 shares beneficially owned consist of 50,000 shares of Common Stock and 50,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(114)	The 10,000 shares beneficially owned consist of 5,000 shares of Common Stock and 5,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(115)	The 400,000 shares beneficially owned consist of 200,000 shares of Common Stock and 200,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.

41

(116)	The 233,333 shares beneficially owned consist of 50,000 shares of Common Stock and 183,333 shares of Common Stock issuable upon exercise of options to purchase Common Stock.
(117)	The 88,477 shares beneficially owned consist of 4,450 shares of Common Stock and 84,087 shares of Common Stock issuable upon exercise of options to purchase Common Stock.
(118)	The 53,195 shares beneficially owned consist of 2,500 shares of Common Stock and 50,695 shares of Common Stock issuable upon exercise of options to purchase Common Stock.
(119)	The 454,544 shares beneficially owned consist of 227,272 shares of Common Stock and 227,272 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(120)	The selling stockholder indicated to us that Jonathan Mark Ropner Managing Partner of Ropner Investments, LLC has voting and investment power over the shares it is offering for resale. The 100,000 shares beneficially owned consist of 50,000 shares of Common Stock and 50,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(121)	The 5,000 shares beneficially owned consist of 5,000 shares of Common Stock.
(122)	The selling stockholder indicated to us that Paul Benedict Ropner has voting and investment power over the shares it is offering for resale. The 100,000 shares beneficially owned consist of 100,000 shares of Common Stock.
(123)	The 18,180 shares beneficially owned consist of 9,090 shares of Common Stock and 9,090 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(124)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(125)	The 617,601 shares beneficially owned consist of 14,100 shares of Common Stock and 603,501 shares of Common Stock issuable upon exercise of options to purchase Common Stock.
(126)	The 105,620 shares beneficially owned consist of 47,128 shares of Common Stock and 58,492 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(127)	The selling stockholder indicated to us that Shaun Arora, Trustee of Shaun Dhingra Arora Living Trust dated 11/25/1998 has voting and investment power over the shares it is offering for resale. The 210,683 shares beneficially owned consist of 93,978 shares of Common Stock and 116,705 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(128)	The selling stockholder indicated to us that Michael Lewis, Trustee of Silverado Insurance, PCC SIL02 has voting and investment power over the shares it is offering for resale. The 105,341 shares beneficially owned consist of 46,989 shares of Common Stock and 58,352 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(129)	The 80,000 shares beneficially owned consist of 40,000 shares of Common Stock and 40,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(130)	The 120,680 shares beneficially owned consist of 120,680 shares of Common Stock.
(131)	The 54,546 shares beneficially owned consist of 27,273 shares of Common Stock and 27,273 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(132)	The 909,090 shares beneficially owned consist of 454,545 shares of Common Stock and 454,545 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(133)	The 17,778 shares beneficially owned consist of 2,500 shares of Common Stock and 15,278 shares of common stock issuable upon the exercise of options to purchase Common Stock.
(134)	The selling stockholder indicated to us that Alvin Perry Trustee of The Alvin & Rauna Perry Trust has voting and investment power over the shares it is offering for resale. The 60,000 shares beneficially owned consist of 30,000 shares of Common Stock and 30,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(135)	The selling stockholder indicated to us that Elizabeth C. Nichols, Member of The Rosebud Group, LLC has voting and investment power over the shares it is offering for resale. The 200,000 shares beneficially owned consist of 200,000 shares of Common Stock.
(136)	The 50,000 shares beneficially owned consist of 25,000 shares of Common Stock and 25,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(137)	The 250,000 shares beneficially owned consist of 250,000 shares of Common Stock.
(138)	The 499,575 shares beneficially owned consist of 232,742 shares of Common Stock and 266,833 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(139)	The 387,781 shares beneficially owned consist of 10,004 shares of Common Stock and 377,777 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(140)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.

42

(141)	The selling stockholder indicated to us that Veronica Marano & Thomas M. Volckening of Veronica Marano and Thomas Volckening JTWROS has voting and investment power over the shares it is offering for resale. The 161,796 shares beneficially owned consist of 72,148 shares of Common Stock and 89,648 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(142)	The selling stockholder indicated to us that George Lee, Co Managing Member of Village Partners, LLC has voting and investment power over the shares it is offering for resale. The 52,810 shares beneficially owned consist of 23,564 shares of Common Stock and 29,246 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(143)	The 45,500 shares beneficially owned consist of 22,750 shares of Common Stock and 22,750 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(144)	The selling stockholder indicated to us that John L. Wallace, Trustee of Wallace Family Trust has voting and investment power over the shares it is offering for resale. The 90,908 shares beneficially owned consist of 45,454 shares of Common Stock and 45,454 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(145)	The selling stockholder indicated to us that Lenden F. Webb, President of Webb & Bordson, APC has voting and investment power over the shares it is offering for resale. The shares beneficially owned consist of 112,500 shares of Common Stock.
(146)	The 45,454 shares beneficially owned consist of 22,727 shares of Common Stock and 22,727 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(147)	The 30,000 shares beneficially owned consist of 15,000 shares of Common Stock and 15,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(148)	The 18,180 shares beneficially owned consist of 9,090 shares of Common Stock and 9,090 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(149)	The selling stockholder indicated to us that Peter Wilson, President of WPE Kids Partners, LP has voting and investment power over the shares it is offering for resale. The 400,000 shares beneficially owned consist of 200,000 shares of Common Stock and 200,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(150)	The selling stockholder indicated to us that James A. Terranova, Director of WS Investment Company, LLC (2014A) has voting and investment power over the shares it is offering for resale. The shares beneficially owned consist of 50,000 shares of Common Stock.
(151)	The selling stockholder indicated to us that Daniel Yazbeck, Trustee of Yazbeck Living Trust has voting and investment power over the shares it is offering for resale. The shares beneficially owned consist of 3,875,000 shares of Common Stock of which 193,750 are being offered for resale.
(152)	The selling stockholder indicated to us that Daniel Yazbeck, President of YCIG, Inc., has voting and investment power over the shares it is offering for resale. The 420,000 shares beneficially owned consist of 420,000 shares of Common Stock.
(153)	The selling stockholder indicated to us that Michael Yurkowsky, Owner of YP Holdings LLC has voting and investment power over the shares it is offering for resale. The 540,908 shares beneficially owned consist of 295,454 shares of Common Stock and 245,454 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(154)	The selling stockholder indicated to us that Daniel Yazbeck, CEO of Zoe Enterprises Trust has voting and investment power over the shares it is offering for resale. The 1,000,000 shares beneficially owned consist of 1,000,000 shares of Common Stock of which 50,000 shares are being offer for resale.

PLAN OF DISTRIBUTION

We are registering (i) shares of common stock previously issued to the selling stockholders and (ii) shares of common stock to be issued to the selling stockholders upon their exercise of warrants previously issued to the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock previously issued to them. We will receive proceeds from the cash exercise of the warrants previously issued to them. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. A selling stockholder may use any one or more of the following methods when selling shares:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing of options, whether such options are listed on an options exchange or otherwise;
●	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part
●	sales pursuant to Rule 144;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

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If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3)or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to registration rights agreements. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or they may be entitled to contribution from the Company. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXECUTIVE COMPENSATION

CDx became our wholly owned subsidiary as a result of the consummation of the Merger on April 30, 2015. The following table summarizes all compensation earned in each of CDx’s last two fiscal years ended December 31, 2013 and 2014 by: (i) its principal executive officer; and (ii) its most highly compensated executive officer other than the principal executive officer who was serving as an executive officer of CDx as of the end of the last completed fiscal year. The tables below reflect the compensation for the CDx executive officers who are also named executive officers of the combined company.

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Summary Compensation Table

The following table lists the summary compensation of CDx’s named executive officers for the prior two fiscal years (CDx was incorporated in 2013):

Name and principal position	Year	Salary	Bonus	Stock awards	Option awards	All other comp.	Total

Daniel R. Yazbeck (1)(2)	2014	$97,500	$-	$-	$40,000	$-	$137,500
Chief Executive Officer (7)	2013	$-	$-	$-	$-	$-	$-

Samuel Sanzeri (5)	2014	$101,250	$-	$-	$40,000	$2,250	$143,500
President	2013	$-	$-	$-	$-	$-	$-

Thomas L. Gruber (3)(4)	2014	$70,000	$-	$-	$16,000	$1,875	$87,875
Chief Financial Officer and Chief Operating Officer	2013	$-	$-	$-	$-	$-	$-

(1)	In 2014, CDx established its 2014 Equity Incentive Plan pursuant to which it is authorized to grant up to an aggregate of 6,200,000 options to purchase shares of common stock. The Company assumed CDx’s 2014 Equity Incentive Plan upon consummation of the Merger.

(2)	In July 2014, Mr. Yazbeck was granted an option to purchase 250,000 shares of CDx’s common stock at $0.08 per share. The options subject to the grant began vesting as of December 1, 2013. 1/12th of the underlying shares vest each month thereafter.

(3)	In July 2014, Mr. Yazbeck was granted an option to purchase 250,000 shares of CDx’s common stock at $0.08 per share. The options subject to the grant began vesting as of July 1, 2014. 1/24th of the underlying shares vest each month thereafter.

(4)	In July 2014, Mr. Gruber was granted an option to purchase 200,000 shares of CDx’s common stock at $0.08 per share. The options subject to the grant began vesting as of June 21, 2014. 1/24th of the underlying shares vest each month thereafter. Mr. Gruber resigned as Chief Financial Officer effective as of September 1, 2015.

(5)	In July 2014, Mr. Sanzeri was granted an option to purchase 500,000 shares of CDx’s common stock at $0.08 per share. The options subject to the grant began vesting as of December 1, 2013. 1/24th of the underlying shares vest each month thereafter. Mr. Sanzeri was terminated as President in July 2015.

(4)	The current salary for the named executive officer is $180,000;
(7)	Effective as of September 29, 2015, Mr. Yazbeck was reinstated as our Chief Executive Officer.

Agreements with Named Executive Officers

Daniel R. Yazbeck

On October 15, 2014, CDx, Inc. entered into a five year employment agreement with Daniel R. Yazbeck. The employment agreement provides that Mr. Yazbeck shall serve as the CDx Chief Executive Officer or such other title or position as may be designated from time to time by the CDx board of directors. The employment agreement can be terminated pursuant to written notification by either CDx or Mr. Yazbeck, which notification may occur at any time for any reason. Mr. Yazbeck’s initial base salary is $180,000 per year, subject to periodic review by the CDx board of directors and may be increased in the discretion of CDx.

Under the terms of the employment agreement, Mr. Yazbeck is also eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other perquisites which are made available to the CDx executives and for which Mr. Yazbeck qualifies. Additionally, Mr. Yazbeck is entitled to be reimbursed for supplemental insurance products including life insurance at a cost of up to an additional $15,000 per year. CDx also provides a leased vehicle with operating expenses, not to exceed $800 per month, which CDx commenced paying in March 2015.

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Under the terms of the employment agreement, should CDx terminate Mr. Yazbeck’s employment other than for cause during the first 5 years of the employment agreement, or should Mr. Yazbeck resign for good reason, CDx shall have no further obligation under the employment agreement, except that CDx will continue to pay Mr. Yazbeck’s base salary for a two year period, (less, if applicable, any long-term disability payments) and the Target Bonus (as defined below) for a one year period following termination of Mr. Yazbeck’s employment on the normal payroll dates, and in addition one hundred percent (100%) of Mr. Yazbeck’s then-outstanding unvested stock options shall immediately vest.

The employment agreement provides that for each fiscal year during the employment agreement, Mr. Yazbeck shall be eligible for an incentive bonus. For each full fiscal year of employment, Mr. Yazbeck shall be eligible for an incentive bonus of up to one hundred percent (100%) of his annual base salary and his performance objectives shall be set such that one hundred percent (100%) completion of his objectives shall entitle him to at least seventy-five percent (75%) of the bonus (the “Target Bonus”). During the first year of employment Mr. Yazbeck shall be eligible for the bonus plan as outlined in the employment agreement. After the first year, the bonus amount will be based on the following factors: (1) the financial performance of CDx as determined and measured by CDx’s board of directors, and (2) Mr. Yazbeck’s achievement of management targets and goals as set by CDx. The bonus amount is intended to reward contribution to CDx’s performance over an entire fiscal year, and on the basis of continuing, cumulative contribution, and consequently will be paid only if Mr. Yazbeck is employed and in good standing at the time of bonus payments, which will occur each quarter. CDx accrued a $45,000 bonus for Mr. Yazbeck in compliance with the terms of his target bonus milestones for completion of a working prototype. The bonus was paid in March 2015.

The foregoing is only a brief description of the material terms of the employment agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such description is qualified in their entirety by reference to the employment agreement which is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2015.

Outstanding Equity Awards at Fiscal Year End

The following table lists the outstanding equity awards held by CDx’s named executive officers at December 31, 2014:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS (1)						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercisable Price	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested	Market Value of Shares or Units of Stock that have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested
Daniel Yazbeck (2)(3)	333,333	166,667	166,667	$0.08	7/11/2024	-	-	-	-
Thomas Gruber (4)	50,000	150,000	150,000	$0.08	7/11/2024	-	-	-	-
Samuel Sanzeri (5)	261,833	229,167	229,167	$0.08	7/11/2024	-	-	-	-

(1)	In 2014, CDx established its 2014 Equity Incentive Plan pursuant to which it is authorized to grant up to an aggregate of 6,200,000 options to purchase shares of common stock. The Company assumed CDx’s 2014 Equity Incentive Plan upon consummation of the Merger.

(2)	In July 2014, Mr. Yazbeck was granted an option to purchase 250,000 shares of CDx’s common stock at $0.08 per share. The options subject to the grant began vesting as of December 1, 2013. 1/12th of the underlying shares vest each month thereafter.

(3)	In July 2014, Mr. Yazbeck was granted an option to purchase 250,000 shares of CDx’s common stock at $0.08 per share. The options subject to the grant began vesting as of July 1, 2014. 1/24th of the underlying shares vest each month thereafter.

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(4)	In July 2014, Mr. Gruber was granted an option to purchase 200,000 shares of CDx’s common stock at $0.08 per share. The options subject to the grant began vesting as of June 21, 2014. 1/24th of the underlying shares vest each month thereafter. In March 2015, Mr. Gruber was granted an option to purchase 550,000 shares of CDx’s common stock at $0.55 per share. The options subject to grant began vesting as of January 1, 2015. 1/18th of the underlying shares vest each month thereafter. Mr. Gruber resigned as Chief Executive Officer as of September 1, 2015.

(5)	In July 2014, Mr. Sanzeri was granted an option to purchase 500,000 shares of CDx’s common stock at $0.08 per share. The options subject to the grant began vesting as of December 1, 2013. 1/24th of the underlying shares vest each month thereafter. In March 2015, Mr. Sanzeri was granted an option to purchase 500,000 shares of CDx’s common stock at $0.55 per share. The options subject to grant began vesting on January 1, 2015. 1/24th of the underlying shares vest each month thereafter. Mr. Sanzeri was terminated as President in July 2015 .

Director Compensation

The following table lists the compensation of CDx’s directors, during the last fiscal year ended December 31, 2014:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Daniel Yazbeck	—	—	—	(2)(3)	—	—	—	—
Thomas Gruber	—	—	—	(4)	—	—	—	—
Stephen M. Katz	—	—	—	(5)	—	—	—	—

(1)	In 2014, CDx established its 2014 Equity Incentive Plan pursuant to which it is authorized to grant up to an aggregate of 6,200,000 options to purchase shares of common stock. The Company assumed CDx’s 2014 Equity Incentive Plan upon consummation of the Merger.

(2)	In July 2014, Mr. Yazbeck was granted an option to purchase 250,000 shares of CDx’s common stock at $0.08 per share. The options subject to the grant began vesting as of December 1, 2013. 1/12th of the underlying shares vest each month thereafter.

(3)	In July 2014, Mr. Yazbeck was granted an option to purchase 250,000 shares of CDx’s common stock at $0.08 per share. The options subject to the grant began vesting as of July 1, 2014. 1/24th of the underlying shares vest each month thereafter.

(4)	In July 2014, Mr. Gruber was granted an option to purchase 200,000 shares of CDx’s common stock at $0.08 per share. The options subject to the grant began vesting as of June 21, 2014. 1/24th of the underlying shares vest each month thereafter. In March 2015, Mr. Gruber was granted an option to purchase 550,000 shares of CDx’s common stock at $0.55 per share. The options subject to grant began vesting as of January 1, 2015. 1/18th of the underlying shares vest each month thereafter.

(5)	In July 2014, Mr. Katz was granted an option to purchase 50,000 shares of CDx’s common stock at $0.08 per share. The options subject to the grant began vesting as of July 1, 2014. 1/24th of the underlying shares vest each month thereafter. In March 2015, Mr. Katz was granted an option to purchase 250,000 shares of CDx’s common stock. The options subject to the grant began vesting on March 15, 2015. 1/24th of the underlying shares vest each month thereafter.

Director Compensation Arrangements

Director Steve Katz was awarded options to purchase 300,000 shares in CDx’s common stock.

Director Federico Pier was awarded options to purchase 250,000 shares in CDx’s common stock.

Director George Jackoboice, Jr. was awarded options to purchase 250,000 shares in CDx’s common stock.

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Commencing as of April 30, 2015, the Company has agreed to pay each Board member $500 for each in person meeting and $250 for each telephonic meeting, and the Chairman of the Compensation, Ethics and Nominating and Governance Committees will receive a $5,000 per year stipend, and the Chairman of the Audit Committee will receive a $25,000 per year stipend.

We also reimburse all directors for any expenses incurred in attending directors’ meetings. We also provide officers and directors liability insurance.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of any transaction occurring since September 16, 2013 (inception) for CDx and since August 1, 2013 for the Company prior to the Merger, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions:

CDx

None.

Company Prior to Merger

On May 14, 2013, we offered and sold 3,000,000 shares of common stock to Andrejs Levaskovics, our President, Treasurer, sole Director and Secretary at a purchase price of $0.001 per share, for aggregate proceeds of $3,000.

As of July 31, 2014, Andrejs Levaskovics, the Company’s President, Treasurer, sole Director and Secretary had advanced $5,217 to the Company. This amount is payable upon demand, unsecured, non-interest bearing, has no term.

Review and Approval of Transactions with Related Persons

In reviewing and approving transactions with related persons, CDx’s board of directors considered all material factors in relation to such related person’s role in a proposed transaction, including, without limitation, the related person’s indirect or direct financial interest in the proposed transaction, other interests such related person may have in the proposed transaction, the terms and conditions of the proposed transaction, and whether such transaction is on an equivalent to arms-length basis. After reviewing and factoring all these considerations, CDx’s board of directors, and the disinterested directors, if applicable, determined whether to approve the proposed transaction with the respective related person. While CDx did not have any written polices with respect to review and approval of any such transactions with related persons, CDx’s believes the processes its board of directors has followed ensure the appropriateness of its entry into such transactions with related persons and that they were entered into on terms on an equivalent basis to an arms-length transaction.

Director Independence

Board of Directors

The Board, in the exercise of its reasonable business judgment, has determined that Federico Pier, Stephen M. Katz and George Jackoboice qualify as independent directors pursuant to Nasdaq Stock Market Rule 5605(a)(2) and applicable SEC rules and regulations. Mr. Yazbeck is currently employed as our Chief Executive Officer and Chief Financial Officer, and therefore would not be considered an independent director.

Potential Conflicts of Interest

Since we did not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees were performed by our directors. Thus, there was an inherent conflict of interest.

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 375,000,000 shares of common stock, par value $0.001 per share.

Common Stock

Of the authorized common stock, 21,845,932 shares are outstanding as of June 30, 2015. The holders of our common stock are entitled to receive dividends from our funds legally available therefor only when, as and if declared by our Board, and are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon the liquidation, dissolution or winding-up of our affairs. Holders of our common stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our common stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Nevada corporate law. The holders of our common stock do not have cumulative voting rights, which mean that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our common stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of our common stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

Warrants

Pursuant to the terms of the Merger, the Company has assumed the warrants previously issued by CDx which total 7,571,395. These warrants have a term of 5 years and have an exercise price of $1.10 per share. This description of the warrants does not purport to be a complete description of the rights and obligations of the parties thereunder, and such description is qualified in its entirety by reference to the form of warrant which is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2015.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of April 9, 2015. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	6,191,000	$0.39	235,838
Equity compensation plans not approved by stockholders	None	N/A	N/A

In connection with the Merger, on April 30, 2015, the Company adopted the MyDx, Inc. 2015 Equity Incentive Plan (the “Plan”). The Plan is intended to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive to employees, directors and consultants, and; to promote the success of the Company’s business. The Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units. The maximum number of shares available to be issued under the Plan is currently 6,200,000 shares, subject to adjustments for any stock splits, stock dividends or other specified adjustments which may take place in the future. The Plan is administered by our Company’s Board of Directors. Persons eligible to participate in the Plan are: 1) employees; 2) non-employee members of our Company’s Board of Directors; and 3) consultants and other independent advisors who provide services to our Company. Options granted under the Plan are evidenced by agreement between the recipient and our Company, subject to the terms of the Plan.

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The foregoing is only a brief description of the material terms of the Plan, and does not purport to be a complete description of the Plan, and such description is qualified in its entirety by reference to the Plan which is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2015.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, our By-Laws and Delaware Law

Anti-takeover Effects of Nevada Law

Business Combination

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (“NRS”), generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; and extends beyond the expiration of the three-year period, unless:

●	the transaction was approved by the board of directors prior to the person becoming an interested stockholder or is later approved by a majority of the voting power held by disinterested stockholders, or
●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Currently, we have no Nevada shareholders and since this offering will not be made in the State of Nevada, no shares will be sold to its residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do so. Accordingly, there are no anti-takeover provisions that have the effect of delaying or preventing a change in our control.

Control Share Acquisition

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations,” which are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

50

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the tenth day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

Shares Eligible for Future Sale

As of the date hereof, there were 21,845,932 shares of our common stock outstanding. We are authorized to issue by our Articles of Incorporation, an aggregate of 375,000,000 shares of common stock, par value $0.001 per share.

Rule 144

●	Pursuant to Rule 144 of the Securities Act, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months (or longer in the case of former shell companies as described below) would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.
●	Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of: 1% of total shares outstanding and the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a 144 notice with respect to such sale (which average volume criteria only applies if the company’s securities become listed on NASDAQ or an exchange).

Provided, in each case that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since our shares are quoted on the OTC Markets, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

51

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

The Company was a shell company prior to the filing of the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2015. Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
●	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144 our stockholders will be able to sell their shares of our common stock without registration from and after the one year anniversary of our filing of current comprehensive disclosure in the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2015.

LEGAL MATTERS

The validity of the subscription rights and the shares of common stock issuable upon exercise of such rights will be passed upon for us by The Doney Law Firm. 4955 S. Durango Dr., Suite 165, Las Vegas, Nevada 89113.

EXPERTS

The consolidated financial statements of CDx, Inc. as of December 31, 2014 and 2013, for the year ended December 31, 2014 and the period from September 16, 2013 (date of inception) to December 31, 2013 included in this prospectus have been so included in reliance on the report of Burr Pilger Mayer, Inc., an independent registered public accounting firm, given the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of MyDx, Inc. (formerly Brista Corp.) for the years ended July 31, 2014 and 2013, and inception to date periods, in this prospectus have been so included in reliance on the report of Cutler & Co., LLC, an independent registered public accounting firm, given the authority of said firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel was hired on a contingent basis, and no expert or counsel will receive a direct or indirect interest in the Company or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of securities described in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits and schedules filed with it, and reports or other information we may file with the SEC at the public reference facilities maintained by the SEC as described below.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.cdxlife.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

52

INDEX TO FINANCIAL STATEMENTS

MyDx, Inc.

BRISTA CORP	Page
Audited Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of July 31, 2014 and 2013	F-3
Statements of Operations for the year ended July 31, 2014 and the period from December 20, 2012 (date of inception) to July 31, 2013	F-4
Statement of Changes in Stockholders’ Equity (Deficit) for the year ended July 31, 2014 and the period from December 20, 2012 (date of inception) to July 31, 2014	F-5
Statement of Cash Flows for the year ended July 31, 2014 and the period from December 20, 2012 (date of inception) to July 31, 2013	F-6
Notes to Audited Financial Statements for the year ended July 31, 2014, the period from inception (December 20, 2012) to July 31, 2013 and the period of inception (December 20, 2012) to July 31, 2014	F-7 - F-10

Unaudited Statements :
Condensed Balance Sheets as of January 31, 2015 (Unaudited) and July 31, 2014	F-11
Condensed Statements of Operations for the three and six months ended January 31, 2015 and 2014 (Unaudited), and the period since inception (December 20, 2012) to January 31, 2015 (Unaudited)	F-12
Condensed Statement of Changes in Stockholders’ Equity (Deficit) for the period since inception (December 20, 2012) to January 31, 2015 (Unaudited)	F-13
Condensed Statements of Cash Flows for the six months ended January 31, 2015 and 2014 (Unaudited) and for the period since inception (December 20, 2012) to January 31, 2015 (Unaudited)	F-14
Notes to the Unaudited Condensed Financial Statements for the six months ended January 31, 2015 and 2014 and the period from inception (December 20, 2012) to January 31, 2015	F-15 - F-19

Condensed Consolidated Balance Sheets as of June 30, 2015 (Unaudited) and December 31, 2014	F-20
Condensed Consolidated Statements of Operations for the three months and six months ended June 30, 2015 and 2014 (unaudited)	F-21
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2015 and 2014 (unaudited)	F-22
Notes to Condensed Consolidated Financial Statements	F-23

CDx, Inc.
Audited Statements:	Page
Report of Independent Registered Public Accounting Firm	F-38
Balance Sheets as of December 31, 2014 and 2013	F-39
Statements of Operations for the year ended December 31, 2014 and the period from September 16, 2013 (date of inception) to December 31, 2013	F-40
Statements of Stockholders’ Deficit for the year ended December 31, 2014 and the period from September 16, 2013 (date of inception) to December 31, 2013	F-41
Statements of Cash Flows for the year ended December 31, 2014 and the period from September 16, 2013 (date of inception) to December 31, 2013	F-42
Notes to Financial Statements for the year ended December 31, 2014 and the period from September 16, 2013 (date of inception) to December 31, 2013	F-43 - F-58

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Brista Corp.

Stigu iela, 26 dz. 2

Mezares, Babites pagasts, Latvia LV- 2101

We have audited the accompanying balance sheets of Brista Corp. (a development stage company) as of July 31, 2014 and 2013 and the related statement of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended July 31, 2014, and the period from Inception (December 20, 2012) to July 31, 2013, and the period from Inception (December 20, 2012) to July 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brista Corp. as of July 31, 2014 and 2013 and the results of its operations and its cash flows for the year ended July 31, 2014, the period from Inception (December 20, 2012) to July 31, 2013, and the period from Inception (December 20, 2012) to July 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements the Company has suffered losses from operations since Inception (December 20, 2012) and currently does not have sufficient available funding to fully implement its business plan. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arvada, Colorado
September 25, 2014	Cutler & Co. LLC

12191 W. 64th Avenue, Suite 205B, Arvada, Colorado 80004	● Phone: 303.968.3281	● Fax: 303.456.7488	● www.cutlercpas.com

F-2

BRISTA CORP.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

(AUDITED)

	JULY 31, 2014	JULY 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$8,380	$3,088
Total current assets	8,380	3,088

Total Assets	$8,380	$3,088

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)

Current Liabilities
Accrued rent	$4,000	$-
Loan from shareholder	5,217	217
Total current liabilities	9,217	217

Total Liabilities	9,217	217

Commitments and Contingencies

Stockholder’s Equity (Deficit)
Common stock, $0.001 par value, 75,000,000 shares authorized; 3,905,000 and 3,000,000 shares issued and outstanding as at July 31, 2014 and July 31,2013, respectively	3,905	3,000
Additional paid-in-capital	26,245	-
Deficit accumulated during the development stage	(30,987)	(129)
Total Stockholder’s Equity (Deficit)	(837)	2,871

Total Liabilities and Stockholder’s Equity (Deficit)	$8,380	$3,088

The accompanying notes are an integral part of these financial statements.

F-3

BRISTA CORP.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

(AUDITED)

	Year ended July 31, 2014	For the Period from Inception (December 20, 2012) to July 31, 2013		For the Period from Inception (December 20, 2012) to July 31, 2014

Revenue	$-	$-		$-

Expenses
General and administrative expenses	30,858	129		30,987

Total Expenses	(30,858)	(129)		(30,987)

Loss before income taxes	(30,858)	(129)		(30,987)

Provision for taxes	-			-

Net loss	$(30,858)	$(129)		$(30,987)

Loss per common share – Basic and Diluted	$(0.01)	$(0.00)	*

Weighted Average Number of Common Shares Outstanding-Basic and Diluted	3,217,178	1,049,327

’*     denotes a loss of less than $(0.01) per share.

The accompanying notes are an integral part of these financial statements.

F-4

BRISTA CORP.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE PERIOD FROM INCEPTION  (DECEMBER 20, 2012) to JULY 31, 2014

(AUDITED)

	Number of Common Shares	Amount	Additional Paid-in- Capital	Deficit accumulated during development stage	Total
Balances as of Inception (December 20, 2012)	-	$-	$-	$-	$-

Common shares issued for cash at $0.001 on May 14, 2013	3,000,000	3,000	-	-	3,000

Net loss for the period ended July 31, 2013	-	-	-	(129)	(129)

Balances as of July 31, 2013	3,000,000	3,000	-	(129)	2,871

Common shares issued for cash at $0.03 in April & May 2014	905,000	905	26,245	-	27,150

Net loss for the year ended July 31, 2014		-	-	(30,858)	(30,858)

Balances as of July 31, 2014	3,905,000	$3,905	$26,245	$(30,987)	$(837)

The accompanying notes are an integral part of these financial statements.

F-5

BRISTA CORP.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

(AUDITED)

	Year ended July 31, 2014	For the Period from Inception (December 20, 2012) to July 31, 2013	For the Period from Inception (December 20, 2012) to July 31, 2014

CASH FLOWS GENERATED BY (USED IN) OPERATING ACTIVITIES
Net loss	$(30,858)	$(129)	$(30,987)
Changes in Operating Assets and Liabilities
Accrued Rent	4,000	-	4,000
Net cash used in operating activities	(26,858)	(129)	(26,987)

CASH FLOWS GENERATED BY (USED IN) INVESTING ACTIVITIES
Net cash generated by (used in) investing activities	-	-	-

CASH FLOWS GENERATED BY (USED IN) FINANCING ACTIVITIES
Proceeds from sale of common stock	27,150	3,000	30,150
Proceeds from loan from shareholder	5,000	217	5,217
Net cash provided by financing activities	32,150	3,217	35,367
Net increase in cash and equivalents	5,292	3,088	8,380
Cash and equivalents at beginning of the period	3,088	-	-

Cash and equivalents at end of the period	$8,380	$3,088	$8,380
Supplemental cash flow information:
Interest	$-	$-	$-
Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

F-6

BRISTA CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE AUDITED FINANCIAL STATEMENTS

YEAR ENDED JULY 31, 2014, THE PERIOD FROM INCEPTION (DECEMBER 20, 2012) TO JULY 31, 2013

AND THE PERIOD FROM INCEPTION (DECEMBER 20, 2013) TO JULY 31, 2014

NOTE 1 - BASIS OF PRESENTATION

Organization and Description of Business

BRISTA CORP. (the “Company”, “we”, “us” or “our”) was incorporated under the laws of the State of Nevada on December 20, 2012 (“Inception”) and intends to commence operations in production of crumb rubber. Since Inception (December 20, 2012) through July 31, 2014 the Company has not generated any revenue and has accumulated losses of $30,987.

Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has incurred a loss since Inception (December 20, 2012) resulting in an accumulated deficit of $30,987 as of July 31, 2014 and further losses are anticipated in the development of its business.  Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and, or, obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from directors and, or, the private placement of common stock.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting).  The Company has adopted July 31 fiscal year end.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Development Stage Company

The Company is in the development stage as defined under the then current Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915-205 “Development-Stage Entities,” and among the additional disclosures required as a development stage company are that our financial statements were identified as those of a development stage company, and that the statements of operations, changes in stockholders’ equity and cash flows disclosed activity since the date of our inception (December 20, 2012) as a development stage company. Effective June 10, 2014 FASB changed its regulations with respect to Development Stage Entities and these additional disclosures are no longer required for annual reporting periods beginning after December 15, 2014 with the option for entities to early adopt these new provisions. The Company has elected not to early adopt these provisions and consequently these additional disclosures continue to be included in these financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company’s bank accounts are deposited in insured institutions. The funds are insured up to $250,000. At July 31, 2013 and July 31, 2014 the Company’s bank deposits did not exceed the insured amounts.

F-7

Financial Instruments

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. Accounting Standards Codification (“ASC”) 820-10 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs which reflect a reporting entity’s own assumptions about the assumptions that market participants would use for pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

The recorded amounts of financial instruments, including cash, accruals and loan from shareholder approximate their market values as of July 31, 2014 due to the short term maturities of these financial instruments.

Impairment of Long-Lived Assets

The Company, when applicable, continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences).  The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification No. 605, “Revenue Recognition” (“ASC-605”), ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. No revenue has been earned since inception.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expense of $0 during the year ended July 31, 2014 and the period from Inception (December 10, 2012) to July 31, 2013.

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with ASC 718 ,“Compensation – Stock Compensation”, when applicable.  To date, the Company has not adopted a stock option plan and has not granted any stock options.

F-8

As of July 31, 2014 the Company has not issued any stock-based payments to its employees.

Basic and Diluted Income (Loss) Per Share

The Company computes loss per share in accordance with “ASC-260“, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period.  Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. There were no potentially dilutive debt or equity securities issued or outstanding during the period from Inception (December 20, 2012) to July 31, 2014.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Recent accounting pronouncements

We have reviewed all the recently issued, but not yet effective, accounting pronouncements and we do not believe that the future adoption of any such pronouncements may be expected to cause a material impact on our financial condition or the results of our operations other than those relating to Development Stage Entities as discussed above.

NOTE 2 – COMMON STOCK

The Company has 75,000,000 common shares authorized with a par value of $ 0.001 per share.

On May 14, 2013 the Company issued 3,000,000 shares of its common stock at $0.001 per share for total proceeds of $3,000.

In April, and May 2014, the Company issued 905,000 shares of its common stock at $0.03 per share for total proceeds of $27,150.

As of July 31, 2014, the Company has 3,905,000 shares of common stock issued and outstanding.

NOTE 3 – INCOME TAXES

As of July 31, 2014 the Company had net operating loss carry forwards of $30,987 that may be available to reduce future years’ taxable income through 2034. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

NOTE 4 – RELATED PARTY TRANSACTIONS

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by shareholders.  Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are considered temporary in nature and have not been formalized by a promissory note.

As of July 31, 2014, our shareholder has advanced to us an amount of $5,217 (2013 - $217) by way of loan. The loan is non-interest bearing, due upon demand and unsecured.

F-9

NOTE 5 – COMMITMENTS AND CONTINGENCIES

On September 13, 2013 we signed a Premises and Equipment Lease Agreement with SIA PM Grupa. Under the terms of this agreement, we will lease premises with total area of 238 square meters and equipment for the production of crumb rubber tile. The premises and equipment are leased for a period of 5 years commencing on June 1, 2014 and expiring on May 31, 2019. The rent is $ 2,000 per month and includes use of facilities and equipment. At this time we do not have the funds to make the payments required under the terms of the lease, as of July 31, 2014 we have accrued $4,000 for the lease. There is no assurance that we will be able to raise the necessary funding.

NOTE 6 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from July 31, 2014 through the date the financial statements were available to be issued on September 25, 2014 and has determined that other than as disclosed above, there have been no subsequent events after July 31, 2014 for which disclosure is required.

F-10

BRISTA CORP.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEETS

	JANUARY 31, 2015	JULY 31, 2014
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$8,034	$8,380
Total current assets	8,034	8,380

Total Assets	$8,034	$8,380

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$10,124	$-
Accrued rent	-	4,000
Loan from shareholder	27,717	5,217
Total current liabilities	37,841	9,217

Total Liabilities	37,841	9,217

Commitments and Contingencies

Stockholders’ Deficit
Common stock, $0.001 par value, 375,000,000 shares authorized; 19,525,000 shares issued and outstanding as at January 31, 2015 (unaudited) and July 31,2014, respectively.*	19,525	19,525
Additional paid-in-capital	10,625	10,625
Deficit accumulated during the development stage	(59,957)	(30,987)
Total Stockholders’ Deficit	(29,807)	(837)

Total Liabilities and Stockholders’ Deficit	$8,034	$8,380

*	After giving retrospective effect to a 5 to 1 forward stock split which became effective on February 23, 2015 after filing a certificate of amendment to the Certificate of Incorporation.

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-11

BRISTA CORP.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended January 31, 2015	Three months ended January 31, 2014	Six months ended January 31, 2015	Six months ended January 31, 2014	For the Period from Inception (December 20, 2012) to January 31, 2015

Revenue	$-	$-	$-	$-	$-

Expenses
General and administrative expenses	28,360	1,560	32,970	5,120	63,957

Total Operating Expenses	(28,360)	(1,560)	(32,970)	(5,120)	(63,957)

Other income Accrued rent forgiven	-	-	4,000	-	4,000

Loss before income taxes	(28,360)	(1,560)	(28,970)	(5,120)	(59,957)

Provision for taxes	-	-	-	-	-

Net loss	(28,360)	(1,560)	$(28,970)	$(5,120)	$(59,957)

Loss per common share – Basic and Diluted	$(0.00)*	$(0.00)*	$(0.00)*	$(0.00)*

Weighted Average Number of Common Shares Outstanding-Basic and Diluted**	19,525,000	$19,525,000	19,525,000	15,000,000

*	denotes a loss of less than $(0.01) per share.

**	After giving retrospective effect to a 5 to 1 forward stock split which became effective on February 23, 2015 after filing a certificate of amendment to the Certificate of Incorporation.

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-12

BRISTA CORP.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION  (DECEMBER 20, 2012) to JANUARY 31, 2015

	Number of Common Shares*	Amount	Additional Paid-in- Capital	Deficit accumulated during development stage	Total
Balances as of Inception (December 20, 2012) - Audited	-	$-	$-	$-	$-

Common shares issued for cash at $0.0002 on May 14, 2013	15,000,000	15,000	(12,000)	-	3,000

Net loss for the period ended July 31, 2013	-	-	-	(129)	(129)

Balances as of July 31, 2013 - Audited	15,000,000	15,000	(12,000)	(129)	2,871

Common shares issued for cash at $0.006 in April & May 2014	4,525,000	4,525	22,625	-	27,150

Net loss for the year ended July 31, 2014	-	-	-	(30,858)	(30,858)

Balances as of July 31, 2014 - Audited	19,525,000	$19,525	$10,625	$(30,987)	$(837)

Net loss for the six months ended January 31, 2015	-	-	-	(28,970)	(28,970)

Balance as of January 31, 2015 - Unaudited	19,525,000	$19,525	$10,625	$(59,957)	$(29,807)

*	After giving retrospective effect to a 5 to 1 forward stock split which became effective on February 23, 2015 after filing a certificate of amendment to the Certificate of Incorporation.

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-13

BRISTA CORP.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Six months ended January 31, 2015	Six months ended January 31, 2014	For the Period from Inception (December 20, 2012) to January 31, 2015

CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss	$(28,970)	$(5,120)	$(59,957)
Adjustments to reconcile net loss to net cash used in operations:	-	-	-
Changes in Operating Assets and Liabilities
Accounts Payable	10,124		10,124
Accrued Rent	(4,000)	-	-
Net cash used in operating activities	(22,846)	(5,120)	(49,833)

CASH FLOWS GENERATED BY (USED IN) INVESTING ACTIVITIES	-	-	-
Net cash generated by (used in) investing activities	-	-	-

CASH FLOWS GENERATED BY FINANCING ACTIVITIES
Proceeds from sale of common stock	-	-	30,150
Proceeds from loan from shareholder	22,500	5,000	27,717
Net cash provided by financing activities	22,500	5,000	57,867

Net (decrease)/increase in cash and equivalents	(346)	(120)	8,034

Cash and equivalents at beginning of the period	8,380	3,088	-

Cash and equivalents at end of the period	$8,034	$2,968	$8,034

Supplemental cash flow information:
Cash paid for:
Interest	$-	$-	$-
Taxes	$-	$-	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-14

BRISTA CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JANUARY 31, 2015 AND 2014

AND THE PERIOD FROM INCEPTION (DECEMBER 20, 2012) TO JANUARY 31, 2015

NOTE 1 - BASIS OF PRESENTATION

Organization and Description of Business

BRISTA CORP. (the “Company”, “we”, “us” or “our”) was incorporated under the laws of the State of Nevada on December 20, 2012 (“Inception”) with a business plan to produce crumb rubber tile from recycled truck and automotive tires.

Since Inception (December 20, 2012) through January 31, 2015 the Company has not generated any revenue and has accumulated losses of $59,957.

Effective October 30, 2014 Mr. Andrejs Levaskovics resigned as our sole director and officer, and Mr. Joseph Abrams was appointed as President, Treasurer, Secretary and sole director of the Company. Following this change of management, the Company indicated that it intends to abandon its previous business plan to produce crumb rubber tile from recycled truck and automotive tires and intends to commence operations as a developer of mobile device applications.

Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has incurred a loss since Inception (December 20, 2012) resulting in an accumulated deficit of $59,957 as of January 31, 2015 and further losses are anticipated in the development of its business.  Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and, or, obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from directors and shareholders or the private placement of common stock.

Unaudited Interim Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and with the instructions to Form 10-Q and Regulation S-X.  Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments consisting of normal recurring entries necessary for a fair statement of the periods presented for: (a) the financial position; (b) the result of operations; and (c) cash flows, have been made in order to make the financial statements presented not misleading. The results of operations for such interim periods are not necessarily indicative of operations for a full year.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a July 31 fiscal year end.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

F-15

BRISTA CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JANUARY 31, 2015 AND 2014

AND THE PERIOD FROM INCEPTION (DECEMBER 20, 2012) TO JANUARY 31, 2015

Development Stage Company

The Company is in the development stage as defined under the then current Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915-205 “Development-Stage Entities,” and among the additional disclosures required as a development stage company are that our financial statements were identified as those of a development stage company, and that the statements of operations, changes in stockholders’ equity and cash flows disclosed activity since the date of our inception (December 20, 2012) as a development stage company. Effective June 10, 2014 FASB changed its regulations with respect to Development Stage Entities and these additional disclosures are no longer required for annual reporting periods beginning after December 15, 2014 with the option for entities to early adopt these new provisions. The Company has elected not to early adopt these provisions and consequently these additional disclosures continue to be included in these financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company’s bank accounts are deposited in insured institutions. The funds are insured up to $250,000. At January 31, 2015 and July 31, 2014 the Company’s bank deposits did not exceed the insured amounts.

Financial Instruments

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. Accounting Standards Codification (“ASC”) 820-10 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs which reflect a reporting entity’s own assumptions about the assumptions that market participants would use for pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

The recorded amounts of financial instruments, including cash, accruals and loan from shareholder approximate their market values as of January 31, 2015 due to the short term maturities of these financial instruments.

Impairment of Long-Lived Assets

The Company, when applicable, continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

F-16

BRISTA CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JANUARY 31, 2015 AND 2014

AND THE PERIOD FROM INCEPTION (DECEMBER 20, 2012) TO JANUARY 31, 2015

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences).  The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification No. 605, “Revenue Recognition” (“ASC-605“), ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. No revenue has been earned since inception.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expense of $0 during the three and six months ended January 31, 2015 and 2014, and the period from Inception (December 20, 2012) to January 31, 2015.

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with ASC 718 ,“Compensation – Stock Compensation”, when applicable.  To date, the Company has not adopted a stock option plan and has not granted any stock options.

As of January 31, 2015 the Company has not issued any stock-based payments to its employees.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with “ASC-260“, ” Earnings per Share ” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period.  Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. There were no potentially dilutive debt or equity securities issued or outstanding during the period from Inception (December 20, 2012) to January 31, 2015.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Recent accounting pronouncements

We have reviewed all the recently issued, but not yet effective, accounting pronouncements and we do not believe that the future adoption of any such pronouncements may be expected to cause a material impact on our financial condition or the results of our operations other than those relating to Development Stage Entities as discussed above.

F-17

BRISTA CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JANUARY 31, 2015 AND 2014

AND THE PERIOD FROM INCEPTION (DECEMBER 20, 2012) TO JANUARY 31, 2015

NOTE 2 – COMMON STOCK

On February 23, 2015, the Company effected a 5-for-1 forward stock split of its issued and outstanding shares of common stock. All share and per share amounts for all period that have been presented in the financial statements and notes thereto have been adjusted retrospectively, where applicable, to reflect the forward stock split. The Company filed a Certificate of Amendment to its Certificate of Incorporation which made the forward stock split effective and increased the authorized common shares to 375,000,000 shares with a par value $.001 per share.

On May 14, 2013 the Company issued 3,000,000 shares of its common stock at $0.001 per share for total proceeds of $3,000. After the stock split mentioned above the 3,000,000 shares issued for total proceeds of $3,000 increased to 15,000,000 shares.

In April, and May 2014, the Company issued 905,000 shares of its common stock at $0.03 per share for total proceeds of $27,150. After the stock split mentioned above the 905,000 shares issued for total proceeds of $27,150 increased to 4,525,000 shares.

After giving effect to the forward stock split, mentioned above, the Company has 19,525,000 shares of common stock issued and outstanding as of January 31, 2015.

NOTE 3 – INCOME TAXES

As of January 31, 2015 the Company had net operating loss carry forwards of approximately $59,957 that may be available to reduce future years’ taxable income through 2034. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

NOTE 4 – RELATED PARTY TRANSACTIONS

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by shareholders.  Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are considered temporary in nature and have not been formalized by a promissory note.

As of January 31, 2015, our shareholders has advanced to us an amount of $27,717 (2014 - $5,217) by way of loans. The loan are non-interest bearing, due upon demand and unsecured.

F-18

BRISTA CORP.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JANUARY 31, 2015 AND 2014

AND THE PERIOD FROM INCEPTION (DECEMBER 20, 2012) TO JANUARY 31, 2015

NOTE 5 – COMMITMENTS AND CONTINGENCIES

On September 13, 2013 we signed a Premises and Equipment Lease Agreement with SIA PM Grupa. Under the terms of this agreement, we leased premises with total area of 238 square meters and equipment for the production of crumb rubber tile for a period of 5 years commencing on June 1, 2014 and expiring on May 31, 2019. The rent was $2,000 per month and included use of facilities and equipment. At this time we do not have the funds to make the payments required under the terms of the lease, as of July 31, 2014 we have accrued $4,000 for the lease.

This lease agreement was terminated on October 29, 2014 with no payments made and no further obligations under the lease agreement. The $4,000 balance due as of July 31, 2014 was also forgiven.

NOTE 6 – SUBSEQUENT EVENTS

On February 23, 2015, the Company effected a 5-for-1 forward stock split of its issued and outstanding shares of common stock. Prior to the forward stock split there were 3,905,000 shares of common stock outstanding and after the forward stock split there were 19,525,000. All share and per share amounts for all period that have been presented in the financial statements and notes thereto have been adjusted retrospectively, where applicable, to reflect the forward stock split. The Company filed a Certificate of Amendment to its Certificate of Incorporation which made the forward stock split effective and increased the authorized common shares to 375,000,000 shares with a par value $0.001 per share.

The Company has evaluated subsequent events from January 31, 2015 through the date the financial statements were available to be issued on March 13, 2015 and has determined that, other than as disclosed above, there have been no subsequent events after January 31, 2015 for which disclosure is required.

F-19

MyDx, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,
	2015	2014 (1)
	(unaudited)
ASSETS

Current assets:
Cash	$1,160,150	$745,446
Inventory	500,804	-
Prepaid expenses and other current assets	148,745	293,809
Total current assets	1,809,699	1,039,255
Property and equipment, net	260,354	103,643
Other assets	57,961	6,430
Total assets	$2,128,014	$1,149,328

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$620,705	$526,968
Customer deposits	142,286	129,871
Accrued liabilities	355,638	462,202
Convertible notes payable	-	1,974,058
Total current liabilities	1,118,629	3,093,099
Warrant liability	-	266,524
Other long-term obligations	4,122	-
Total liabilities	1,122,751	3,359,623

Commitments and contingencies (Note 9)

Stockholders’ equity (deficit):
Series A convertible preferred stock, $0.001 par value, 3,000,000 shares authorized; zero and 1,620,000 shares issued and outstanding as of
June 30, 2015 and December 31, 2014, respectively; aggregate
liquidation preference of $810,000 as of December 31, 2014	-	1,620
Series B convertible preferred stock, $0.001 par value, 20,000,000 shares authorized; zero and 597,725 shares issued and outstanding as of
June 30, 2015 and December 31, 2014; respectively; aggregate liquidation
preference of $986,246 as of December 31, 2014	-	598
Common stock, $0.001 par value, 375,000,000 shares authorized;
21,845,932 and 10,059,000 shares issued and outstanding as of
June 30, 2015 and December 31, 2014, respectively.	21,846	50,295
Additional paid-in capital	8,881,364	1,267,459
Accumulated deficit	(7,897,947)	(3,530,267)
Total stockholders’ equity (deficit)	1,005,263	(2,210,295)
Total liabilities and stockholders’ equity	$2,128,014	$1,149,328

(1) The condensed consolidated balance sheet as of December 31, 2014 has been derived from the audited financial statements as of that date.

See notes to condensed financial statements.

F-20

MyDx, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	$585,086	$131,695	$1,353,414	$305,409
Sales and marketing	278,019	12,246	672,653	71,408
General and administrative	1,238,052	103,320	1,899,053	196,189
Total operating expenses	2,101,157	247,261	3,925,120	573,006
Loss from operations	(2,101,157)	(247,261)	(3,925,120)	(573,006)
Interest expense, net	742	-	441 ,760	-
Loss before provision for income taxes	(2,101,899)	(247,261)	(4,366,880)	(573,006)
Provision for income taxes	-	-	800	-
Net loss	$(2,101,899)	$(247,261)	$(4,367,680)	$(573,006)

Net loss per share:
Basic and diluted	$(0.20)	$(0.02)	$(0.41)	$(0.10)

Shares used in computing net loss per share:
Basic and diluted	10,689,072	10,050,000	10,683,955	6,025,000

See notes to condensed financial statements.

F-21

MyDx, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Six Months Ended June 30,
	2015	2,014
Cash flows from operating activities:
Net loss	$(4,367,680)	(573,006)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	19,090	1,552
Convertible note issued in exchange for services	-	191,000
Common stock issued in exchange for services	1,339,219	50,250
Stock-based compensation	271,003	-
Interest expense related to amortization of debt issuance costs	418,950	-
Changes in assets and liabilities:
Inventory	(500,804)
Other receivables	-	(7,019)
Prepaid expenses and other assets	(152,264)	(10,750)
Accounts payable and accrued liabilities	(84,960)	59,694
Customer deposits	12,415	55,572
Net cash used in operating activities	(3,045,031)	(232,707)

Cash flows from investing activities:
Purchases of property and equipment	(175,801)	(3,164)
Net cash used in investing activities	(175,801)	(3,164)

Cash flows from financing activities
Proceeds from note payable - related party	-	40,000
Repayment of note payable - related party	-	(40,000)
Proceeds from the issuance of convertible preferred stock, net of issuance costs	3,632,869	568,610
Proceeds from issuance of common stock from exercise of stock options	2,667	-
Net cash provided by financing activities	3,635,536	568,610
Net increase in cash	414,704	332,739
Cash, beginning of period	745,446	150
Cash, end of period	$1,160,150	$332,889

Supplemental cash flow information
Interest paid	$-	$3,000

Noncash financing activity:
Issuance of convertible note payable in exchange for website development costs	-	$19,000
Conversion of convertible note payable to preferred stock	$2,070,072	$210,000
Fair value of preferred stock warrants issued with preferred stock	$1,677,148	$-
Reclassification of warrant liability to additional paid-in capital	$1,943,672	$-
Common stock assumed in connection with merger	$1,991	$-
Conversion of convertible preferred stock to common stock	$7,904	$-
Par value adjustment in connection with the merger	$47,827	$-

See notes to condensed consolidated financial statements

F-22

MyDx , INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

1.	Organization

MyDx, Inc. (the “Company”, “we”, “us” or “our”) (formally known as Brista Corp.) was incorporated under the laws of the State of Nevada on December 20, 2012 (date of inception).

On April 9, 2015, the Company entered into an Agreement and Plan of Merger (the ” Merger Agreement “) with CDx Merger Inc., a Nevada corporation and wholly owned subsidiary of the Company (” Merger Sub “), and CDx, Inc. (“CDx”), a Delaware corporation. Pursuant to the Merger Agreement, Merger Sub merged with and into CDx with CDx surviving the merger as the Company’s wholly owned subsidiary (the ” Merger “).

Prior to the Merger and as a requirement of the Merger, the Company cancelled 17,534,363 shares of common stock that were outstanding at that time.

On April 24, 2015, in anticipation of closing the Merger, the Company changed its name to MyDx, Inc. On April 30, 2015, the Merger was consummated.

The Merger was treated as a reverse acquisition of the Company, a public shell company, for financial accounting and reporting purposes. As such, CDx was treated as the acquirer for accounting and financial reporting purposes while the Company is treated as the acquired entity for accounting and financial reporting purposes. The assets and liability of the acquired entity have been brought forward at their book value and no goodwill has been recognized .

2.	Nature of Business

We are an early-stage science and technology company and plan to develop nanotechnology to measure chemicals of interest in many solid, liquid, or gas samples. Prior to the Merger, we were a non-operating public shell company with nominal operations and nominal assets.

The Company’s first product, MyDx, is an analyzer in the palm of one’s hands. Using one device with interchangeable sensors, MyDx is intended to allow consumers to test for pesticides in food, fruits, herbs, plants and vegetables; chemicals in water; and, toxins in the air. Acting as an electronic nose, MyDx is engineered to detect molecules in vapor. The analyzer itself has a user friendly interface designed to communicate with any iOS or Android smartphone. Once the app is downloaded and the device is synced, a sample can be placed in the sample chamber, which can be stimulated to release the chemicals of interest into the vapor phase for detection. Over the course of the next 24 months, the MyDx team plans to develop different sensors, the first of which is programmed to test for the presence of specific analytes and chemical constituents in fruits, herbs, plants and vegetables. Using the associated app, MyDx is intended to allow consumers to determine the concentrations of specific analytes and chemical constituents in their samples with a reasonable degree of accuracy.

3.	Liquidity

The Company had no revenues during the three and six months ended June 30, 2015 or since inception in December 2012. The Company currently has limited working capital, and has not completed its efforts to establish a source of revenues sufficient to cover operating costs. The Company has a limited operating history and its prospects are subject to risks, expenses and uncertainties frequently encountered by early-stage companies. These risks include, but are not limited to, the uncertainty of availability of financing and the uncertainty of achieving future profitability. Management anticipates that the Company will be dependent, for the near future, on investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise funds through the capital markets. There can be no assurance that such financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise capital or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

F-23

MyDx, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

We reported negative cash flow from operations for the year ended December 31, 2014 and for the six months ended June 30, 2015. It is anticipated that we will continue to report negative operating cash flow in future periods, likely until one or more of our products are placed into production and released to our customers. If any of the warrants are exercised, all net proceeds of the warrant exercise will be used for working capital to fund negative operating cash flow.

 Our cash balance of $1,160,150 may not be sufficient to fund our operations for at least the next 12 months. Additionally, if we are unable to generate sufficient revenues to pay our expenses, we will need to raise additional funds to continue our operations. We have historically financed our operations through private equity and debt financings. The delays in our ability to ship products and generate revenues may have adversely affected our capital raising opportunities. We do not have any commitments for financing at this time, and financing may not be available to us on favorable terms, if at all. If we are unable to obtain debt or equity financing in amounts sufficient to fund our operations, if necessary, we will be forced to suspend or curtail our operations. In that event, current stockholders would likely experience a loss of most or all of their investment. Additional funding that we do obtain may be dilutive to the interests of existing stockholders.

4.	Summary of Significant Accounting Policies

Basis of Presentation

These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting and include the accounts of the Company and its wholly owned subsidiary. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with GAAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Form 8-K filed with the SEC on May 5, 2015.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company’s statement of financial position as of June 30, 2015 and December 31, 2014, the Company’s results of operations for the three and six months ended June 30, 2015 and 2014 and its cash s flows for the six months ended June 30, 2015 and 2014. The results for the three and six months ended June 30, 2015 are not necessarily indicative of the results to be expected for the year ending December 31, 2015. All references to June 30, 2015 or to the three and six months ended June 30, 2015 and 2014 in the notes to condensed consolidated financial statements are unaudited.

Reclassifications

Certain prior year amounts in the condensed financial statements and the notes thereto have been reclassified where necessary to conform to the current year presentation. These reclassifications did not affect the prior period total assets, total liabilities, stockholders’ equity, net loss or net cash used in operating activities.

Use of Estimates

The preparation of unsuited interim condensed consolidated finance statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include inventory valuation, valuation allowances of deferred taxes, stock-based compensation expenses and fair value of warrants. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. The Company assesses these estimates on a regular basis; however, actual results could materially differ from those estimates.

F-24

MyDx, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Concentration of Credit Risk

The Company’s policy is to place its cash with high credit quality financial instruments and institutions and limit the amounts invested with any one financial institution or in any type of instrument. Deposits held with banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of June 30, 2015 and December 31, 2014, the Company held no cash equivalents.

Inventory

Inventory is stated at the lower of cost or market value. Inventory is determined to be salable based on demand forecast within a specific time horizon, generally eighteen months or less. Inventory in excess of salable amounts and inventory which is considered obsolete based upon changes in existing technology is written off. At the point of recognition, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that new cost basis.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the useful life as follows:

Internal-use software	3 years
Equipment	3 to 5 years
Computer equipment	3 to 7 years
Furniture and fixtures	5 to 7 years
Leasehold improvements	Shorter of life of asset or lease

Accounting for Website Development Costs

The Company capitalizes certain external and internal costs, including internal payroll costs, incurred in connection with the development of its website. These costs are capitalized beginning when the Company has entered the application development stage and cease when the project is substantially complete and is ready for its intended use. The website development costs are amortized using the straight-line method over the estimated useful life of three years.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the condensed balance sheets and reported at the lower of the carrying amount or fair value less costs to sell, and no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the condensed balance sheets. No such impairment was noted for any of the periods presented.

F-25

MyDx, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Fair Value of Financial Instruments

The Company recognizes and discloses the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurable date.

Level 2	Inputs, other than quoted prices included in Level 1, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what participants would use in pricing the asset or liability at the measurement date.

The carrying amounts of the Company’s financial assets and liabilities, including cash, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying value of the Company’s convertible notes payable approximates fair value based upon borrowing rates currently available to the Company for loans with similar terms.

Research and Development Costs

Research and development costs are charged to expense as incurred. These costs consist primarily of salaries and direct payroll-related costs. It also includes purchased materials and services provided by independent contractors, software developed by other companies and incorporated into or used in the development of our final products.

Income Taxes

Deferred tax assets and liabilities are recognized for expected future consequences of events that have been included in the financial statements or tax returns. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Revenue Recognition

The Company will recognize revenue from product sales upon shipment if evidence of an arrangement exists, the fee is fixed or determinable, collection of the resulting receivable is reasonably assured and title and risk of loss have passed. If those criteria are not met, then revenue will not be recognized until all of the criteria are satisfied.

F-26

MyDx, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Customer Deposits

The Company accounts for funds received from crowdfunding campaigns and pre-sales as a liability on the condensed consolidated balance sheets as the investments made entitle the investor to apply these funds towards future shipments once the product has been developed and available for commercial use.

Stock-Based Compensation

The Company accounts for stock-based awards granted to employees based on the fair value of the award measured at the grant date. Accordingly, stock-based compensation is recognized in the condensed consolidated statements of operations as an operating expense over the requisite service period. The Company uses the Black-Scholes option pricing model adjusted for the estimated forfeiture rate for the respective grant to determine the estimated fair value of stock-based compensation arrangements on the date of grant and expenses this value ratably over the requisite service period of the stock option. The Black-Scholes option pricing model requires the input of highly subjective assumptions. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of the Company’s stock options. In addition, management will continue to assess the assumptions and methodologies used to calculate estimated fair value of stock-based compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies for future grants, and which could materially impact the Company’s fair value determination.

For equity instruments granted to non-employees, excluding non-employee directors, the Company records the expense of such services based on the estimated fair value of the equity instrument. If the equity instrument is a stock option, the Company uses the Black-Scholes option pricing model to determine the fair value. Assumptions used to value the equity instruments are consistent with equity instruments issued to employees as the terms of the awards are similar and are subject to periodic adjustments as the underlying equity instruments vest. The Company recognizes the fair value of the equity instruments as expense over the term of the service agreement and remeasures that fair value as the equity instruments vest.

Warrant Liability

The Company accounts for its freestanding warrant for shares of the Company’s convertible preferred stock as a liability at fair value on the condensed consolidated balance sheets because the warrants are potentially redeemable. The warrants are remeasured at each balance sheet date with any changes in fair value being recognized as a component of interest expense, net on the condensed consolidated statements of operations. During the quarter ended June 30, 2015, the contingency was resolved and the warrant liability was reclassified into addition paid-in capital.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investment owners and distributions to owners. For the periods presented, comprehensive loss did not differ from net loss.

F-27

MyDx, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Collaborative Arrangements

The Company and its collaborative partners are active participants in the collaborative arrangements and both parties are exposed to significant risks and rewards depending on the commercial success of the activity. The Company records all expenses related to collaborative arrangements as research and development expense in the condensed consolidated statements of operations as incurred.

Net Loss per Share

Basic net loss per share is computed using the weighted-average number of common shares outstanding. The number of shares used in the computation of diluted net loss per share is the same as those used for the computation of basic net loss per share as the inclusion of dilutive securities would be anti-dilutive because the Company is in a loss position for the periods presented. Potentially dilutive securities are composed of the incremental common shares issuable upon the exercise of stock options and the conversion of convertible preferred stock.

For the three and six months ended June 30, 2015, options to purchase 5,967,186 shares of common stock and warrants to purchase 7,571,395 shares of common stock have been excluded from the calculation of net loss per share because the inclusion would be anti-dilutive. The Company did not have any common stock equivalents as of June 30, 2014.

Recent Accounting Pronouncements

In April 2015, Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-03, Interest-Imputation of Interest (“ASU 2015-03”). This updated guidance intended to simplify, and provide consistency to, the presentation of debt issuance costs. The new standard requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. The updated guidance is effective for interim and annual reporting periods beginning after December 15, 2015, with early adoption permitted. The Company is currently evaluating the impact that this standard will have on its condensed consolidated financial statements and related disclosures.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU No. 2015-02”). ASU No. 2015-02 amended the process that a reporting entity must follow to determine whether it should consolidate certain types of legal entities. ASU 2015-02 is effective for fiscal years and interim periods within those years ending after December 15, 2015. Early application is permitted. The Company is currently evaluating the impact that this standard will have on its condensed financial statements and related disclosures.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to determine whether there is substantial doubt about a company’s ability to continue as a going concern. ASU 2014-15 differs from the current application requirements in auditing standards by defining “substantial doubt;” requiring the management going concern assessment every interim and annual period; providing guidance for considering management’s plans to alleviate the doubt; requiring certain disclosures when those plans do alleviate the going concern doubt; requiring an express statement about the substantial doubt and certain disclosures when the plans do not alleviate the going concern doubt; and requiring an assessment of substantial doubt for one year after the date that the financial statements are issued. ASU 2014-15 will be effective for fiscal years ending after December 15, 2016, with early application permitted. The Company is currently evaluating the impact that this standard will have on its financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers . The guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance is effective for non-public entities for reporting periods beginning after December 15, 2017, and interim and annual reporting periods thereafter. Non-public entities have the option to adopt at the same time as public entities which is for reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the amended guidance on its condensed consolidated financial position, results of operations and cash flows.

F-28

MyDx, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

5.	Inventory

Inventory as of June 30, 2015 and December 31, 2014 is as follows:

	June 30, 2015	December 31, 2014
Raw materials	$169,330	$-
Sub assemblies	134,131	-
Finished goods	197,343	-
	$500,804	$-

6.	Fair Value Measurements

The following table sets forth the fair value of the Company’s financial liabilities measured at fair value on a recurring basis as of June 30, 2015:

Fair Value Measurements as of June 30, 2015
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$-	$-	$-	$-

The following table sets forth the fair value of the Company’s financial liabilities measured at fair value on a recurring basis as of December 31, 2014:

	Fair Value Measurements as of December 31, 2014
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$-	$-	$266,524	$266,524

The Company had no financial assets measured at fair value on a recurring basis as of June 30, 2015 and December 31, 2014.

F-29

MyDx, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

The change in the fair value of the warrant liability that falls under Level 3 of the valuation hierarchy is summarized below:

Fair value as of January 1, 2015	$266,524
Issuance of warrants	1,677,148
Reclassification to additional paid-in capital	(1,943,672)
Fair value as of June 30, 2015	$-

The following table describes the valuation techniques used to calculate fair value for Level 3 liabilities. For Level 3 liabilities, the Company determines the fair value measurement valuation policies and procedures.

	Fair Value as of December 31, 2014	Valuation Techniques	Unobservable Inputs	Range (Weighted-Average)

Warrant liability	$266,524	Black-Scholes	Fair Value of	$1.10
		Option Pricing	Preferred Stock	$(1.10)
		Model

			Volatility	37.7%
				(37.7%)

7.	Debt

Convertible Notes

In August, September and October 2014, the Company’s wholly owned subsidiary, CDx issued $2,000,000 in convertible subordinated promissory notes (the “Notes”) to accredited investors. The Notes were subordinated to all existing indebtedness of CDx. The annual interest rate of 8% payable semi-annually on December 31 and June 30, in cash or in-kind, at CDx’s sole discretion. The maturity date of the Notes was June 30, 2015.

In conjunction with the issuance of the Notes, the holders of the Notes are entitled to receive warrants to purchase 2,336,828 shares of common stock at an exercise price of $1.10 per share. The fair value of these warrants as of the date the financing was closed was $187,288 and was recorded as a debt discount and included in convertible notes payable on the condensed consolidated balance sheets.

On February 12, 2015 the notes automatically converted into Series B convertible preferred stock as the result of CDx selling more than $2,500,000 of equity securities in a qualified financing. As a result of this conversion, the Notes and all accrued and unpaid interest which totaled $2,070,072 were converted into 1,881,884 shares of Series B convertible preferred stock. Upon conversion, the remaining balance of the unamortized debt issuance costs of $393,008 was expensed and included in interest expense, net in the condensed consolidated statement of operations for the six months ended June 30, 2015.

F-30

MyDx, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

8.	Stockholders’ Equity (Deficit)

Reverse Capitalization

Pursuant to the Merger Agreement, upon consummation of the Merger, each share of CDx’s capital stock issued and outstanding immediately prior to the Merger was converted into the right to receive one (1) share of Company common stock, par value $0.001 per share (the “Common Stock”). Additionally, pursuant to the Merger Agreement, upon consummation of the Merger, the Company assumed all of CDx’s options and warrants issued and outstanding immediately prior to the Merger, 6,069,960 and 7,571,395 shares of Common Stock, respectively. Prior to and as a condition to the closing of the Merger, each then-current Company stockholder agreed to sell certain shares of common stock held by such holder to the Company and the then-current Company stockholders retained an aggregate of 1,990,637 shares of common stock.

Common Stock

On February 23, 2015, the Company effected a 5-for-1 forward stock split of its issued and outstanding shares of common stock. All share and per share amounts for all periods that have been presented in the condensed consolidated financial statements and notes thereto have been adjusted retrospectively, where applicable, to reflect the forward stock split. The Company filed a Certificate of Amendment to its Certificate of Incorporation which made the forward stock split effective and increased the authorized common shares to 375,000,000 shares with a par value $.001 per share.

On May 14, 2013 the Company issued 15,000,000 shares of its common stock at $0.002 per share for total proceeds of $3,000.

In April, and May 2014, the Company issued 4,525,000 shares of its common stock at $0.06 per share for total proceeds of $27,150.

Each share of common stock has the right to one vote. The holders of common stock are entitled to dividends when funds are legally available and when declared by the board of directors.

As a result of the Merger, the Company issued a total of 19,855,295 share of common stock to the shareholders of CDx.

During the six months ended June 30, 2015, the Company issued 1,863,241 shares of common stock in exchange for services at a fair value of $1,192,893.

Common Stock Warrants

During the six months ended June 30, 2015, the Company converted warrants to purchase 4,974,567 shares of Series B preferred stock into warrants to common stock. The Company agreed to issue warrants to purchase 2,579,692 and 17,136 shares of common stock during the year ended December 31, 2014 and the three months ended March 31, 2015, respectively. No common stock warrants have been exercised or have expired and the warrants to purchase 7,571,395 shares of common stock were outstanding as of June 30, 2015.

F-31

MyDx, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Preferred Stock

As part of the Merger Agreement, all shares of the Series A and Series B convertible preferred stock converted to common stock, pursuant to the conversion rights.

The holders of preferred stock had various rights and preferences as follows:

Dividends

Dividends are non-cumulative. Holders of CDx’s preferred stock were entitled to receive, when and if declared by the Board of Directors on a pari passu basis, cash dividends at an annual rate of $0.04 per share for Series A and $0.088 per share for Series B. Dividends will be payable only when and if declared by the Board of Directors. All dividends declared for the preferred shares must be paid before any dividends are paid to common stockholders. If any dividends are paid to common stockholders, at least an equal amount shall also be paid to the preferred stockholders. Any dividend preference of any series of preferred stock may be waived, in whole or in part, by the vote of the holders of the majority of the outstanding shares of such series.

Liquidation Preferences

Upon liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the preferred stockholders are entitled to receive an amount per share equal to $0.50 for Series A and $1.65 for Series B (as adjusted for any stock dividends, stock splits or recapitalization and similar events), plus all declared and unpaid dividends, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of preferred stock. If upon the liquidation event, there are insufficient funds to permit the payment to stockholders of the full preferential amounts, then the entire assets and funds of the Company will be distributed ratably among the holders of preferred stock. After payment of the full liquidation preference to the preferred stockholders, the remaining assets shall be distributed ratably to the common stockholders.

Conversion

Each share of preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance into fully paid and non-assessable shares of common stock as determined by dividing the applicable original issue price for such series by the conversion price for such series. As of December 31, 2014, the conversion price for each share of preferred stock was equal to the original issue price.

Each share of preferred stock would automatically be converted into shares of common stock at the respective conversion price immediately upon the earlier of (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933 covering the offering and sale of the common stock provided the aggregate gross proceeds to and/or selling stockholders are not less than $30,000,000 prior to underwriters’ commissions and expenses, (ii) immediately prior to the closing of a merger approved by the Board of Directors pursuant to which the then current stockholders become stockholders of a public company, or (iii) upon receipt of a written request for conversion from the holders of a majority of the voting power of the outstanding shares of preferred stock.

Voting Rights

The holders of each share of Series A had voting rights equal to twenty times the number of shares of common stock into which the Series A held by such holder could be converted. The holders of each share of Series B have voting rights equal to the number of shares of common stock into which it is convertible.

F-32

MyDx, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

2014 Equity Incentive Plan

In June 2014, the Company adopted the 2014 Equity Incentive Plan (the “2014 Plan”), and to date, has reserved 6,200,000 shares of common stock for issuance under the 2014 Plan. Under the 2014 Plan, employees, directors or consultants may be granted nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units to purchase shares of CDx’s common stock. Only employees are eligible to receive incentive stock options (“ISO”) to purchase common stock. Vesting and exercise provisions are determined by the Board of Directors at the time of grant. The options generally expire ten years from the date of grant. ISOs granted to a participant who, at the time the ISO is granted, has more than 10% of the voting power between all classes of stock, will expire five years from the date of grant. Options vest at various rates ranging from immediately to three years. As of June 30, 2015, options to purchase 190,471 shares were available under the 2014 Plan for issuance.

A summary of the Company’s stock option plan for the six months ended June 30, 2015 was as follows:

	Shares	Weighted Averaged Exercise Price
Outstanding as of January 1, 2015	1,937,979	$0.08
Granted	4,224,370	$0.56
Exercised	(33,333)	$0.08
Forfeited, cancelled or exercised	(161,830)	$0.52
Outstanding as of June 30, 2015	5,967,186	$0.41
Options vested and exercisable at June 30, 2015	2,101,787	$0.20
Options vested and expected to vest	5,967,186	$0.41

Information regarding options outstanding and vested and exercisable as of June 30, 2015 is as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number Outstanding	Weighted-Average Exercise Price
$0.08	1,894,027	9.0	$0.08	1,435,086	$0.08
$0.55	4,048,159	9.7	$0.55	665,659	$0.55
$2.36	25,000	9.9	$2.36	1,042	$2.36
	5,967,186	9.5	$0.41	2,101,787	$0.20

F-33

MyDx, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Total employee stock-based compensation expense recognized by the Company for the six months ended June 30, 2015 was $271,003. No tax benefits were recognized in the six months ended June 30, 2015 and 2014.

Total unrecognized compensation expense from employee stock options as of June 30, 2015 was $830,701 and will be recognized over a weighted average recognition period of 1.9 years.

For the six months ended June 30, 2015, the Company granted options to non-employees to purchase 415,000 shares of common stock at an exercise price of $0.55 per share. No shares were granted to non-employees during the three months ended June 30, 2015. Stock-based compensation expense related to stock options granted to non-employees was $82,272 and $116,332 for the three and six months ended June 30, 2015. The Company believes the fair value of the stock options is more reliably measurable than the fair value of the consulting services received. The fair value of the stock options granted is calculated at each reporting date.

Additional Stock Plan Information

The Company’s fair value calculations for stock-based awards under the 2014 Plan were made using the Black-Scholes option pricing model with the weighted-average assumptions set forth in the following table. Volatility is based on historical volatility rates obtained for certain public companies that operate in the same or related businesses as that of the Company since there is no market for or historical volatility data for the Company’s common stock. The risk-free interest rate is determined by using a U.S. Treasury rate for the period that coincided with the expected term set forth. The Company uses a simplified method for “plain vanilla” share options in determining the expected term of an employee share option as its equity shares are not publicly traded.

The following assumptions were used in the estimated grant date fair value calculations for options granted to employees and consultants during the three and six months ended June 30, 2015:

	Three Months Ended June 30, 2015		Six Months Ended June 30, 2015
Dividend yield	0.0%		0.0%
Volatility	50.0%		50.0%
Average risk-free interest rate	1.75% - 1.91	%	1.46% - 1.91	%
Expected term, in years	5.00 - 5.77		5.00 - 5.77

The weighted-average grant date fair value for stock options granted during the three and six months ended June 30, 2015 was $1.20 and $0.38 per share, respectively.

9.	Commitments and Contingencies

On April 1, 2015, the Company signed a 31 month lease for approximately 6,200 square feet of office and laboratory space at 6335 Ferris Square, Suite B, San Diego, California. The facility includes approximately 1,500 square feet of laboratory space. Commencement date of the lease is May 1, 2015. Total net rent under this lease is $247,000 and expires on November 30, 2017.

F-34

MyDx, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

In September 2014, the Company leased additional office space in San Mateo, California for a three-month term. The monthly rent is $1,900 per month. The lease term at this location became month-to-month as of December 31, 2014.

In April 2014, the Company leased office space in San Mateo, California on a month-to-month basis for $750 per month.

Rent expense for the three and six months ended June 30, 2015 and 2014 was $42,196 and $4,843, respectively and $67,725 and $5,792 for the six months ended June 30, 2015 and 2014, respectively.

Distribution and License Agreement and Joint Development Agreements

The Company entered into a Distribution and License Agreement with a third-party for the purpose of developing a sensor array to be used in the Company’s product. The Distribution and License Agreement has an initial term of ten years, but can be terminated earlier if the project does not meet the specifications of the Company. The Company will obtain exclusive rights to sell and distribute once a successful sensor prototype is developed. In exchange for a functional prototype, the Company will pay the third-party a 7% royalty on net sales. During the six months ended June 30, 2015 and 2014, the Company incurred zero and $10,000 in development costs related to the Distribution and License Agreement, respectively.

On November 1, 2013, the Company entered into a two-year Joint Development Agreement (the “Agreement”) with an unrelated third-party to develop chemical sensors and peripheral sensing equipment and software for the detection and characterization of cannabis and compounds associated with cannabis.

The Agreement provides for, among other things, any arising intellectual property rights (as defined) outside of the field (as defined), and any arising intellectual property rights relating to improvements to detection materials shall belong to the Joint Venture Developer.

The Agreement also provides that any arising intellectual property rights other than those covered above shall belong to the Company. To the extent that it is necessary to do so to enable the Company to use and exploit its respective arising intellectual property rights, the Joint Developer grants the Company a perpetual, irrevocable, exclusive, and royalty free license (including the right to assign the license and to grant sub-licenses) to use and exploit the Joint Developer’s arising intellectual property rights in the field. Under the terms of the Agreement, either party may cancel the Agreement as the specific tasks provided for in the Agreement have been completed or for causes specifically provided for in the Agreement. During the six months ended June 30, 2015 and 2014, the Company has paid the Joint Developer $115,000 and $148,500 for development costs, respectively.

On May 19, 2015, the Company entered into an Exclusive Patent Sublicense Agreement (the “License Agreement”) with Next Dimension Technologies, Inc. (“NDT”). The License Agreement grants the Company a worldwide right to the patents licensed by NDT from the California Institute of Technology. The License Agreement grants both exclusive and non-exclusive patent rights. The license granted in the License Agreement permits the Company to make, have made, use, sell and offer for sale sublicensed products in the field of use. The License Agreement continues until the expiration, revocation, invalidation or enforceability of the rights licensed. The License Agreement provides for the payment of a license fee and royalty payments by CDx to NDT. The License Agreement also contains minimum royalty payments and milestone payments by CDx to NDT. NDT has a right to terminate the License Agreement in the event of an uncured breach by CDx; the insolvency or bankruptcy of CDx; or if CDx does not meet certain productivity milestones. The License Agreement also contains representations, warranties and indemnity obligations for each of CDx and NDT. In connection with the License Agreement, on May 19, 2015, CDx and NDT also executed an Amended Amendment No. 4 (the “Amended Amendment No. 4”) to the Joint Development Agreement, dated as of November 1, 2013, between CDx and NDT, which extended the date of negotiation for the License Agreement through May 19, 2015.

F-35

MyDx, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

In March 2014, the Company entered into a Joint Venture Agreement with AZ Med Testing (“AZMED”) for the purpose of co-developing a database that will correlate the sensor derived chemical data with end-user derived feedback information. As part of the agreement, AZMED received options to purchase 250,000 shares of common stock in July 2014. AZMED will also receive a perpetual license to the developed software. Any intellectual property that is developed will be shared by the Company and AZMED. During the six months ended June 30, 2015 and 2014, the Company incurred zero costs related to this agreement.

Litigation

In the normal course of business, the Company may be subject to other legal proceedings, lawsuits and other claims. Although the ultimate aggregate amount of probable monetary liability or financial impact with respect to these matters is subject to many uncertainties and is therefore not predictable with assurance, the Company’s management believes that any monetary liability or financial impact to the Company from these other matters, individually and in the aggregate, would not be material to the Company’s financial condition, results of operations or cash flows. However, there can be no assurance with respect to such result, and monetary liability or financial impact to the Company from these other matters could differ materially from those projected.

10.	Income taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Management evaluates the need to establish a valuation allowance for deferred tax assets based upon the amount of existing temporary differences, the period in which they are expected to be recovered, and expected levels of taxable income. A valuation allowance to reduce deferred tax assets is established when it is more-likely-than-not that some or all of the deferred tax assets will not be realized. Based on the Company’s net losses in prior years, management has determined that a full valuation allowance against the Company’s net deferred tax assets is appropriate.

Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has elected to classify interest and penalties as a component of its income tax provision. With respect to the liability for unrecognized tax benefits, including related estimates of penalties and interest, the Company did not record a liability for unrecognized tax benefits for the six months ended June 30, 2015 and December 31, 2014, respectively. The Company does not expect any changes to its unrecognized tax benefit for the next twelve months that would materially impact its consolidated financial statements.

F-36

CDx, Inc.

____________

C o n t e n t s

F-37

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

CDx, Inc.

We have audited the accompanying balance sheets of CDx, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2014 and the period from September 16, 2013 (date of inception) to December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CDx, Inc. as of December 31, 2014 and 2013 and the results of its operations and its cash flows for the year ended December 31, 2014 and the period from September 16, 2013 (date of inception) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Burr Pilger Mayer, Inc.
San Jose, California
April 7, 2015

F-38

CDx, Inc.

Balance Sheets

as of December 31, 2014 and 2013

____________

	2014	2013
ASSETS
Current assets:
Cash	$745,446	$150
Prepaid expenses and other current assets	293,809	-
Total current assets	1,039,255	150
Property and equipment, net	103,643	-
Other assets	6,430	-
Total assets	$1,149,328	$150

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$526,968	$-
Customer deposits	129,871	-
Accrued liabilities	462,202	-
Accrued liabilities - related party	-	1,879
Loan payable to officer	-	150
Convertible notes payable	1,974,058	-
Total current liabilities	3,093,099	2,029
Warrant liability	266,524	-
Total liabilities	3,359,623	2,029

Commitments and contingencies (Note 8)

Stockholders’ deficit:
Series A convertible preferred stock, $0.001 par value, 3,000,000 shares authorized; 1,620,000 and zero shares issued and outstanding as of December 31, 2014 and 2013, respectively; aggregate liquidation preference of $810,000 as of December 31, 2014	1,620	-
Series B convertible preferred stock, $0.001 par value, 20,000,000 shares authorized; 597,725 and zero shares issued and outstanding as of December 31, 2014 and 2013, respectively; aggregate liquidation preference of $986,246 as of December 31, 2014	598	-
Common stock, $0.005 par value, 41,000,000 shares authorized; 10,059,000 and zero shares issued and outstanding as of December 31, 2014 and 2013, respectively	50,295	-
Additional paid-in capital	1,267,459	-
Accumulated deficit	(3,530,267)	(1,879)
Total stockholders’ deficit	(2,210,295)	(1,879)
Total liabilities and stockholders’ deficit	$1,149,328	$150

F-39

CDx, Inc.
Statements of Operations

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

	2014	2013
Operating expenses:
Research and development	$1,539,392	$-
Sales and marketing	750,480	-
General and administrative	1,009,827	1,879
Total operating expenses	3,299,699	1,879
Loss from operations	(3,299,699)	(1,879)
Interest expense, net	(227,539)
Loss before provision for income taxes	(3,527,238)	(1,879)
Provision for income taxes	1,150
Net loss	$(3,528,388)	$(1,879)

Net loss per share:
Basic and diluted	$(0.44)

Weighted-average shares used in computing net loss per share
Basic and diluted	8,038,989

F-40

CDx, Inc.

Statements of Stockholders’ Deficit

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of September 16, 2013	-	$-	$-	$-	$-	$-	$-
Net loss	-	-	-	-	-	(1,879)	(1,879)
Balances as of December 31, 2013	-	-	-	-	-	(1,879)	(1,879)
Issuance of common stock	-	-	10,050,000	50,250	-	-	50,250
Issuance of convertible preferred stock, net	2,217,725	2,218	-	-	1,018,337	-	1,020,555
Proceeds from exercise of stock options	-	-	9,000	45	675	-	720
Fair value of common stock warrants	-	-	-	-	60,917	-	60,917
Stock-based compensation	-	-	-	-	187,530	-	187,530
Net loss	-	-	-	-	-	(3,528,388)	(3,528,388)
Balances as of December 31, 2014	2,217,725	$2,218	10,059,000	$50,295	$1,267,459	$(3,530,267)	$(2,210,295)

The accompanying notes are an integral part of these financial statements.

F-41

CDx, Inc.

Statements of Cash Flows

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

	2014	2013
Cash flows from operating activities:
Net loss	$(3,528,388)	$(1,879)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20,452	-
Loss on impairment of fixed assets	15,833
Convertible note issued in exchange for services	191,000	-
Common stock issued in exchange for services	50,250	-
Stock-based compensation	187,530	-
Interest expense related to amortization of debt issuance costs and debt discount	176,226	-
Changes in assets and liabilities:
Prepaid expenses and other assets	(54,122)	-
Accounts payable and accrued liabilities	987,291	1,879
Customer deposits	129,871	-
Net cash used in operating activities	(1,824,057)	-
Cash flows from investing activities:
Purchases of property and equipment	(120,928)	-
Net cash used in investing activities	(120,928)	-
Cash flows from financing activities:
Proceeds from the issuance of note payable - related party	40,000	150
Repayment of note payable - related party	(40,150)	-
Proceeds from the exercise of stock options	400
Proceeds from the issuance of convertible notes payable, net of issuance costs	1,612,952	-
Proceeds from the issuance of convertible preferred stock, net of issuance costs	1,077,079	-
Net cash provided by financing activities	2,690,281	150
Net increase in cash	745,296	150
Cash, beginning of period	150	-
Cash, end of period	$745,446	$150
Supplemental cash flow information:
Interest paid	$3,000	$-
Noncash financing activity:
Issuance of convertible note payable in exchange for website development costs	$19,000	$-
Conversion of convertible note payable to preferred stock	$210,000	$-
Fair value of common stock warrants issued with convertible notes payable	$60,917	$-
Fair value of preferred stock warrants issued with preferred stock	$266,524	$-

The accompanying notes are an integral part of these financial statements.

F-42

CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

1.	Organization and Nature of Business

CDx, Inc. (the “Company”) was incorporated under the laws of the state of Delaware on September 16, 2013 (date of inception). The Company is an early-stage science and technology company and plans to develop nanotechnology to accurately measure chemicals of interest in any solid, liquid, or gas sample, anywhere, anytime.

The Company’s first product, MyDx, is a lab in the palm of one’s hands. Using one device with interchangeable sensors, MyDx will allow consumers to test for pesticides in food, fruits, herbs, plants and vegetables; chemicals in water; and, toxins in the air. MyDx leverages technology developed at the California Institute of Technology in Pasadena, California, for the Jet Propulsion Laboratory, used by NASA and funded by the Bill & Melinda Gates Foundation for other applications. Acting as an electronic nose, MyDx is engineered to detect molecules in vapor. The analyzer itself has a user friendly interface designed to easily communicate with any iOS or Android smartphones. Once the app is downloaded and the device is synced to the smartphone, a sample can be placed in the sample chamber, which can be stimulated to release the chemicals of interest into the vapor phase for detection. Over the course of the next 24 months, the MyDx team will be rolling out different sensors, the first of which is programmed to test for the presence of specific analytes and chemical constituents in fruits, herbs, plants and vegetables. Using the associated app, MyDx will allow consumers to determine the concentrations of specific analytes and chemical constituents in their samples.

2.	Liquidity

The Company has had no revenues since inception in September 2013. The Company currently has limited working capital, and has not completed its efforts to establish a source of revenues sufficient to cover operating costs. The Company has a limited operating history and its prospects are subject to risks, expenses and uncertainties frequently encountered by early-stage companies. These risks include, but are not limited to, the uncertainty of availability of financing and the uncertainty of achieving future profitability. Management anticipates that the Company will be dependent, for the near future, on investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise funds through the capital markets. There can be no assurance that such financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise capital or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

3.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-43

CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

3.	Summary of Significant Accounting Policies, continued

Concentration of Credit Risk

The Company’s policy is to place its cash with high credit quality financial instruments and institutions and limit the amounts invested with any one financial institution or in any type of instrument. Deposits held with banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents. As of December 31, 2014 and 2013, the Company held no cash equivalents.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the useful life as follows:

Internal-use software	3 years
Equipment	5 years
Computer equipment	3 to 7 years
Furniture and fixtures	5 to 7 years
Leasehold improvements	Shorter of life of asset or lease

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations in the period realized. Maintenance and repairs are changed to operations as incurred.

Accounting for Website Development Costs

The Company capitalizes certain external and internal costs, including internal payroll costs, incurred in connection with the development of its website. These costs are capitalized beginning when the Company has entered the application development stage and cease when the project is substantially complete and is ready for its intended use. The Company capitalized costs of $58,870 and zero during the year ended December 31, 2014 and the period September 16, 2013 to December 31, 2013, respectively. The website development costs are amortized using the straight-line method over the estimated useful life of three years. During the year ended December 31, 2014, the Company wrote-off $15,833 related to previously capitalized website development costs as the original website was discarded.

F-44

CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

3.	Summary of Significant Accounting Policies, continued

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheets. No such impairment was noted for any of the periods presented, except for the write-off of website development costs.

Fair Value of Financial Instruments

The Company recognizes and discloses the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurable date.

Level 2	Inputs, other than quoted prices included in Level 1, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what participants would use in pricing the asset or liability at the measurement date.

The carrying amounts of the Company’s financial assets and liabilities, including cash, other receivables, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying value of the Company’s convertible notes payable approximates fair value based upon borrowing rates currently available to the Company for loans with similar terms.

Research and Development Costs

Research and development costs are charged to expense as incurred. These costs consist primarily of salaries and direct payroll-related costs. It also includes purchased materials and services provided by independent contractors, software developed by other companies and incorporated into or used in the development of the Company’s final products.

F-45

CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

3.	Summary of Significant Accounting Policies, continued

Income Taxes

Deferred tax assets and liabilities are recognized for expected future consequences of events that have been included in the financial statements or tax returns. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Revenue Recognition

The Company will recognize revenue from product sales upon shipment if evidence of an arrangement exists, the fee is fixed or determinable, collection of the resulting receivable is reasonably assured and title and risk of loss have passed. If those criteria are not met, then revenue will not be recognized until all of the criteria are satisfied.

Customer Deposits

The Company accounts for funds received from crowdfunding campaigns and pre-sales as a liability on the balance sheets as the investments made entitle the investor to apply these funds towards future shipments once the product has been developed and available for commercial use.

Stock-Based Compensation

The Company accounts for stock-based awards granted to employees based on the fair value of the award measured at the grant date. Accordingly, stock-based compensation is recognized in the statements of operations as an operating expense over the requisite service period. The Company uses the Black-Scholes option pricing model adjusted for the estimated forfeiture rate for the respective grant to determine the estimated fair value of stock-based compensation arrangements on the date of grant and expenses this value ratably over the requisite service period of the stock option. The Black-Scholes option pricing model requires the input of highly subjective assumptions. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of the Company’s stock options. In addition, management will continue to assess the assumptions and methodologies used to calculate estimated fair value of stock-based compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies for future grants, and which could materially impact the Company’s fair value determination.

For equity instruments granted to non-employees, excluding non-employee directors, the Company records the expense of such services based on the estimated fair value of the equity instrument. If the equity instrument is a stock option, the Company uses the Black-Scholes option pricing model to determine the fair value. Assumptions used to value the equity instruments are consistent with equity instruments issued to employees as the terms of the awards are similar and are subject to periodic adjustments as the underlying equity instruments vest. The Company recognizes the fair value of the equity instruments as expense over the term of the service agreement and remeasures that fair value as the equity instruments vest.

F-46

CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

3.	Summary of Significant Accounting Policies, continued

Warrant Liability

The Company accounts for its freestanding warrant for shares of the Company’s convertible preferred stock as a liability at fair value on the balance sheets because the warrants are potentially redeemable. The warrants are remeasured at each balance sheet date with any changes in fair value being recognized as a component of interest expense, net on the statements of operations.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investment owners and distributions to owners. For the periods presented, comprehensive loss did not differ from net loss.

Collaborative Arrangements

The Company and its collaborative partners are active participants in the collaborative arrangements and both parties are exposed to significant risks and rewards depending on the commercial success of the activity. The Company records all expenses related to collaborative arrangements as research and development expense in the statements of operations as incurred.

Net Loss per Share

Basic net loss per share is computed using the weighted-average number of common shares outstanding. The number of shares used in the computation of diluted net loss per share is the same as those used for the computation of basic net loss per share as the inclusion of dilutive securities would be anti-dilutive because the Company is in a loss position for the periods presented. Potentially dilutive securities are composed of the incremental common shares issuable upon the exercise of stock options and the conversion of convertible preferred stock.

For the year ended December 31, 2014, options to purchase 1,937,979 shares of common stock, 2,217,725 shares of convertible preferred stock, warrants to purchase 683,200 shares of Series B convertible preferred stock, and warrants to purchase 760,000 shares of common stock have been excluded from the calculation of net loss per share because the inclusion would be anti-dilutive. The Company did not issue any common stock equivalents during the period from September 16, 2013 to December 31, 2013.

F-47

CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

3.	Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to determine whether there is substantial doubt about a company’s ability to continue as a going concern. ASU 2014-15 differs from the current application requirements in auditing standards by defining “substantial doubt;” requiring the management going concern assessment every interim and annual period; providing guidance for considering management’s plans to alleviate the doubt; requiring certain disclosures when those plans do alleviate the going concern doubt; requiring an express statement about the substantial doubt and certain disclosures when the plans do not alleviate the going concern doubt; and requiring an assessment of substantial doubt for one year after the date that the financial statements are issued. ASU 2014-15 will be effective for fiscal years ending after December 15, 2016, with early application permitted. The Company is currently evaluating the impact that this standard will have on its financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance is effective for non-public entities for reporting periods beginning after December 15, 2017, and interim and annual reporting periods thereafter. Non-public entities have the option to adopt at the same time as public entities which is for reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact of the amended guidance on its financial position, results of operations and cash flows.

4.	Fair Value Measurements

The following table sets forth the fair value of the Company’s financial liabilities measured at fair value on a recurring basis as of December 31, 2014:

	Fair Value Measurements as of December 31, 2014
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$-	$-	$266,524	$266,524

The Company had no financial assets measured at fair value on a recurring basis as of December 31, 2014. The Company had no financial assets or liabilities measured at fair value on a recurring basis as of December 31, 2013.

F-48

CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

4.	Fair Value Measurements, continued

The change in the fair value of the warrant liability that falls under Level 3 of the valuation hierarchy is summarized below:

Fair value as of January 1, 2014	$-
Issuance of warrants	266,524
Change in fair value during the year	-
Fair value as of December 31, 2014	$266,524

The following table describes the valuation techniques used to calculate fair value for Level 3 liabilities. For Level 3 liabilities, the Company determines the fair value measurement valuation policies and procedures. Annually, the Board. of Directors assess and approve the fair value measurement policies and procedures. At least annually, the Company determines if the current valuation techniques used in the fair value measurements are still appropriate and evaluates and adjusts the unobservable inputs used in the fair value measurements based on current market conditions and third-party information.

	Fair Value as of December 31,	Valuation	Unobservable	Range (Weighted-
	2014	Techniques	Inputs	Average)
Warrant liability	$266,524	Black-Scholes	Fair Value of	$1.10
		Option Pricing	Preferred Stock	$(1.10)
		Model
			Volatility	37.7%
				(37.7%)

5.	Property and Equipment, net

The Company’s property and equipment, net consist of the following as of December 31, 2014:

Computer equipment	$73,290
Website development costs	39,870
Software	5,991
Furniture and fixtures	1,777
120,928
Less accumulated depreciation and amortization	(17,285)
$103,643

Depreciation and amortization expense was $20,452 and zero for the year ended December 31, 2014 and the period from September 16, 2013 to December 31, 2013.

F-49

CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

6.	Debt

Loan Payable to Officer

In September 2013, an officer loaned the Company $150 to open bank accounts. The loan was unsecured, non-interest bearing and due on demand. The loan was repaid during the year ended December 31, 2014.

The balance due to the officer was zero and $150 as of December 31, 2014 and 2013, respectively.

Note Payable – Related Party

In January 2014, the Company executed a $40,000 note payable to a related party of the Company. The note was non-interest bearing with a fixed transaction fee and a maturity date of April 10, 2014. The Company repaid the $40,000 during the quarter ended June 30, 2014.

Convertible Note Payable – Related Party

In March 2014, the Company issued a convertible note payable to a related party in exchange for intellectual property, prototypes, and website development costs for a total value of $210,000. The convertible note payable was converted into convertible preferred stock during the quarter ended June 30, 2014.

Convertible Notes

In August, September and October 2014, the Company issued $2,000,000 in convertible subordinated promissory notes (the “Notes”) to accredited investors. The Notes are subordinated to all existing indebtedness of the Company. The annual interest rate of 8% is payable semi-annually on December 31 and June 30. The maturity date of the Notes is June 30, 2015, at which time all unconverted principal and accrued but unpaid interest under the Notes is due and payable. The Notes may be prepaid at any time upon written notice to the Note holders. As of December 31, 2014, the amount outstanding in connection with the Notes is $2,000,000.

Principal and all accrued unpaid interest on the Notes shall be automatically converted into the securities to be sold in a qualified financing, which is an offering of equity securities, or debt securities convertible into equity, in which a minimum of $2,500,000 in gross proceeds is raised. Should a liquidity event occur prior to the conversion or repayment of the notes, the Company will pay the holder an amount equal to 150% of the outstanding principal amount plus any accrued interest due under the Notes upon the closing of the liquidity event. The Company has elected the fair value option to value this instrument and determined that the value of the instrument is not material and, as such, has not recorded a liability on the Company’s financial statements as of December 31, 2014.

In conjunction with the issuance of the Notes, the holders of the Notes are entitled to receive warrants to purchase 500,000 shares of common stock at an exercise price of $1.10 per share. The fair value of these warrants as of the date the financing was closed was $40,077 and was recorded as a debt discount and included in convertible notes payable on the balance sheets. The fair value of these warrants is being amortized to interest expense ratably through the maturity date. Total interest expense related to the amortization of the fair value of the warrants for the year ended December 31, 2014 was $14,135. The unamortized fair value of the warrants was $25,942 as of December 31, 2014.

F-50

CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

6.	Debt, continued

Convertible Notes, continued

In connection with the issuance of the Notes, the private placement agent was entitled to receive warrants to purchase 260,000 shares of common stock at an exercise price of $1.10 per share. The fair value of these warrants as of the date the financing was closed was $20,840 and, together with other fees and legal costs to obtain the Notes, was recorded as debt issuance costs in the amount of $407,888 and included in prepaid expense and other current assets on the balance sheets. These debt issuance costs are being amortized to interest expense ratably through the maturity date. Amortization of the debt issuance costs was $162,091 for the year ended December 31, 2014. The unamortized debt issuance costs were $245,797 as of December 31, 2014.

7.	Stockholders’ Deficit

Common Stock

During the year ended December 31, 2014, the Company issued 10,050,000 shares of common stock for services rendered valued at $50,250.

Each holder of a share of common stock is entitled to one vote.

Preferred Stock

In April and May 2014, the Company issued 1,200,000 shares of Series A convertible preferred stock (“Series A”) at $0.50 per share for total proceeds received of $600,000. The Company issued an additional 420,000 shares of Series A as the result of the conversion of the convertible note payable due to a related party.

In December 2014, the Company issued 597,725 shares of Series B convertible preferred stock (“Series B”) at $1.10 per share for total proceeds of $657,500. At the same time, the Company issued warrants to purchase 683,200 shares of Series B at an exercise price of $1.10. The fair value of these warrants as of the date the financing was closed was $266,524 and was recorded as a warrant liability on the balance sheets.

The Company incurred issuance costs of $446,945 relating to the issuance of Series A and Series B.

The holders of preferred stock have various rights and preferences as follows:

Dividends

Dividends are non-cumulative. Holders of preferred stock are entitled to receive, when and if declared by the Board of Directors on a pari passu basis, cash dividends at an annual rate of $0.04 per share for Series A and $0.088 per share for Series B. Dividends will be payable only when and if declared by the Board of Directors. All dividends declared for the preferred shares must be paid before any dividends are paid to common stockholders. If any dividends are paid to common stockholders, at least an equal amount shall also be paid to the preferred stockholders. Any dividend preference of any series of preferred stock may be waived, in whole or in part, by the vote of the holders of the majority of the outstanding shares of such series.

F-51

CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

7.	Stockholders’ Deficit, continued

Liquidation Preferences

Upon liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the preferred stockholders are entitled to receive an amount per share equal to $0.50 for Series A and $1.65 for Series B (as adjusted for any stock dividends, stock splits or recapitalization and similar events), plus all declared and unpaid dividends, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of preferred stock. If upon the liquidation event, there are insufficient funds to permit the payment to stockholders of the full preferential amounts, then the entire assets and funds of the Company will be distributed ratably among the holders of preferred stock. After payment of the full liquidation preference to the preferred stockholders, the remaining assets shall be distributed ratably to the common stockholders.

Conversion

Each share of preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance into fully paid and non-assessable shares of common stock as determined by dividing the applicable original issue price for such series by the conversion price for such series.

Each share of preferred stock shall automatically be converted into shares of common stock at the respective conversion price immediately upon the earlier of (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933 covering the offering and sale of the Company’s common stock provided the aggregate gross proceeds to the Company and/or selling stockholders are not less than $30,000,000 prior to underwriters’ commissions and expenses, (ii) immediately prior to the closing of a merger approved by the Board of Directors pursuant to which the then current stockholders of the Company become stockholders of a public company, or (iii) upon receipt of a written request for conversion from the holders of a majority of the voting power of the outstanding shares of preferred stock.

Voting Rights

The holders of each share of Series A have voting rights equal to twenty times the number of shares of common stock into which the Series A held by such holder could be converted. The holders of each share of Series B have voting rights equal to the number of shares of common stock into which it is convertible.

F-52

CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

7.	Stockholders’ Deficit, continued

2014 Equity Incentive Plan

In June 2014, the Company adopted the 2014 Equity Incentive Plan (the “2014 Plan”), and reserved 2,059,412 shares of common stock for issuance under the 2014 Plan. In October 2014, the reserved shares for issuance under the 2014 Plan were increased to 5,059,412. Under the 2014 Plan, employees, directors or consultants may be granted nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units to purchase shares of the Company’s common stock. Only employees are eligible to receive incentive stock options (“ISO”) to purchase common stock. Vesting and exercise provisions are determined by the Board of Directors at the time of grant. The options generally expire ten years from the date of grant. ISOs granted to a participant who, at the time the ISO is granted, has more than 10% of the voting power between all classes of stock, will expire five years from the date of grant. Options vest at various rates ranging from immediately to three years. As of December 31, 2014, options to purchase 3,112,433 shares were available under the 2014 Plan for issuance.

A summary of stock option activity under the Company’s stock option plan for the year ended December 31, 2014 was as follows:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)
Outstanding as of January 1, 2014	-	$-	-
Granted	2,016,562	0.08
Cancelled	(69,583)	0.08
Exercised	(9,000)	0.08
Outstanding as of December 31, 2014	1,937,979	$0.08	9.5
Options vested and expected to become vested as of December 31, 2014	1,937,979	$0.08	9.5
Options vested and exercisable as of December 31, 2014	1,083,000	$0.08	9.5

Total employee stock-based compensation expense recognized by the Company for the year ended December 31, 2014 and the period from September 16, 2013 to December 31, 2013 was $27,906 and zero, respectively. No tax benefits were recognized in the year ended December 31, 2014 and the period from September 16, 2013 to December 31, 2013.

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CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

7.	Stockholders’ Deficit, continued

2014 Equity Incentive Plan, continued

Total unrecognized compensation expense from employee stock options as of December 31, 2014 was $29,516 and will be recognized over an average recognition period of 1.5 years.

For the year ended December 31, 2014, the Company granted options to non-employees to purchase 435,000 shares of common stock in exchange for services at an exercise price of $0.08 per share. Stock-based compensation expense related to the stock options granted to non-employees was $159,624 and zero for the year ended December 31, 2014 and the period from September 16, 2013 to December 31, 2013, respectively. The Company believes that the fair value of the stock options is more reliably measureable that the fair value of the consulting services received.

Additional Stock Plan Information

The Company’s fair value calculations for stock-based awards under the 2014 Plan were made using the Black-Scholes option pricing model for the year ended December 31, 2014 with the weighted-average assumptions set forth in the following table. Volatility is based on historical volatility rates obtained for certain public companies that operate in the same or related businesses as that of the Company since there is no market for or historical volatility data for the Company’s common stock. The risk-free interest rate is determined by using a U.S. Treasury rate for the period that coincided with the expected term set forth. The Company uses a simplified method for “plain vanilla” share options in determining the expected term of an employee share option as its equity shares are not publicly traded.

The following assumptions were used in the estimated grant date fair value calculations for options granted to employees and consultants during the year ended December 31, 2014:

2014
Dividend yield	0.0%
Volatility	50.0%
Average risk-free interest rate	1.7% - 2.5%
Expected term, in years	4.8 - 10.0

The weighted-average grant date fair value for stock options granted during the year ended December 31, 2014 was $0.04 per share.

8.	Commitments and Contingencies

In September 2013, the Company leased a virtual office. The lease had a term of six months and then became month-to-month after the initial lease period.

In April 2014, the Company leased office space in San Mateo, California on a month-to-month basis for $750 per month.

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CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

8.	Commitments and Contingencies, continued

In May 2014, the Company entered into a six-month lease for office facilities in La Jolla, California. The lease is guaranteed by an officer and director of the Company. The monthly rent is $800 per month. In July 2014, the original lease was amended to increase the monthly rent to $1,325 per month. In September 2014, the Company added additional space at this location. The monthly rent for the additional space is $1,280 per month. In October 2014, the Company added additional space at this location. The monthly rent for the additional space is $1,130 per month. The lease term at this location became month-to-month as of December 31, 2014.

In September 2014, the Company leased additional office space in San Mateo, California for a three-month term. The monthly rent is $1,900 per month. The lease term at this location became month-to-month as of December 31, 2014.

Rent expense for the year ended December 31, 2014 and the period from September 16, 2013 to December 31, 2013 was $42,871 and $919, respectively.

Distribution and License Agreement and Joint Development Agreements

The Company entered into a Distribution and License Agreement with a third-party for the purpose of developing a sensor array to be used in the Company’s product. The Distribution and License Agreement has an initial term of ten years, but can be terminated earlier if the project does not meet the specifications of the Company. The Company will obtain exclusive rights to sell and distribute once a successful sensor prototype is developed. In exchange for a functional prototype, the Company will pay the third-party a 7% royalty on net sales. During the year ended December 31, 2014 and the period from September 16, 2013 to December 31, 2013, the Company incurred $10,000 and zero, respectively, in development costs related to the Distribution and License Agreement.

On November 1, 2013, the Company entered into a two-year Joint Development Agreement (the “Agreement”) with an unrelated third-party to develop chemical sensors and peripheral sensing equipment and software for the detection and characterization of cannabis and compounds associated with cannabis.

The Agreement provides for, among other things, any arising intellectual property rights (as defined) outside of the field (as defined), and any arising intellectual property rights relating to improvements to detection materials shall belong to the Joint Venture Developer.

The Agreement also provides that any arising intellectual property rights other than those covered above shall belong to the Company. To the extent that it is necessary to do so to enable the Company to use and exploit its respective arising intellectual property rights, the Joint Developer grants the Company a perpetual, irrevocable, exclusive, and royalty free license (including the right to assign the license and to grant sub-licenses) to use and exploit the Joint Developer’s arising intellectual property rights in the field. Under the terms of the Agreement, either party may cancel the Agreement as the specific tasks provided for in the Agreement have been completed or for causes specifically provided for in the Agreement. During the year ended December 31, 2014 and the period from September 16, 2013 to December 31, 2013, the Company has paid the Joint Developer $227,500 and zero, respectively, for development costs.

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CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

8.	Commitments and Contingencies, continued

Distribution and License Agreement and Joint Development Agreements, continued

In March 2014, the Company entered into a Joint Venture Agreement with AZ Med Testing (“AZMED”) for the purpose of co-developing a database that will correlate the sensor derived chemical data with end-user derived feedback information. As part of the agreement, AZMED received options to purchase 250,000 shares of common stock in July 2014. AZMED will also receive a perpetual license to the developed software. Any intellectual property that is developed will be shared by the Company and AZMED. During the year ended December 31, 2014, the Company incurred $13,937 in costs related to the development of the database.

9.	Income taxes

The components of the provision for income taxes are as follows:

	2014	2013
Current:
Federal	$-	$-
State	1,150	-
Total current	1,150	-

Deferred:
Federal	-	-
State	-	-
Total deferred	-	-
Total provision for income taxes	$1,150	$-

Deferred tax assets consist of the following:

	2014	2013
Deferred tax assets:
Capitalized start-up costs	$682,611	$-
Net operating losses	562,803	-
Other	11,534	-
Total deferred tax asset	1,256,948	-
Valuation allowance	(1,256,948)	-
Net deferred tax assets	$-	$-

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CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

9.	Income taxes, continued

Reconciliation of the statutory federal income tax to the Company’s effective tax:

	2014	2013
Tax at federal statutory rate	34.00%	34.00%
State taxes	(0.03%)	0.00%
Valuation allowance	(30.32%)	0.00%
Nondeductible items	(1.49%)	0.00%
Other	(2.19%)	(34.00%)
	(0.03%)	(0.00%)

The Company recognizes deferred tax assets for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. The Company records a valuation allowance to reduce the deferred tax assets to their estimated realizable value, when it is more-likely-than-not-that it will not be able to generate sufficient future taxable income to realize the net carrying value. The Company has recorded a full valuation allowance against its U.S. federal and state deferred tax assets due to its history of operating losses. The valuation allowance increased by $1,256,948 during the year ended December 31, 2014.

As of December 31, 2014, the Company had approximately $1.4 million of federal and state net operating loss carryforwards available to reduce future taxable income which will begin to expire in 2034 for federal and state purposes

As of December 31, 2014, the Company had research and development credit carryforwards of approximately $6,042 and $6,972 for federal and state income tax purposes, respectively. If not utilized, the federal research and development credit carryforwards will begin to expire in 2034. The state credits can be carried forward indefinitely.

The Tax Reform Act of 1986 and similar state provisions limit the use of net operating loss and research and development credit carryforwards in certain situations where equity transactions result in a change of ownership as defined by Internal Revenue Code Section 382. In the event the Company should experience an ownership change, as defined, utilization of its federal and state net operating loss carryforwards and credits could be limited and may expire unutilized.

The Company maintains liabilities for uncertain tax positions. These liabilities involve considerable judgment and estimation and are continuously monitored by management based on the best information available, including changes in tax regulations, the outcome of relevant court cases, and other information. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2014, the Company’s total amount of unrecognized tax benefit was approximately $5,578, of which none affect the effective tax rate. The Company does not expect its unrecognized benefits to change materially over the next 12 months.

The Company will be filing income tax returns with the United States federal government and the state of California beginning with the tax year 2014.

F-57

CDx, Inc.

Notes to Financial Statements

for the year ended December 31, 2014 and the

period from September 16, 2013 (date of inception) to December 31, 2013

____________

10.	Subsequent Events

In February 2015, convertible subordinated promissory notes and accrued interest totaling $2,075,332 were converted into 1,886,645 shares of Series B.

In February 2015, the Company signed a Debt Settlement Agreement with one of its developers to settle $97,871 in outstanding invoices in exchange for $25,000 in cash and $43,505 in common stock, which is equivalent to 39,550 shares valued at $1.10 per share.

In February 2015, the Company issued 1,308,400 shares of common stock to various vendors in exchange for services performed.

In March 2015, the Company approved an increase in the total shares available for issuance under the 2014 Plan to 6,200,000 shares.

During the first quarter of fiscal 2015, the Company received gross proceeds of $4,842,500 from the issuance of 4,402,272 shares of Series B convertible preferred stock (excluding the conversion of the convertible subordinated promissory notes).

The Company has evaluated all events subsequent to December 31, 2014 through April 7, 2015, the date these financial statements were issued, and, with the exception of the items noted above, nothing has occurred outside the normal course of its business operations.

F-58

MyDx, Inc.

Up to 18,408,814 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses relating to the registration of the securities registered hereby will be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC Registration fee	$2,353.01
Transfer agent’s fees and expenses	3,000.00
Legal fees and expenses	7,500.00
Accounting fees and expenses	20,000.00
Printing and mailing fees and expenses	2,000.00
Total	$34,853.01

Item 14. Indemnification of Directors and Officers

Nevada law and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our Board, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 15. Recent Sales of Unregistered Securities.

Upon the consummation of the Merger, on April 30, 2015, MyDx agreed to issue (i) 19,484,615 shares of common stock to the former CDx shareholders; (ii) 7,571,395 warrants to purchase MyDx shares in exchange for warrants held by the former CDx warrant holders; and (iii) 6,191,000options to purchase MyDx shares in exchange for options held by the former CDx options holders.

As of July 31, 2014, Andrejs Levaskovics, the Company’s President, Treasurer, sole Director and Secretary had advanced $5,217 to the Company.  This amount is payable upon demand, unsecured, non-interest bearing, has no term.

On May 14, 2013, we offered and sold 3,000,000 shares of common stock to Andrejs Levaskovics, our President, Treasurer, sole Director and Secretary at a purchase price of $0.001 per share, for aggregate proceeds of $3,000.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof and/or, with respect to the issuance of common stock upon conversion of debentures, Section 3(a)(9) thereof, and the rules and regulations promulgated thereunder, as transactions by an issuer not involving a public offering. All recipients of securities disclosed above were accredited or sophisticated and either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. Appropriate legends were affixed to the share certificates and instruments issued in such transactions.

Item 16. Exhibits

(a)	Exhibits.

See the Exhibit Index on the page immediately following the signature page of this registration statement for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 27, 2015.

MyDx, Inc.

By:	/s/ Daniel R. Yazbeck
Daniel R. Yazbeck
Chief Executive Officer

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Each person whose signature appears below hereby constitutes and appoints Daniel R. Yazbeck as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DANIEL R. YAZBECK	Chairman , Chief Executive Officer	October 27, 2015
Daniel R. Yazbeck	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ FEDERICO PIER
Federico Pier	Director	October 27, 2015

/s/ GEORGE A. JACKOBOICE, Jr.
George A. Jackoboice, Jr.	Director	October 27, 2015

/s/ STEPHEN M. KATZ
Stephen M. Katz	Director	October 27, 2015

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Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 9, 2015, by and among the Company, CDX Merge, Inc. and CDx, Inc.(1)
3.1	Articles of Incorporation (6)
3.2	Amendment to Articles of Incorporation (2)
3.3	Bylaws (6)
5.1	Opinion of The Doney Law Firm*
10.1	Joint Development Agreement, dated as of November 1, 2013, by and between CDx, Inc. and Next Dimension Technologies, Inc. (3)(4)
10.2	Patent Assignments, dated as of July 2, 2014, by and between CDx, Inc. and Richard Rouse.(4)
10.3	Employment Agreement, dated as of October 15, 2014, between CDx and Daniel Yazbeck (4)
10.4	Form of Series A Preferred Investor Rights Agreement, dated as of March 2014, by and among CDx and the investors party thereto. (4)
10.5	Form of Series B Preferred Stock and Warrant Purchase Agreement, dated as of October 2014, by and between CDx and the investors party thereto. (4)
10.6	Form of Registration Rights Agreement, dated as of October 2014, by and among CDx and the investors party thereto. (4)
10.7	Form of Series B Preferred Warrant (4)
10.8	2014 Equity Incentive Plan (4)
10.9	Office Lease dated April 1, 2015 (4)
10.10	Amendment No. 1 dated April 21, 2014 to Joint Development Agreement, dated as of November 1, 2013, by and between CDx, Inc. and Next Dimension Technologies, Inc.(3)(5)
10.11	Amendment No. 2 dated July 1, 2014 to Joint Development Agreement, dated as of November 1, 2013, by and between CDx, Inc. and Next Dimension Technologies, Inc.(3)(5)
10.12	Amendment No. 3 dated March 23, 2015 to Joint Development Agreement, dated as of November 1, 2013, by and between CDx, Inc. and Next Dimension Technologies, Inc.(3)(5)
10.13	Amendment No. 4 dated May 1, 2015 to Joint Development Agreement, dated as of November 1, 2013, by and between CDx, Inc. and Next Dimension Technologies, Inc.(5)
10.14	Amendment No. 5 dated May 5, 2015 to Joint Development Agreement, dated as of November 1, 2013, by and between CDx, Inc. and Next Dimension Technologies, Inc. (3)(5)
10.15	Exclusive Patent Sublicense Agreement dated April 24, 2015 between CDx, Inc. and Next Dimension Technologies, Inc. (7)
10.16	Amended Amendment No. 4 dated May 19, 2015 to Joint Development Agreement, dated as of November 1, 2013, between CDx, Inc. and Next Dimension Technologies, Inc. (7)
10.17	Offer Letter with Mr. Martinez dated September 9, 2015 (8)
10.18	Supply Agreement dated April 24, 2015 between CDx, Inc. and Next Dimension Technologies, Inc.*(9)
14.1	Code of Ethics (4)
23.1	Consent of Cutler & Co., LLC dated July 17, 2015*
23.2	Consent of Burr Pilger Mayer, Inc.
23.3	Consent of The Doney Law Firm (contained in Exhibit 5.1)
24.1	Power of Attorney (contained in the signature page)

*	Filed herewith

(1)	Incorporated by reference to the Company’s Form 8-K filed with the SEC on April 14, 2015.
(2)	Incorporated by reference to the Company’s Form 8-K filed with the SEC on April 29, 2015.
(3)	The Company has requested confidential treatment for portions of this agreement. Accordingly, certain portions of this agreement have been omitted in the version filed with this report and such confidential portions have been filed with the Securities and Exchange Commission.
(4)	Incorporated by reference to the Company’s Form 8-K filed with the SEC on May 5, 2015.
(5)	Incorporated by reference to the Company’s Form 8-K/A filed with the SEC on May 19, 2015.
(6)	Incorporated by reference to the Company’s Form S-1 filed with the SEC on October 15, 2013.
(7)	Incorporated by reference to the Company’s Form 8-K filed with the SEC on May 26, 2015.
(8)	Incorporated by reference to the Company’s Form 8-K filed with the SEC on September 14, 2015.
(9)	The Company has requested confidential treatment for portions of this agreement. Accordingly, certain portions of this agreement have been omitted in the version filed with this report and such confidential portions have been filed with the Securities and Exchange Commission.

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